PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-293957

1,600,354 ORDINARY SHARES,
145,844 WARRANTS TO PURCHASE ORDINARY SHARES AND
145,844 ORDINARY SHARES UNDERLYING WARRANTS

of

TNL MEDIAGENE

This prospectus relates to the resale from time to time by certain selling securityholders named in this prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of up to 1,600,354 ordinary shares, par value $0.002 per share, of TNL Mediagene (“TNL Mediagene Ordinary Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), comprising: (a) the offer and resale of up to 1,250,000 TNL Mediagene Ordinary Shares by 3i, LP (“3i”), which may be issued pursuant to the Second Note (as defined below) issued to 3i on December 8, 2025; (b) the offer and resale of up to 300,354 TNL Mediagene Ordinary Shares (the “2025 PIPE Shares”) issued to certain third-party investors and their permitted transferees (the “2025 PIPE Investors”); and (c) the offer and resale of up to 50,000 TNL Mediagene Ordinary Shares (the “2025 Vendor Shares”) issued or to be issued to certain third-party service providers and their permitted transferees (the “2025 Vendors”). We are also registering the offer and resale, from time to time of up to 145,844 3i Warrants (as defined below), and up to 145,844 TNL Mediagene Ordinary Shares issuable upon exercises of up to 145,844 3i Warrants by 3i. See “Selling Securityholders” for details of the Selling Securityholders.

Second Note and 3i Warrants

On November 25, 2024, we entered into the Securities Purchase Agreement with 3i (the “3i Note SPA”), pursuant to which we may issue senior convertible notes in the aggregate principal amount of up to $11,944,444 ($10,750,000 with an original issue discount of 10%). On December 13, 2024, we issued and sold a senior convertible note (the “Initial Note”) in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) under the 3i Note SPA to 3i. On November 11, 2025, we made the final payment for the Initial Note with the initial principal amount of $4,722,222, and the Initial Note was fully repaid on the same date.

On December 8, 2025, we and 3i entered into an Amendment to the 3i Note SPA (the “Amendment to the 3i Note SPA”) to modify certain terms applicable to the issuance of the senior convertible notes to be issued under the 3i Note SPA in the future, including revisions relating to maturity, installment payments, optional prepayment, and acceleration mechanics. Pursuant to the 3i Note SPA as amended by the Amendment to the 3i Note SPA, on December 8, 2025, we issued to 3i a senior convertible note in the principal amount of $1,666,667 ($1,500,000 with an original issue discount of 10%) (the “Second Note”), pursuant to which we may issue TNL Mediagene Ordinary Shares to 3i in lieu of the principal and interest payment of the Second Note in certain circumstances described in this prospectus. The Amendment to the 3i Note SPA and the Second Note include, among others, the following revised terms:

•        a maturity of 18 months from the date of issuance,

•        no installment payments during the initial six (6) months following the date of issuance,

•        our optional prepayment right subject solely to the make-whole amount and without any additional redemption premium, and

•        a limit on sale such that 3i shall limit the aggregate daily selling amount of the TNL Mediagene Ordinary Shares it receives from conversion of the Second Note pursuant to the higher of (i) 10% of the daily trading volume of the TNL Mediagene Ordinary Shares on the trading market, and (ii) $50,000.

In connection with the issuance of the Second Note, on December 8, 2025, we also issued to 3i a warrant to purchase a certain number of TNL Mediagene Ordinary Shares (the “3i Warrants”). The 3i Warrants have a term of five (5) years, with an exercise price equal to 125% of the initial conversion price of the Second Note, subject to customary adjustments. The 3i Warrants may be exercised for cash only at any time that a registration statement covering the resale of the underlying TNL Mediagene Ordinary Shares is effective and available; otherwise, the 3i Warrants may be exercised on a cashless basis.

We effected the Share Consolidation on December 22, 2025, and the number of TNL Mediagene Ordinary Shares purchasable under the 3i Warrants was adjusted to 145,844 TNL Mediagene Ordinary Shares, and the exercise price was adjusted to $3.2470 per share, calculated as 125% of the lowest volume-weighted average price during the period commencing the five consecutive trading days immediately preceding and through the five consecutive trading days immediately following the date of the Share Consolidation. Pursuant to the terms of the Second Note, the conversion price of the Second Note was also adjusted to $2.2949 per share, calculated as the average of the five lowest volume-weighted average prices during the fifteen consecutive trading days immediately following the date of the Share Consolidation.

See “Description of TNL Mediagene’s Share Capital and Articles of Association — Warrants —3i Warrants” for details of the 3i Warrants.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of TNL Mediagene Ordinary Shares by 3i.

2025 PIPE Shares

From time to time in 2025, we have issued and sold TNL Mediagene Ordinary Shares in private placements to 2025 PIPE Investors based on the prevalent market price at the time of sale. We are registering the offer and resale of up to 300,354 2025 PIPE Shares by the 2025 PIPE Investors. See “Selling Securityholders” for additional information regarding the 2025 PIPE Investors.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of TNL Mediagene Ordinary Shares by the 2025 PIPE Investors.

2025 Vendor Shares

From time to time in 2025, we have issued TNL Mediagene Ordinary Shares in private placements to 2025 Vendors as compensation for the services provided to us. We are registering the offer and resale of up to 50,000 2025 Vendor Shares by the 2025 Vendors. See “Selling Securityholders” for additional information regarding the 2025 Vendors.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or part of the securities registered hereby for resale from time to time through public or private transactions at either prevailing market prices or at privately negotiated prices. The securities are being registered to permit the Selling Securityholders to sell the securities from time to time, in amounts, at prices and on terms determined at the time the Selling Securityholders offer and sell the securities covered by this prospectus. The Selling Securityholders may offer and sell the securities covered by this prospectus through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. We will pay certain fees in connection with the registration of the securities and will not receive proceeds from the sale of the securities by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

TNL Mediagene Ordinary Shares are quoted on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TNMG.” On March 16, 2026, the closing price of TNL Mediagene Ordinary Shares was $2.32 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any TNL Mediagene Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in the section titled “Risk Factors” beginning on page 9 of this prospectus and of our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on April 30, 2025 (the “2024 Annual Report”) incorporated by reference herein.

The date of this prospectus is March 16, 2026

Neither we nor the Selling Securityholders have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor Selling Securityholders take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders are offering securities only in the United States and certain other jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under the laws of the Cayman Islands and a majority of our outstanding securities is owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”) we are currently, and expect to remain, eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

i

ABOUT THIS PROSPECTUS

This prospectus, which forms a part of a registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”) by TNL Mediagene, constitutes a prospectus of TNL Mediagene under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the TNL Mediagene Ordinary Shares and Warrants. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “TNL Mediagene” refer to TNL Mediagene together with its subsidiaries.

The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment, you should rely on the information contained in that particular prospectus supplement or post-effective amendment. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains estimates, projections and other information concerning TNL Mediagene’s industry, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, TNL Mediagene does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources they believe to be reliable but that the accuracy and completeness of such information is not guaranteed. TNL Mediagene has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which TNL Mediagene operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus include internal surveys, independent industry surveys and publications, including reports by Google Analytics, Semrush Holdings Inc., Statista GmbH, the U.S. Census Bureau and Pew Research Center and other third-party research and publicly available information.

Certain estimates of market opportunity, including internal estimates of the addressable market for TNL Mediagene and forecasts of market growth, included in this prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size of TNL Mediagene’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market TNL Mediagene estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this prospectus, TNL Mediagene’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and ℠ symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, tradenames or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

CERTAIN TERMS AND CONVENTIONS

Unless otherwise indicated or the context otherwise requires, all references in this registration statement on Form F-1 to the terms “TNL Mediagene,” the “Company,” “we,” “us” and “our” refer to TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries as the context requires.

Our consolidated financial statements are presented in U.S. dollars. All references in this registration statement on Form F-1 to “$,” “U.S. $,” “U.S. dollars” and “dollars” mean U.S. dollars, unless otherwise noted.

TNL Mediagene completed a merger with Blue Ocean Acquisition Corp. on December 5, 2024 and TNL Mediagene’s ordinary shares began trading on the Nasdaq Capital Market on December 6, 2024. Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 6, 2023, by and among TNL Mediagene, Blue Ocean Acquisition Corp., a Cayman Islands exempted company (“Blue Ocean”), and TNLMG, a Cayman Islands exempted company and wholly-owned subsidiary of TNL Mediagene (“Merger Sub”), Merger Sub merged with and into Blue Ocean, with Blue Ocean surviving the Merger as a wholly-owned subsidiary of TNL Mediagene (such company, as the surviving entity of the merger, the “Surviving Entity”). The transactions contemplated by the Merger Agreement are referred to herein collectively as the “Merger”. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Business Combination”), the shareholders of Blue Ocean became shareholders of TNL Mediagene.

Pursuant to the Merger Agreement described above, immediately prior to the consummation of the Merger, TNL Mediagene effected a reverse share split, whereby each of TNL Mediagene’s ordinary shares that were issued and outstanding was consolidated using a split factor of 0.112503707, such that each TNL Mediagene’s ordinary share will have a deemed value of $10.00 per share after giving effect to such reverse share split.

TNL Mediagene also effected a 1-for-20 reverse share split on December 22, 2025, and TNL Mediagene’s ordinary shares began trading on a post-consolidation basis on December 23, 2025. Unless noted otherwise, all ordinary share amounts set forth herein have been adjusted for such reverse share split.

Discrepancies in any table between totals and sums of the amounts listed herein are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period-on-period percentage changes with respect to our IFRS measures and operating metrics have been calculated using actual figures derived from our internal accounting records and not the rounded numbers contained in this prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this prospectus.

“Amended and Restated Warrant Agreement”

means an assignment, assumption and amended and restated warrant agreement, dated as of December 4, 2024, by and among Blue Ocean, TNL Mediagene, Continental Stock Transfer & Trust Company (“Continental”), Computershare Inc. and Computershare Trust Company, N.A. (collectively with Computershare Inc., “Computershare”), pursuant to which Blue Ocean and Continental respectively assigned to TNL Mediagene and Computershare as TNL Mediagene’s warrant agent all of their rights, title, interests, and liabilities and obligations in and under the warrant agreement, dated December 2, 2021, by and between Blue Ocean and Continental. A copy of the Amended and Restated Warrant Agreement is included as Exhibit 4.1 hereto.

“Ancillary Documents”	means each agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.
“Apollo”	means Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd., to whom Apollo SPAC Fund I, L.P. transferred its Blue Ocean Class B Shares.

“Blue Ocean Articles”	means the current amended and restated memorandum and articles of association of Blue Ocean
“Blue Ocean Class A Shares”	means Class A ordinary shares of Blue Ocean, par value $0.0001 per share.
“Blue Ocean Class B Shares”	means Class B ordinary shares of Blue Ocean, par value $0.0001 per share.
“Blue Ocean IPO”	means the initial public offering of Blue Ocean, which was consummated on December 7, 2021.
“Blue Ocean Private Placement Warrants”

means an aggregate of 4,709,604 warrants of Blue Ocean, calculated by 9,225,000 warrants sold to Sponsor and Apollo in the private placements consummated concurrently with the Blue Ocean IPO, less 750,000 warrants which were forfeited pro rata by Sponsor and Apollo at the Closing Date in accordance with the Sponsor Lock-Up and Support Agreement, less 3,765,396 warrants, representing 50% of private placement warrants held by the Sponsor immediately prior to the Closing forfeited by Sponsor on the Closing Date as adjusted by the Forfeiture Ratio in accordance with the Sponsor Lock-Up and Support Agreement, each entitling its holder to purchase one Blue Ocean Class A Share at an exercise price of $11.50 per share, subject to adjustment. Blue Ocean Private Placement Warrants have been assumed by TNL Mediagene and converted into TNL Mediagene Warrants on the Closing Date upon completion of the Merger.

“Blue Ocean Warrants”	means the Public Warrants and the Blue Ocean Private Placement Warrants.
“Cayman Companies Law”	means the Companies Act (as amended) of the Cayman Islands.
“Conversion”

means the issuance of an aggregate of 4,743,749 Blue Ocean Class A Shares by Blue Ocean upon the conversion of an equal number of Founder Shares on June 21, 2024. Of the 4,743,749 Blue Ocean Class A Shares issued in the Conversion, an aggregate of 4,353,749 Blue Ocean Class A Shares was issued to the Sponsor and an aggregate of 390,000 Blue Ocean Class A Shares was issued to Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and certain other holders of Founder Shares. The Sponsor retained one Founder Share.

“Earn-Out Shares”

means an aggregate of 136,321 TNL Mediagene Ordinary Shares issuable to the holders of Founder Shares within two years of the Closing in accordance with the Sponsor Lock-Up and Support Agreement, as part of the agreed consideration of the Merger in exchange for the 4,743,750 Founder Shares, as adjusted by the formula based on the Forfeiture Ratio in accordance with the Sponsor Lock-Up and Support Agreement.

“Effective Time”	means the effective time of the Merger.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Forfeiture Ratio”	means a ratio of 0.9812 used in the formulas for calculations of Blue Ocean Private Placement Warrants and Earn-Out Shares in accordance with to the Sponsor Lock-Up and Support Agreement.

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“Founder Shares”

means an aggregate of 4,743,750 Blue Ocean Class B Shares issued by Blue Ocean to the Sponsor prior to the Blue Ocean IPO and as result of the share capitalization on December 2, 2021, and the Blue Ocean Class A Shares issued or issuable upon the conversion of such Blue Ocean Class B Shares in accordance with the Blue Ocean Articles. For the avoidance of doubt, the Founder Shares include the 4,743,749 Blue Ocean Class A Shares issued to the Sponsor, Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and certain other shareholders of Blue Ocean in the Conversion.

“IFRS”	means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Merger Agreement”

means the Agreement and Plan of Merger, dated as of June 6, 2023, by and among Blue Ocean, TNL Mediagene, and Merger Sub as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of May 29, 2024 and Amendment No. 2 to the Agreement and Plan of Merger, dated as of October 23, 2024, a copy of each of which is attached to this registration statement as Exhibits 2.1, 2.2 and 2.3, respectively.

“Nasdaq”	means The Nasdaq Stock Market LLC or Nasdaq Capital Market as the context requires.
“Public Shares”	means all Blue Ocean Class A Shares issued in the Blue Ocean IPO.
“Public Warrants”

means the redeemable warrants of Blue Ocean issued in the Blue Ocean IPO, each entitling its holder to purchase one Blue Ocean Class A Share at an exercise price of $11.50 per share, subject to adjustment. Public Warrants have been assumed by TNL Mediagene and converted into TNL Mediagene Warrants on the Closing Date upon completion of the Merger.

“Reverse Share Split”

means the reverse share split to cause the deemed value of the outstanding TNL Mediagene Ordinary Shares immediately prior to the Effective Time to equal $10.00 on a fully diluted basis, based on TNL Mediagene’s implied valuation immediately before the consummation of the Merger.

“Securities Act”	means the Securities Act of 1933, as amended.
“Split Factor”	means a factor of 0.11059896 used in the Reverse Share Split completed immediately prior to the Effective Time.
“Sponsor”	means Blue Ocean Sponsor, LLC.
“Sponsor Lock-Up and Support Agreement”

means an amended and restated letter agreement dated June 6, 2023, by and among Sponsor, Apollo, certain members of Blue Ocean’s board of directors, management team and advisory board and certain other shareholders of Blue Ocean, amended by the Amendment No. 1 to the Sponsor Lock-Up and Support Agreement dated October 23, 2024 by and among Sponsor, Blue Ocean and TNL Mediagene and the Amendment No. 2 to the Sponsor Lock-Up and Support Agreement dated December 3, 2024 by and among Sponsor, Blue Ocean and TNL Mediagene, a copy of each of which is attached to this registration statement as Exhibits 10.1, 10.2 and 10.3, respectively.

“TNL Mediagene”	means TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries as the context requires
“TNL Mediagene A&R Articles”	means the amended and restated memorandum and articles of association of TNL Mediagene, adopted by special resolution dated December 2, 2025, a copy of which is included as Exhibit 3.1 hereto.
“TNL Mediagene Ordinary Shares”	means ordinary shares of TNL Mediagene with par value of $0.002 per share, quoted on The Nasdaq Capital Market under the symbol “TNMG.”
“TNL Mediagene Warrants”

means the warrants of TNL Mediagene into which the Blue Ocean Warrants have converted at the Effective Time, each whole warrant entitling its holder to purchase one TNL Mediagene Ordinary Share at a price of $230.00 per share, subject to adjustment.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents, including the Merger.
“U.S. Dollars,” “$,” or “US$”	means United States dollars, the legal currency of the United States.
“U.S. GAAP”	means generally accepted accounting principles in the United States.
“3i and Tumim Transactions”

means, collectively, the Securities Purchase Agreement dated November 25, 2024 between TNL Mediagene and 3i, LP (as amended from time to time, the “3i Note SPA”), a copy of which is included as Exhibit 10.4 hereto, the Amendment to the 3i Note SPA, a copy of which is included as Exhibit 10.5 hereto, the Ordinary Share Purchase Agreement dated November 25, 2024 between TNL Mediagene and Tumim Stone Capital, LLC (as amended from time to time, the “Tumim ELOC SPA”), a copy of which is included as Exhibit 10.6 hereto, the First Amendment, Second Amendment and the Third Amendment to the Tumim ELOC SPA, copies of which are included as Exhibits 10.7, 10.8 and 10.9 hereto, respectively, as well as the Initial Note under the 3i Note SPA, the Subsidiary Guarantee under the Initial Note, the Second Note under the 3i Note SPA, the Warrant in connection with the Second Note, the 3i Note RRA and the Tumim ELOC RRA, a form of which is included as Exhibit 10.10 hereto, as well as any transactions undertaken pursuant to these agreements.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

TNL Mediagene is Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at its core, TNL Mediagene operates media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through its trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, TNL Mediagene aims to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world. With its strong foundation in digital media, TNL Mediagene has prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives its clients higher return on advertising spending, and achieving audience growth by strengthening its audience share in its existing content categories, expanding into new content categories and growing into new geographic markets.

Recent Developments

3i and Tumim Transactions

On November 25, 2024, we entered into a securities purchase agreement (as amended from time to time, the “3i Note SPA”) with 3i, in the aggregate principal amount of up to $11,944,444 ($10,750,000 with an original issue discount of 10%), and the Tumim ELOC SPA with Tumim, pursuant to which we may, at our sole discretion, issue and sell to Tumim up to $30,000,000 of TNL Mediagene Ordinary Shares, subject to certain terms and conditions thereunder.

On December 13, 2024, we issued and sold the Initial Note in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) under the 3i Note SPA to 3i. The Initial Note accrues simple interest at six percent (6%) per annum until paid in full or converted pursuant to the terms thereof and will mature on the 12-month anniversary of the issue date. The Initial Note is guaranteed by a subsidiary guarantee under which each of TNL Mediagene’s subsidiaries jointly and severally, unconditionally and irrevocably guarantees TNL Mediagene’s obligations under the Initial Note, any other notes issued under the 3i Note SPA, the 3i Note SPA and other transaction documents, which was entered into on December 13, 2024. On December 13, 2024, we also entered into a registration rights agreement (the “3i Note RRA”) with 3i to provide certain customary registration rights to 3i. Pursuant to the registration rights granted to 3i under the 3i Note RRA, we filed the Prior F-1 Registration Statements.

Concurrently with the issuance of the Initial Note on December 13, 2024, we entered into a related registration rights agreement (the “Tumim ELOC RRA”) with Tumim to provide certain customary registration rights to Tumim in connection with the Tumim ELOC SPA. Pursuant to the registration rights granted to Tumim under the Tumim ELOC RRA, we filed the Prior F-1 Registration Statements and are filing this Registration Statement.

On June 13, 2025, we entered into the First Amendment and Second Amendment to the Tumim ELOC SPA and removed the requirement that the closing sale price of TNL Mediagene Ordinary Shares on the date we deliver any purchase notice under the Tumim ELOC SPA must be at least $1.00 per share.

On September 14, 2025, we entered into the Third Amendment to the Tumim ELOC SPA and revised the valuation method specified for Tumim’s purchases of TNL Mediagene Ordinary Shares to allow TNL Mediagene to elect to have the TNL Mediagene Ordinary Shares valued through a pricing valuation period of either one trading day or three trading days, in each case based on the market price and/or volume of the TNL Mediagene Ordinary Shares, with corresponding adjustments to the maximum purchase amount and purchase price at which Tumim will make purchases of the TNL Mediagene Ordinary Shares under the Tumim ELOC SPA.

On November 11, 2025, we made the final payment for the Initial Note with the initial principal amount of $4,722,222, and the Initial Note was fully repaid on the same date. For the repayments of the Initial Note, we have made cash payments totaling $1,535,473.45 and payments in shares totaling 500,111 TNL Mediagene Ordinary Shares.

As of the date of this prospectus, we have requested and Tumim has made ELOC Purchases totaling 394,047 Tumim ELOC Shares for an aggregate consideration of $2,609,849. Tumim has informed us that it has completed the resale of 400,000 Tumim ELOC Shares (including 5,952 Tumim Commitment Shares) registered under the Prior F-1 Registration Statements as of the date of this prospectus.

On December 8, 2025, we and 3i entered into an Amendment to the 3i Note SPA (the “Amendment to the 3i Note SPA”) to modify certain terms applicable to the issuance of the senior convertible notes to be issued under the 3i Note SPA in the future, including revisions relating to maturity, installment payments, optional prepayment, and acceleration mechanics. Pursuant to the 3i Note SPA as amended by the Amendment to the 3i Note SPA, on December 8, 2025, we issued to 3i a senior convertible note in the principal amount of $1,666,667 ($1,500,000 with an original issue discount of 10%) (the “Second Note”). The Amendment to the 3i Note SPA and the Second Note include, among others, the following revised terms:

•        a maturity of 18 months from the date of issuance,

•        no installment payments during the initial six (6) months following the date of issuance,

•        our optional prepayment right subject solely to the make-whole amount and without any additional redemption premium, and

•        a limit on sale such that 3i shall limit the aggregate daily selling amount of the TNL Mediagene Ordinary Shares it receives from conversion of the Second Note pursuant to the higher of (i) 10% of the daily trading volume of the TNL Mediagene Ordinary Shares on the trading market, and (ii) $50,000.

In connection with the issuance of the Second Note, on December 8, 2025, we also issued to 3i a warrant to purchase a certain number of TNL Mediagene Ordinary Shares (the “3i Warrants”). The 3i Warrants have a term of five (5) years, with an exercise price equal to 125% of the initial conversion price of the Second Note, subject to customary adjustments. The 3i Warrants may be exercised for cash only at any time that a registration statement covering the resale of the underlying TNL Mediagene Ordinary Shares is effective and available; otherwise, the 3i Warrants may be exercised on a cashless basis.

We effected the Share Consolidation on December 22, 2025, and the number of TNL Mediagene Ordinary Shares purchasable under the 3i Warrants was adjusted to 145,844 TNL Mediagene Ordinary Shares, and the exercise price was adjusted to $3.2470 per share, calculated as 125% of the lowest volume-weighted average price during the period commencing the five consecutive trading days immediately preceding and through the five consecutive trading days immediately following the date of the Share Consolidation. Pursuant to the terms of the Second Note, the conversion price of the Second Note was also adjusted to $2.2949 per share, calculated as the average of the five lowest volume-weighted average prices during the fifteen consecutive trading days immediately following the date of the Share Consolidation.

The foregoing description of the Amendment to the 3i Note SPA, the Second Note and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of each such document, forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

The agreements above and any transactions undertaken pursuant to them are referred to collectively in this prospectus as the “3i and Tumim Transactions”.

Digital Asset Treasury Strategy

On September 17, 2025, we announced a strategic initiative to integrate digital assets into our business model and to implement a digital asset treasury (“DAT”) strategy pursuant to which digital assets limited to Bitcoin, Ethereum and Solana will become part of TNL Mediagene’s treasury assets. We also announced the formation of a DAT advisory group to guide the oversight, evaluation and development of the DAT strategy.

To date, we have not purchased or held any digital assets, and we do not currently have plans to do so in the near future.

Nasdaq Minimum Bid Price Compliance and Reverse Share Split

On November 6, 2025, we received a staff determination letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that TNL Mediagene had not regained compliance by November 3, 2025 with the Minimum Bid Price Rule, which requires listed securities to maintain a minimum bid price of $1.00 per share, and that TNL Mediagene is not eligible for a second 180-day grace period. We have timely requested a hearing of determination before the Nasdaq Hearings Panel (the “Panel”), which automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. Pursuant to the Nasdaq Listing Rules, the Panel has the authority to grant an extension not to exceed 180 days from the date of the determination letter. The hearing occurred on December 16, 2025, and, on December 23, 2025, the Panel has granted us an extension to regain compliance until January 7, 2026. We effected a 1-for-20 reverse share split on December 22, 2025 (the “Share Consolidation”), and TNL Mediagene Ordinary Shares began trading on a post-consolidation basis on December 23, 2025. On January 7, 2026, we were deemed to have regained compliance, and on January 20, 2026, we received a compliance confirmation from the Panel confirming that we are in compliance with the continued listing requirements. The Panel has also determined to impose a discretionary panel monitor for a period of one year from the date of the compliance confirmation. If within that one-year monitoring period, we fail to maintain compliance with any continued listing requirement, the staff of the Listing Qualifications Department will not be permitted to grant additional time for us to regain compliance with respect to the deficiency, nor will we be afforded an applicable cure or compliance period pursuant to the Listing Rule 5810(c)(3). Instead, the staff of the Listing Qualifications Department will issue a delist determination letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable, as provided by Listing Rule 5815(d)(4)(C).

Emerging Growth Company

TNL Mediagene is, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, TNL Mediagene is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find TNL Mediagene’s securities less attractive as a result, there may be a less active trading market for TNL Mediagene’s securities and the prices of TNL Mediagene’s securities may be more volatile.

TNL Mediagene will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which TNL Mediagene has total annual gross revenue of at least $1.235 billion, or (c) in which TNL Mediagene is deemed to be a large accelerated filer, which means the market value of TNL Mediagene’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which TNL Mediagene has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

TNL Mediagene is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, TNL Mediagene is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies that are listed on the Nasdaq. For example, TNL Mediagene is not required to have a majority of the board consisting of independent directors nor have a compensation committee or regularly scheduled executive sessions with only independent directors each year. TNL Mediagene has elected to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, TNL Mediagene’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, TNL Mediagene is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Please see “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Private Issuer Status.”

Corporation Information

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. The mailing addresses of our principal executive offices are 4F, No. 88 Yanchang Road, Xinyi District, Taipei City 110, Taiwan and 23-2 Maruyamacho, Shibuya-ku Tokyo 150-0044 Japan. The telephone number of our principal executive office in Taiwan is +886-2-6638-5108 and the telephone number of our principal executive office in Japan is +81-(0)3-5784-6742. Our website address is https://www.tnlmediagene.com. The information on our website is not a part of this prospectus.

The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168.

Organization Structure

The following diagram illustrates our current corporate structure, which includes our subsidiaries and consolidated affiliated entities as of the date of this prospectus.

Summary Risk Factors

An investment in TNL Mediagene’s securities involves significant risks. Below is a summary of certain material risks we face, organized under relevant headings. These risks are discussed more fully under “Risk Factors” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus. You should carefully consider such risks before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks:

Risks Related to Our Operations and Industry

•        Adverse economic conditions in Japan, Taiwan and globally, including the potential onset of recession, could have a negative effect on our business, results of operations, financial condition, and liquidity.

•        Engagement with our digital media brands and content is critical to our success.

•        The market for digital advertising for brands is continuously and rapidly evolving. If this market develops more slowly or differently than we expect, or we fail to respond successfully to changes in the market, our business, growth prospects and financial condition could be adversely affected.

•        If we are unable to compete effectively with our competitors for users and advertising spend, our business and operating results could be harmed.

•        Our recurring losses from operations, negative working capital and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.

•        We derive a significant portion of our revenue from our relationships with the businesses to whom we provide digital media content and related advertising technology and data analytics services, including advertising and consumer data-related services, marketing services and other services.

•        TNL and Mediagene merged in May 2023 to form TNL Mediagene. We may not be able to successfully integrate the two businesses and may continue to incur significant costs to integrate with and support Mediagene. We also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene.

•        We have previously recognized impairments in the carrying value of intangible assets including goodwill. Additional such impairments in the future could negatively affect our financial condition and results of operations.

•        The loss of key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Risks Related to Our Technology, Security and Privacy

•        Our ability to attract and retain advertising clients depends on its ability to collect and use data and develop tools to enable it to effectively deliver and accurately measure advertisements on its platform.

•        If our security measures are breached, or users and advertisers, clients and other partners believe our security measures have been breached, our sites may be perceived as not being secure, users and advertisers may stop viewing our content or using our services, and our business and operating results could be harmed.

•        Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.

•        Our business may be adversely affected by the development, use, and potential misuse of generative AI in the digital media ecosystem.

•        The use of AI tools in our business may cause us brand or reputational harm, competitive harm, or legal liability.

Risks Related to Our Reliance on Third Parties

•        We derive a significant portion of our users from third-party platforms and online search engines. Changes to the standard terms, conditions and policies of these providers that link to, have distributed or may distribute our content, such as Google Search and Google Discover, could adversely affect our business.

•        Our business relies on certain trademarks, copyrights and other intellectual property rights that are licensed from third-party licensors. We do not control these rights and any loss of our rights to them could materially adversely affect our business.

•        We depend on Amazon Web Services (“AWS”) for the vast majority of our compute, storage, data transfer and other services. Any disruption of, degradation in or interference with our use of AWS could negatively affect our operations and harm our business, revenue and financial results.

Risks Related to Our Legal and Regulatory Environments

•        Our business is subject to complex and evolving laws and regulations of the jurisdictions in which we operate, primarily Japan and Taiwan. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in user growth and engagement with our brands and content, or otherwise harm our business.

•        Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our content, services and brand.

•        Our management has limited experience in operating a public company. We expect to incur significantly increased costs and devote substantial management time as a result of operating as a public company.

Risks Related to Doing Business in Japan and Taiwan

•        We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and mainland China that could negatively affect our business and hence the value of your investment.

•        Our business is subject to the risks of earthquakes, fire, power outages, floods, outbreaks of infectious diseases and other catastrophic events, and to interruption by man-made problems such as terrorism.

Risks Related to Ownership of Our Securities

•        The price of our securities, including TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, may be volatile, and the value of our securities may decline.

•        Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to fall.

•        As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

•        We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.

•        We may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in TNL Mediagene Ordinary Shares and subject us to additional trading restrictions.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of TNL Mediagene’s Share Capital and Articles of Association” section of this prospectus contains a more detailed description of TNL Mediagene’s securities. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus.

Issuer	TNL Mediagene
Resale of TNL Mediagene Ordinary Shares being registered on behalf of the Selling Securityholders
TNL Mediagene Ordinary Shares outstanding prior to the Offering	2,556,405 TNL Mediagene Ordinary Shares
TNL Mediagene Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders

Up to 1,746,198 TNL Mediagene Ordinary Shares, comprising (a) the offer and resale of up to 1,250,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Second Note issued to 3i on December 8, 2025; (b) the offer and resale of up to 300,354 2025 PIPE Shares issued to the 2025 PIPE Investors; (c) the offer and resale of up to 50,000 2025 Vendor Shares issued or to be issued to the 2025 Vendors; and (d) the offer and resale of up to 145,844 TNL Mediagene Ordinary Shares issuable upon exercises of up to 145,844 3i Warrants by 3i.

Maximum number of TNL Mediagene Ordinary Shares outstanding after the Offering

Up to 3,984,587 TNL Mediagene Ordinary Shares, assuming that (a) 1,250,000 TNL Mediagene Ordinary Shares, which may be issued pursuant to the Second Note issued to 3i on December 8, 2025; (b) 32,338 additional 2025 Vendor Shares, which may be issued to the 2025 Vendors; and (c) 145,844 TNL Mediagene Ordinary Shares issuable upon exercises of up to 145,844 3i Warrants are in each cash issued in full.

Terms of the Offering

The Selling Securityholders will determine when and how they will dispose of the securities being registered for resale by the Selling Securityholders registered under this prospectus. The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of Proceeds

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of TNL Mediagene Ordinary Shares by Tumim. However, we may receive up to $27.4 million in gross proceeds from sales of TNL Mediagene Ordinary Shares to Tumim that we may make under the Tumim ELOC SPA from time to time after the date of this prospectus. TNL Mediagene Ordinary Shares being offered by Tumim may be issued pursuant to the Tumim ELOC SPA, whereby we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to $27.4 million in TNL Mediagene Ordinary Shares at a purchase price described elsewhere in this prospectus. TNL Mediagene Ordinary Shares will be sold by us to Tumim in privately negotiated transactions exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act. See “Summary” for a description of the 3i and Tumim Transactions and “Selling Securityholders” for additional information regarding Tumim.
Market for TNL Mediagene Ordinary Shares	TNL Mediagene Ordinary Shares are traded on the Nasdaq under the symbol “TNMG”.
Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus and of our 2024 Annual Report incorporated by reference in this prospectus, and elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the risks described below and the other information incorporated by reference in this prospectus, including the section titled “Risk Factors” in our 2024 Annual Report incorporated by reference in this prospectus, together with the financial and other information contained in this prospectus, including the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional risks and uncertainties that are not presently known to TNL Mediagene or that they do not currently believe are important to an investor, if they materialize, also may adversely affect TNL Mediagene. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, TNL Mediagene’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of TNL Mediagene Ordinary Shares could decline, and you may lose part or all of the value of any TNL Mediagene Ordinary Shares that you hold.

Unless the context otherwise requires, throughout this section, references to “we,” “us,” and “our” refer to TNL Mediagene together as a group with its subsidiaries.

Risks Related to Our Operations and Industry

Our recurring losses from operations, negative working capital and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.

For the six months ended June 30, 2025, we had loss for the period of $4,321,935 and net operating cash outflow of $1,837,356 as well as negative working capital of $17,168,978 and accumulated deficit of $121,525,677 as of June 30, 2025. As a result, there is substantial doubt regarding our ability to continue as a going concern, and our audited consolidated financial statements for the fiscal year ended December 31, 2024 incorporated by reference in this prospectus and our unaudited condensed consolidated interim financial statements for the six months ended June 30, 2025 include disclosure regarding substantial doubt about our ability to realize our assets and discharge our liabilities in the normal course of business, and to continue as a going concern. Our financial statements were prepared assuming that we will continue as a going concern. The going concern basis of the presentation assumes that we will continue in operation for the foreseeable future and that a material uncertainty exists that we may be able to realize our assets and satisfy our liabilities in the normal course of business. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

Our ability to continue as a going concern is dependent, in part, on our ability to improve our operating conditions and raise additional capital through equity offerings or debt financings. We plan to actively expand our customer base while prudently controlling our various expenses and costs. Our business plans consider, among others, cost management, issuance of ordinary shares and promissory notes and renewal of our loan facilities with financial institutions. Since July 1, 2025, we have raised $1.9 million through issuance and sale of 338,198 Tumim ELOC Shares and $2.2 million through issuance and sale of 300,354 2025 PIPE Shares. In December 2025, we raised $1.5 million through issuance of the Second note to 3i. In addition, we have consistently maintained a good reputation and banking credit with financial institutions and have obtained approximately $3.9 million in loan facilities from financial institutions, including secured loans and guaranteed loans. Although our management intends to continue to pursue these plans, there can be no assurance that we will be successful in securing additional revenue, managing our costs or obtaining sufficient funding on terms acceptable to us to fund continuing operations. If we cannot continue as a going concern, we may have to limit or cease our operations or liquidate our assets — in which case we may receive less than the value at which those assets are carried on our financial statements. If this occurs it is likely that our shareholders may lose some or all of their investment in us.

Our financial results from period to period have fluctuated in the past and may fluctuate in the future.

We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow users and engagement;

•        changes made to the social media and other platforms that are important channels of distribution for our content, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertising clients in a particular period;

•        seasonal fluctuations, as our revenue is typically highest in the fourth quarter of the year due to strong advertising spending and e-commerce spending during this quarter;

•        the number of ads shown to our users;

•        the pricing of our advertising, technology and agency products;

•        the diversification and growth of revenue sources beyond and among our media and branded content, technology and digital studio business units;

•        the development and introduction of new content, products or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

We have previously recognized impairments in the carrying value of intangible assets including goodwill. Additional such impairments in the future could negatively affect our financial condition and results of operations.

We carry a substantial amount, approximately $34.7 million of goodwill and $30.2 million of intangible assets excluding goodwill on our unaudited condensed consolidated interim statements of financial position as of June 30, 2025, as a result of past acquisitions. Goodwill represents the excess of the total cost of a given acquisition over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the acquired entity. Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual impairment test includes an option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If the fair value is less than the carrying value, an impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. Our policy is to update the fair value calculation of our reporting units and perform the quantitative goodwill impairment test on a periodic basis.

 We incurred an impairment loss on intangible assets including goodwill of $29.0 million in 2024, which was primarily attributable to an impairment loss of $25.5 million recognized against goodwill of Mediagene because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss as well as an impairment loss of $3.1 million due to downsizing of the e-commerce department of our subsidiary Polydice Inc. as market competition has increased, which led to a decline in Polydice Inc.’s future revenue forecast and a significant drop in profits. Furthermore, the historical trading prices for TNL Mediagene Ordinary Shares have varied significantly from a low of approximately $1.97 per share on January 14, 2026 to a high of approximately $340.00 per share on December 6, 2024. If the market price of TNL Mediagene Ordinary Shares is depressed at a level below our current net book value for a sustained period of time, we may recognize impairment losses associated with the depressed market price of TNL Mediagene Ordinary Shares. See “Risk Factors — Risks Related to Ownership of Our Securities — The price of our securities, including TNL Mediagene Ordinary Shares and TNL Mediagene Warrants, may be volatile, and the value of our securities may decline” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

In the event that we incur material goodwill or other intangible assets impairment in the future, our financial condition and results of operations could be negatively affected.

Risks Related to Ownership of Our Securities

Sales, or the perception of prospective sales, of TNL Mediagene Ordinary Shares, including those registered in this registration statement and the Prior F-1 Registration Statements, by the Selling Securityholders and/or the selling securityholders in the Prior F-1 Registration Statements in the public market could cause substantial dilution of the interests of our securityholders and the market price for TNL Mediagene Ordinary Shares to decline.

The sale, or the perception that such sales could occur, of substantial amounts of TNL Mediagene Ordinary Shares in the public market, including the TNL Mediagene Ordinary Shares registered in this registration statement and our other registration statements, including the Prior F-1 Registration Statements, could harm the prevailing market price of TNL Mediagene Ordinary Shares. The resale of a substantial number of shares of TNL Mediagene Ordinary Shares in the public market, including the TNL Mediagene Ordinary Shares registered in this registration statement and the Prior F-1 Registration Statements, could occur at any time. For example, one of the Prior F-1 Registration Statements, File No. 333-284411, registered for resale up to 400,000 TNL Mediagene Ordinary Shares under the Tumim ELOC SPA. As of the date of this prospectus, we have issued a total of 400,000 Tumim ELOC Shares, including 5,952 Tumim Commitment Shares, under the Tumim ELOC SPA, and we may issue and sell additional TNL Mediagene Ordinary Shares under the Tumim ELOC SPA in the future. Such sales, or the perception that such sales could occur, could adversely affect the market price for TNL Mediagene Ordinary Shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares registered pursuant to this registration statement and the Prior F-1 Registration Statements, the Selling Securityholders and the selling securityholders in the Prior F-1 Registration Statements may continue to offer such securities covered thereby pursuant to this prospectus or the Prior F-1 Registration Statements for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement or the Prior F-1 Registration Statements may continue for an extended period of time. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, the Selling Securityholders can sell, under this prospectus, up to 330,354 TNL Mediagene Ordinary Shares already issued and outstanding, constituting approximately 12.9% of the currently outstanding TNL Mediagene Ordinary Shares. Depending on the price, other securityholders may have paid significantly more than the Selling Securityholders for any TNL Mediagene Ordinary Shares they may have purchased in the open market or otherwise. All the TNL Mediagene Ordinary Shares offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the TNL Mediagene Ordinary Shares being offered in this prospectus could result in significant dilution of the interests of our other securityholders and a significant decline in the public trading price of our securities.

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to fall.

Sales of a substantial number of TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants in the public market by the existing securityholders, or the perception that those sales might occur, could depress the market price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.

TNL Mediagene Ordinary Shares held by certain of our shareholders are eligible for resale, subject to, in the case of certain shareholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the registration rights agreement, certain shareholders have the right, subject to certain conditions, to require us to register the sale of their securities under the Securities Act. See “Certain Relationships and Related Party Transactions — Agreements Related to the Merger — Sponsor Registration Rights Agreement.” By exercising their registration rights and selling a large number of TNL Mediagene Ordinary Shares, these shareholders could cause the prevailing market price of our TNL Mediagene Ordinary Shares to decline. As restrictions on resale end and certain lock-up agreements entered into prior to the consummation of the Business Combination expire, the market price of TNL Mediagene Ordinary Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of TNL Mediagene Ordinary Shares or other securities.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our new equity incentive plan, which we expect to announce and implement in the first half of 2026. As of June 30, 2025, a maximum of 367,255 TNL Mediagene Ordinary Shares would be issuable upon the exercise of 367,255 outstanding TNL Mediagene Warrants. In addition, we have also agreed to issue 136,321 Earn-Out Shares to the Sponsor, Apollo, certain members of Blue Ocean’s board of directors, management team and advisory board and certain other shareholders of Blue Ocean based on the specified times agreed in the Sponsor Lock-Up and Support Agreement. See “Certain Relationships and Related Party Transactions — Agreements Related to the Merger — Sponsor Lock-Up and Support Agreement.” We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of TNL Mediagene Ordinary Shares to decline.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2026. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. If we lose our status as a foreign private issuer, we will incur significant expenses that could have a negative effect on our business, results of operations, financial condition, and liquidity.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.

Prior to the listing of TNL Mediagene Ordinary Shares on the Nasdaq on December 6, 2024, we were a private company with limited accounting personnel to adequately execute its accounting and financial reporting processes and limited supervisory resources with which to address its internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In connection with the audit of TNL Mediagene’s consolidated financial statements as of and for the years ended December 31, 2022, 2023 and 2024, we have identified material weaknesses in our internal control over financial reporting, which we plan to further address. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to: (i) lack of sufficient accounting personnel with appropriate understanding of IFRS and SEC financial reporting requirements to address complex accounting issues and related disclosures;

(ii) lack of formalized financial reporting controls and procedures to address complex/unusual transactions and related accounting issues and to facilitate preparation of consolidated financial statements prepared in accordance with IFRS; and (iii) lack of effective maintenance and controls over certain information technology environments including (a) information technology-related general controls process, (b) segregation of duties in the information technology department and effective control on defining and assigning individual’s rights to access systems, programs or transaction raw data and (c) track records or log on system activities for access to system program and data.

We are in the process of adopting measures to improve our internal control over financial reporting, including, among others: (i) hiring additional accounting and financial reporting personnel with appropriate knowledge and experience in IFRS and SEC reporting requirements in order to establish period end financial closing policies and procedures for preparation of financial statements in accordance with IFRS; (ii) expanding training initiatives for our accounting staff, especially training related to IFRS and SEC reporting requirements; (iii) supplementing existing IFRS accounting treatment policies by appointing an Accounting Controller with extensive IFRS conversion experience to work alongside our CFO and engaging external accounting experts to implement procedures for dealing with complex or unusual transactions or accounting issues; (iv) hiring information technology controls specialists to develop and implement a policy plan for establishing globally necessary and sufficient IT controls, and implement improvements and investments according to the plan; (v) implementing a monitoring and review process for system activities related to access to system programs and data, as well as the assigned rights to individuals; (vi) engaging consultants to support creation and implementation of internal controls and IT measures necessary for compliance with the US Sarbanes-Oxley Act; and (vii) developing and delivering training programs to regularly educate employees about the new information technology controls, policies, and procedures including those related to personal information protection laws. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long this process will take. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that we will prevent or avoid potential future material weaknesses.

If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

In addition, our management’s initial certification under Section 404 the Sarbanes-Oxley Act will be required in connection with our annual report on Form 20-F for the year ended December 31, 2025. In preparation for such assessment, we have taken significant steps to strengthen our internal control environment. During the fiscal year ended December 31, 2025, we expanded our finance and accounting team by hiring additional personnel with IFRS and SEC reporting experience and appointed an accounting controller with relevant public company reporting expertise. We have also formalized period-end financial closing procedures, enhanced documentation of key controls, and engaged external advisors to assist with the design and implementation of internal controls and IT general control improvements, including access control monitoring and segregation of duties enhancements. Although we believe these measures represent meaningful progress toward remediation, many of these controls have not yet operated for a sufficient period of time to allow management to conclude that the previously identified material weaknesses have been fully remediated. Accordingly, our management currently expects that the material weaknesses described above will continue to exist as of December 31, 2025.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses. Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the date we are no longer an “emerging growth company” as defined in the JOBS Act. In addition, at such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not able to obtain sufficient appropriate evidence with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid material weaknesses in our internal control over financial reporting in the future. In addition, as we are a new public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. As a result, we anticipate investing significant resources to enhance and maintain our financial controls, reporting system and procedures over the coming years.

If we fail to achieve and maintain an effective internal control environment, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements. Any failure to report our financial results on an accurate and timely basis could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of our issued equity instruments, including our securities, may be materially and adversely affected.

We may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in TNL Mediagene Ordinary Shares and subject us to additional trading restrictions.

TNL Mediagene Ordinary Shares are listed on the Nasdaq under the symbol “TNMG.” We cannot assure you that we will be able to meet the continued listing standards of the Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists TNL Mediagene Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

For instance, on May 7, 2025, we received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying us that we are currently not in compliance with the closing bid price requirement under the Minimum Bid Price Rule. The deficiency letter stated that, for the preceding 30 consecutive business days, TNL Mediagene Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. We were given an initial compliance period of 180 calendar days, or until November 3, 2025 to regain compliance with the Minimum Bid Price Rule. The deficiency letter stated that if at any time the closing bid price of TNL Mediagene Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide us a written confirmation of compliance with this requirement, as applicable.

On November 6, 2025, we received a staff determination letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that TNL Mediagene had not regained compliance by November 3, 2025 with the Minimum Bid Price Rule, and that TNL Mediagene is not eligible for a second 180-day grace period. The determination letter has no immediate effect on the listing of the TNL Mediagene Ordinary Shares on the Nasdaq.

We have timely requested a hearing of determination before the Panel, which automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. Pursuant to the Nasdaq Listing Rules, the Panel has the authority to grant an extension not to exceed 180 days from the date of the determination letter. The hearing occurred on December 16,

2025. On December 23, 2025, the Panel issued a formal extension letter granting us an extension to regain compliance until January 7, 2026. We effected a 1-for-20 reverse share split on December 22, 2025, and TNL Mediagene Ordinary Shares began trading on a post-consolidation basis on December 23, 2025. On January 7, 2026, we were deemed to have regained compliance, and on January 20, 2026, we received a compliance confirmation from the Panel confirming that we are in compliance with the continued listing requirements. The Panel has also determined to impose a discretionary panel monitor for a period of one year from the date of the compliance confirmation. If within that one-year monitoring period, we fail to maintain compliance with any continued listing requirement, the staff of the Listing Qualifications Department will not be permitted to grant additional time for us to regain compliance with respect to the deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Listing Rule 5810(c)(3). Instead, the staff of the Listing Qualifications Department will issue a delist determination letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable, as provided by Listing Rule 5815(d)(4)(C).

If we are delisted from the Nasdaq, trading in TNL Mediagene Ordinary Shares may be conducted, if available, on the over-the-counter markets or, if available, via another market. In the event of such delisting, our shareholders would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our securities, and our ability to raise future capital through the sale of our securities could be severely limited.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

We cannot assure you that we will be able to meet the continued listing standards of the Nasdaq in the future and if we are delisted from the Nasdaq, our operation, price of TNL Mediagene Ordinary Shares would be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding TNL Mediagene’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, TNL Mediagene’s expectations concerning the outlook for the Company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        TNL Mediagene derives a significant portion of its revenue from its relationships with the businesses to whom it provides digital media content and related advertising technology and data analytics services, including advertising and consumer data-related services, marketing services and other services;

•        the market for digital advertising for brands is continuously and rapidly evolving. If this market develops more slowly or differently than TNL Mediagene expects, or it fails to respond successfully to changes in the market, TNL Mediagene’s business, growth prospects and financial condition could be adversely affected;

•        changes to TNL Mediagene’s existing content and services could fail to attract users and advertisers or fail to generate revenue;

•        TNL Mediagene may not be able to successfully integrate the TNL and the Mediagene businesses and may continue to incur significant costs to integrate with and support Mediagene. TNL Mediagene also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene;

•        the loss of key personnel, or TNL Mediagene’s failure to attract and retain other highly qualified personnel in the future, could harm its business;

•        failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices could adversely affect TNL Mediagene’s business;

•        the use of AI tools in TNL Mediagene’s business may cause brand or reputational harm, competitive harm, or legal liability;

•        TNL Mediagene’s business relies on certain trademarks, copyrights and other intellectual property rights that are licensed from third-party licensors. TNL Mediagene does not control these rights and any loss of its rights to the third-party licensors could materially adversely affect TNL Mediagene’s business;

•        use of third-party content creators and social media influencers may materially and adversely affect TNL Mediagene’s reputation;

•        TNL Mediagene depends on AWS for the vast majority of its compute, storage, data transfer and other services. Any disruption of, degradation in or interference with TNL Mediagene’s use of AWS could negatively affect its operations and harm its business, revenue and financial results;

•        TNL Mediagene’s business is subject to complex and evolving laws and regulations of the jurisdictions in which it operates, primarily Japan and Taiwan. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to TNL Mediagene’s business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in user growth and engagement with TNL Mediagene’s brands and content, or otherwise harm its business;

•        TNL Mediagene has incurred significant transaction and transition costs in connection with the Merger;

•        the other matters described in the section titled “Risk Factors” beginning on page 9 and in our 2024 Annual Report incorporated by reference in this prospectus may adversely affect TNL Mediagene’s operations or otherwise harm its business.

TNL Mediagene cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. TNL Mediagene does not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that TNL Mediagene will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in TNL Mediagene’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see “Where You Can Find More Information” on page 101.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size, are based on the good faith estimates of TNL Mediagene’s management, which in turn are based upon TNL Mediagene’s management’s review of internal surveys, independent industry surveys and publications, including reports by Google Analytics, Semrush Holdings Inc., Statista GmbH, the U.S. Census Bureau and Pew Research Center and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While TNL Mediagene is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we may receive proceeds from any cash exercise of the 3i Warrants, if and to the extent exercised for cash.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025 on:

•        a historical basis; and

•        an adjusted basis, after giving effect to:

•        full repayment of the Initial Note with the outstanding principal of $2,432,018 and accrued interest of $145,921 we have made since June 30, 2025, consisting of payments in cash totaling $437,795 and payments in shares totaling 399,999 TNL Mediagene Ordinary Shares;

•        ELOC Purchases since July 1, 2025 totaling 338,198 Tumim ELOC Shares for an aggregate consideration of $1,919,058 as of the date of this prospectus;

•        issuance of the 2025 PIPE Shares for an aggregate consideration of $2,155,630.

•        issuance of the Second Note in the aggregate principal amount of $1,666,667 with make-whole interest of $150,000, and receipt of proceeds of $1,500,000 from issuance of the Second Note.

Our cash and cash equivalents and capitalization as of June 30, 2025 on an adjusted basis presented below does not give effect to the potential ELOC Purchases and issuance of additional TNL Mediagene Ordinary Shares which may be issued pursuant to the Tumim ELOC SPA. Any such future issuances could be dilutive; however, the offer and resale of any shares that may be issued pursuant to the Tumim ELOC SPA is not being registered pursuant to this prospectus.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
	Actual (Unaudited)	As Adjusted (Unaudited)
Cash and cash equivalents	$1,614,272	$6,751,165
Debt:
Short-term borrowings	2,663,939	2,663,939
Long-term borrowings (including the current portion)	9,773,506	9,773,506
Lease liabilities (including the current portion)	4,922,136	4,922,136
Financial liabilities at fair value through profit or loss	5,330,158	4,398,140
Total Debt	22,689,739	21,757,721
Equity:
Ordinary shares	2,996	5,073
Capital surplus	158,320,045	164,532,800
Accumulated deficits	(121,525,677)	(121,671,598)
Other equity interest	(1,935,001)	(1,935,001)
Equity attributable to equity holders of the Company	34,862,363	40,931,275
Non-controlling interests	531	531
Total Equity	34,862,894	40,931,806
Total Capitalization(1)	$57,552,633	$62,689,526

____________

(Note)

(1)      Total capitalization equals the sum of total debt and total equity.

TAXATION

Material U.S. Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the TNL Mediagene Ordinary Shares and TNL Mediagene Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. TNL Mediagene has not sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding issued TNL Mediagene Ordinary Shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. Dollar;

•        persons who hold or received TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of TNL Mediagene Ordinary Shares, or TNL Mediagene Warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TNL Mediagene Ordinary Shares or TNL Mediagene Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING TNL MEDIAGENE ORDINARY SHARES, OR TNL MEDIAGENE WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TNL MEDIAGENE ORDINARY SHARES OR TNL MEDIAGENE WARRANTS.

U.S. Federal Income Tax Considerations of Ownership and Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants to U.S. Holders

Distributions on TNL Mediagene Ordinary Shares.

Subject to the discussion below under “— Passive Foreign Investment Company Rules”, if TNL Mediagene makes distributions of cash or property on the TNL Mediagene Ordinary Shares, a U.S. Holder generally will be required to include in gross income, first as a dividend to the extent of TNL Mediagene’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because TNL Mediagene does not expect to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the United States, or (b) TNL Mediagene is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•        TNL Mediagene is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for TNL Mediagene’s in any taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There also can be no assurance that TNL Mediagene Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that TNL Mediagene will not be treated as a PFIC in any taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to TNL Mediagene Ordinary Shares.

Subject to certain exceptions, dividends on TNL Mediagene Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by TNL Mediagene with respect to the TNL Mediagene Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize taxable gain or loss on any sale, exchange, redemption or other taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants in an amount equal to the difference between (i) the amount realized on the disposition, and (ii) such U.S. Holder’s adjusted tax basis in such TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as a U.S. source gain or loss. Accordingly, in the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of tax treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of TNL Mediagene Warrants

Except as discussed below with respect to the cashless exercise of TNL Mediagene Warrants, a U.S. Holder generally will not recognize taxable gain or loss upon the acquisition of a TNL Mediagene Ordinary Share on the exercise of a TNL Mediagene Warrant for cash. A U.S. Holder’s tax basis in TNL Mediagene Ordinary Shares received upon exercise of the TNL Mediagene Warrants generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the TNL Mediagene Warrants received therefor and the exercise price. The U.S. Holder’s holding period for a TNL Mediagene Ordinary Share received upon exercise of the TNL Mediagene Warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants and will not include the period during which the U.S. Holder held the TNL Mediagene Warrants. If a TNL Mediagene Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such TNL Mediagene Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the lapsed TNL Mediagene Warrant.

The tax consequences of a cashless exercise of TNL Mediagene Warrants are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the TNL Mediagene Ordinary Shares received would equal the U.S. Holder’s basis in the TNL Mediagene Warrants exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the TNL Mediagene Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TNL Mediagene Ordinary Shares would include the holding period of the TNL Mediagene Warrants exercised therefor.

It is also possible that a cashless exercise of TNL Mediagene Warrants could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of TNL Mediagene

Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the TNL Mediagene Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such TNL Mediagene Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the TNL Mediagene Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the TNL Mediagene Warrants deemed exercised and (ii) the exercise price of such TNL Mediagene Warrants. A U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the TNL Mediagene Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of TNL Mediagene Warrants.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TNL Mediagene Warrant or to the TNL Mediagene Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Distributions on TNL Mediagene Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a TNL Mediagene Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TNL Mediagene Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TNL Mediagene Ordinary Shares and/or TNL Mediagene Warrants could be materially different from that described above, if TNL Mediagene is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income; or

•        at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, TNL Mediagene will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which TNL Mediagene owns, directly or indirectly, 25% or more (by value) of the stock.

TNL Mediagene believes it was not a PFIC in 2024. Based on the current and anticipated composition of the income, assets and operations of TNL Mediagene and its subsidiaries, TNL Mediagene does not believe it will be treated as a PFIC for the taxable year in the foreseeable future. However, there can be no assurances in this regard, nor can there be any assurances that TNL Mediagene will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and TNL Mediagene can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether TNL Mediagene or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether TNL Mediagene or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of TNL Mediagene’s income and assets, and the market value of their and their respective subsidiaries’ shares and assets. Changes in the composition of TNL Mediagene’s or any of its respective subsidiaries’ income or composition of TNL Mediagene’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if TNL Mediagene were considered a PFIC at any time that a U.S. Holder owns TNL Mediagene Ordinary Shares or TNL Mediagene

Warrants, TNL Mediagene would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its TNL Mediagene Ordinary Shares or TNL Mediagene Warrants at their fair market value on the last day of the last taxable year in which TNL Mediagene is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, TNL Mediagene Ordinary Shares or TNL Mediagene Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless TNL Mediagene subsequently becomes a PFIC.

For each taxable year that TNL Mediagene is treated as a PFIC with respect to a U.S. Holder’s TNL Mediagene Ordinary Shares or TNL Mediagene Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of such securities (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•        the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which TNL Mediagene is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the TNL Mediagene Ordinary Shares or TNL Mediagene Warrants cannot be treated as capital gains, even though the U.S. Holder holds the TNL Mediagene Ordinary Shares or TNL Mediagene Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which TNL Mediagene may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that TNL Mediagene does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of TNL Mediagene’s subsidiaries.

If TNL Mediagene is a PFIC, a U.S. Holder of TNL Mediagene Ordinary Shares (but not TNL Mediagene Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if TNL Mediagene provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. TNL Mediagene will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the TNL Mediagene Ordinary Shares in the event TNL Mediagene is treated as a PFIC for any taxable year. There can be no assurance, however, that TNL Mediagene will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, although not free from doubt, U.S. Holders of TNL Mediagene Warrants will not be able to make a QEF election with respect to their warrants under current U.S. federal income tax law.

In the event TNL Mediagene is a PFIC, a U.S. Holder that makes a valid QEF election with respect to its TNL Mediagene Ordinary Shares would generally be required to include in income for each year that TNL Mediagene is treated as a PFIC the U.S. Holder’s pro rata share of TNL Mediagene’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of TNL Mediagene Ordinary Shares. Any net deficits or net capital losses of TNL Mediagene for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ordinary shares by a corresponding amount.

If TNL Mediagene owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to TNL Mediagene’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares in which TNL Mediagene is a PFIC, then the TNL Mediagene Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its TNL Mediagene Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the TNL Mediagene Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its TNL Mediagene Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its TNL Mediagene Ordinary Shares to elect out of the Excess Distribution Rules discussed above if TNL Mediagene is treated as a PFIC. If a U.S. Holder makes a valid mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that TNL Mediagene is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions TNL Mediagene makes would generally be subject to the rules discussed above under “— Distributions on TNL Mediagene Ordinary Shares” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of TNL Mediagene Warrants will not be able to make a mark-to-market election with respect to their TNL Mediagene Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The TNL Mediagene Ordinary Shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that TNL Mediagene Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for TNL Mediagene.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the TNL Mediagene Ordinary Shares in which TNL Mediagene is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to such ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its TNL Mediagene Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC is generally required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if TNL Mediagene is a PFIC. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of TNL Mediagene Ordinary Shares and the proceeds received on sale or other taxable disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to TNL Mediagene Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of TNL Mediagene Ordinary Shares or TNL Mediagene Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of TNL Mediagene Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase TNL Mediagene Ordinary Shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the TNL Mediagene Ordinary Shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Cayman Islands — Automatic Exchange of Information

“AEOI” means one or more of the following, as the context requires: (i) sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act (“US FATCA”), the Common Reporting Standard (“CRS”) issued by the Organisation for Economic Cooperation and Development, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes; (ii) any intergovernmental agreement, treaty or any other arrangement between the Cayman Islands and the US or any other jurisdiction (including between any government bodies in each relevant jurisdiction), entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in sub-paragraph (i); and (iii) any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding sub-paragraphs.

On 29 November 2013, the Cayman Islands government entered into an inter-governmental agreement with the US (the “US IGA”) in connection with the implementation of US FATCA. The US IGA is intended to result in the automatic exchange of tax information under US FATCA. The two governments have also signed a Tax Information Exchange Agreement which outlines the legal channels through which tax information will automatically be exchanged.

On 4 July 2014, the Cayman Islands government issued the Tax Information Authority (International Tax Compliance) (United States of America) Regulations (as amended) (the “US FATCA Regulations”) to accompany the Tax Information Authority Act (as amended) (the “TIA Act”). The US FATCA Regulations implement the provisions of the US IGA. The US FATCA Regulations provide for the identification of and reporting on certain direct and indirect US investors who are US citizens, and impact the Fund and its investors.

Investors in TNL Mediagene will be required to provide identifying information to TNL Mediagene in order for TNL Mediagene to correctly classify the investor for the purposes of US FATCA, and should note that in the event an investor does not supply such information on request, such investor may be classified as a ‘US Reportable Account’ and information pertaining to such investor (and its holding in TNL Mediagene) may be passed to the Cayman Islands Tax Information Authority or its delegate (the “TIA”), who may then provide it to the United States.

Internal Revenue Service (the “IRS”). Each investor should also note that any information provided to TNL Mediagene which identifies its direct or indirect ownership of an interest in TNL Mediagene may be reported to the TIA and/or the IRS.

On 29 October 2014, the Cayman Islands along with 50 other jurisdictions signed a Multilateral Competent Authority Agreement to demonstrate its commitment to implement the CRS. Local regulations, which require due diligence to be undertaken on new and pre-existing accounts, were enacted on 16 October 2015 and 19 December 2016 with reporting on such accounts commencing during 2017. More than 100 countries have since agreed to implement the CRS, which imposes similar reporting and other obligations as the US IGA with respect to investors who are tax resident in other signatory jurisdictions. TNL Mediagene will be required to report to the TIA on an annual basis, with account information being disseminated by the TIA to tax authorities around the globe. The Cayman Islands government may also enter into additional agreements with other countries in the future, and additional countries may adopt CRS, which will likely further increase the reporting and/or withholding obligations of TNL Mediagene.

Each investor acknowledges that TNL Mediagene may take such action as it considers necessary in relation to such investor’s holding or redemption proceeds to ensure that any withholding tax payable by TNL Mediagene, and any related costs, interest, penalties and other losses and liabilities suffered by TNL Mediagene or any other investor, or any agent, delegate, employee, director, officer, manager, member or affiliate of any of the foregoing persons pursuant to AEOI, arising from such investor’s failure to provide the requested information to TNL Mediagene, is economically borne by such investor.

Consequences for Investors as a result of AEOI

TNL Mediagene may take such action as it considers necessary in relation to an investor’s holding or redemption proceeds, as a result of relevant legislation and regulations, including but not limited to, AEOI. Such actions may include, but are not limited to the following: (1) The disclosure by TNL Mediagene or such other service provider or delegate of TNL Mediagene, of certain information relating to an investor to the TIA or equivalent authority and any other foreign government body as required by AEOI. Such information may include, without limitation, confidential information such as financial information concerning an investor’s investment in TNL Mediagene, and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such investor; and (2) TNL Mediagene may compulsorily redeem any interests held by an investor in accordance with the terms of this Memorandum and may deduct relevant amounts from a recalcitrant investor so that any withholding tax payable by TNL Mediagene or any related costs, debts, expenses, obligations or liabilities (whether internal or external to TNL Mediagene) are recovered from such investor(s) whose action or inaction (directly or indirectly) gave rise or contributed to such taxes, costs or liabilities. Failure by an investor to assist TNL Mediagene in meeting its obligations pursuant to AEOI may therefore result in pecuniary loss to such investor.

Payments of dividends and capital in respect of the TNL Mediagene Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the TNL Mediagene Ordinary Shares, nor will gains derived from the disposal of the TNL Mediagene Ordinary Shares be subject to Cayman Islands income or corporation tax.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

THE TAX CONCESSIONS LAW
UNDERTAKING AS TO TAX CONCESSIONS

In accordance with the Tax Concessions Law the following undertaking is hereby given to

TNL Mediagene “the Company”

(a)    That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)    In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)     on or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 12th day of February 2025.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER.

TNL MEDIAGENE’S BUSINESS

In this section, “we,” “us” and “our” generally refer to TNL Mediagene, a Cayman Islands exempted company, together as a group with its subsidiaries.

Overview

We are Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at our core, we operate media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through our trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, we aim to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world.

Media and Branded Content — As an independent digital media publisher, we are committed to being a “trusted voice in Asia for a better future” for Millennial and Gen Z audiences in Japan, Taiwan and throughout the East and, ultimately, Southeast Asia region, and to inspire and enliven what the most online and connected generations watch, read, hear and buy, now and in the future. For the eleven months ended November 30, 2025, our 26 digital media brands across five content categories — news and business, B2B media, technology, lifestyle and food, and sports and entertainment — have reached over 37 million average monthly unique users (“MUUs”), which we define as the average monthly unique users of our owned digital media sites and accounts on social media platforms such as YouTube and TikTok, in three languages, Japanese, Chinese and English, with over 222 million average monthly digital footprints across websites, social-media platforms and mobile apps. Our digital media portfolio includes not only regional editions of globally recognized brands, but also independent, market-leading digital media brands developed in-house. The implementation of AI translation technology allows us to widen our reach across different countries, languages, media brands and platforms, and to adapt and rapidly cross-pollinate content from one country, language, media brand or platform to another, reaching audiences wherever they live, whatever languages they speak and whatever platform they use across our own digital media brands. Through our digital media brands, we build trust and engagement with our Millennial and Gen Z audiences, allowing us to deliver highly targeted and effective advertising for our clients outside traditional social-media and content platforms. For the years ended December 31, 2022, 2023 and 2024, we recorded $3.3 million, $9.8 million and $13.7 million, respectively, of revenue from our media and branded content business.

Technology — Our data analytics and AI-powered technology gives us deep insight into the content consumption and engagement behaviors of our users and enables us to optimize audience monetization by creating and delivering captivating and high-quality content and deep two-way connections with our audience, particularly among members of the Millennial and Gen Z generations. Our 25 trusted digital media brands cover diverse categories, offering high engagement with the growing and affluent digital-native generations primarily in Japan and Taiwan, and deliver high-quality advertisement performance in the digital advertising and growing retail media spaces. We have represented over 850 regional and global advertising clients across diverse industries, including multinational companies and government agencies. We provide our clients with a one-stop access point for their digital advertising and marketing needs, allowing them to connect and engage with audiences primarily in Japan and Taiwan and, ultimately, across the Southeast Asia region. We believe our growing first-and zero-party data will help provide our advertising clients with greater return on advertising spend, measurable monetization opportunities and competitive advantages through personalized advertising, content marketing, retail media and integrated marketing and live event solutions. For the years ended December 31, 2022, 2023 and 2024, we recorded $7.5 million, $10.6 million and $14.2 million of revenue, respectively, from our technology business.

Digital Studio — Our integrated digital studios, agencies and market research teams provide a comprehensive suite of strategic, creative design, research and communication services that help our clients reach and engage their target audiences and build communities for their brands. Ranging from campaign planning, communication strategy, marketing content creation, and event planning to digital agency services with social media strategy, influencer recruiting, and UX/UI design, our integrated digital studio, agency and market research solutions help our clients formulate and deliver key messages to their target audiences both online and offline and enables us to build long-term relationships with our B2C and B2B clients through multi-year projects. We believe the combination of our integrated digital studio, agency and market research capabilities and access to our Millennial and Gen Z audiences in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets, gives us advantages over our competition. For the years ended December 31, 2022, 2023 and 2024, we recorded $9.3 million, $15.4 million and $20.5 million of revenue, respectively, from our digital studio business.

History and Development of the Company

TNL Mediagene (formerly “The News Lens Co., Ltd.”) was incorporated as a Cayman Islands exempted company on January 20, 2015, and changed its name to TNL Mediagene on August 14, 2023 as a result of the merger between TNL and Mediagene in May 2023. As Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions, we have built upon the respective strengths of our predecessors and have created synergies between the unique capabilities of both companies. Each has brought unique capabilities to TNL Mediagene — TNL’s data analytics, advertising technologies and direct-to-client advertising sales platform and Mediagene’s portfolio of iconic digital media brands in the larger Japanese market, innovative content marketing, integrated marketing, live events, and retail media capabilities — while maintaining our shared core values and focus on high-quality independent digital media publishing. With our strong foundation in digital media, we have prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives our clients higher return on advertising spending, and achieving audience growth by strengthening our audience share in our existing content categories, expanding into new content categories and growing into new geographic markets. Together, we intend to leverage our strengths and synergies to build TNL Mediagene into the most dynamic and innovative media, technology and digital studio company in Asia.

Merger with Mediagene

TNL Mediagene was formed in May 2023 by the merger of TNL and Mediagene. Our predecessor companies, TNL and Mediagene, started out as independent digital media companies in Taiwan in 2013 and in Japan in 1998, respectively, and continued to grow both organically and inorganically. As their portfolio of digital media brands grew, so did their audience and first-party data. The digital media and advertising industry matured and the competition for advertising spend intensified. In 2015, Mediagene launched its integrated digital marketing solutions brand, Infobahn, and started developing its client base in online and offline retail spaces. As the digital media and advertising industry came to dominate media and advertising, the competition for advertising spend intensified further, moving away from brand advertising based on impressions to performance advertising based on clicks or purchases. In order to fully utilize the potential of first-and zero-party data from its predominantly Millennial and Gen Z audiences, TNL acquired and integrated a data analytics and advertising technology company, Ad2, in 2020 and started developing a host of data analytics and advertising products and services utilizing AI-powered data analytics of first-and zero-party data from its vibrant and growing audience.

Mediagene publishes well-known and trusted digital media brands, such as ROOMIE and MASHING UP, as well as Japanese editions of global digital media brands, including Gizmodo Japan, Lifehacker Japan and Business Insider Japan, and also provides integrated digital studio, agency and marketing solutions. TNL owns several popular digital media brands in Taiwan, including The News Lens, iCook and Sports Vision, and also operates AI-powered data analytics and advertising technology and market research assets.

Business Combination with Blue Ocean

On December 5, 2024, we consummated the previously announced Business Combination with Blue Ocean Acquisition Corp. On December 6, 2024, TNL Mediagene Ordinary Shares commenced trading on the Nasdaq under the symbol “TNMG” and TNL Mediagene Warrants commenced trading over the counter, or OTC.

Our Strengths

We are Asia’s next-generation media company that operates a highly differentiated combination of (i) digital media and branded content business through our 25 trusted and independent digital media brands with prominently Millennial and Gen Z audiences, (ii) technology business through our proprietary data analytics and advertising technology products and services powered by AI and our first-and zero-party audience data, and (iii) digital studio business through our integrated digital studio, agency and market research solutions. We believe the digital media industry is at an inflection point where the traditional business model of focusing on audience growth and mass reach is being phased out. Data analytics and advertising technology that require high-quality audience data are taking the center stage as advertising clients are moving away from brand awareness based on mere ad impressions, or the number of users an ad appears to, and are seeking performance advertising that is based on return on their advertising spend (“ROAS”) and retail media, or marketing to interested customers who are already near the point of making a purchase decision. We believe our combination of businesses allows us to provide clients with a one-stop access point for their digital advertising and marketing needs and gives us an advantage over our competitors, who remain fragmented in their capabilities and occupy limited spaces in this fast-changing digital advertising and marketing ecosystem.

•        26 independent digital media brands reaching Millennial and Gen Z audiences.    For the eleven months ended November 30, 2025, we reached an audience of over 37 million average MUU and over 222 million average monthly digital footprints across a diverse portfolio of 26 independent digital media brands with an attractive young and affluent consumer demographic primarily in two of Asia’s most affluent markets, Japan and Taiwan. In terms of average MUU, based on data by Semrush Holdings, Inc. and us, we outrank major media outlets in the East Asia and Southeast Asia region, including Nikkei and Asahi in Japan, United Daily News and Liberty Times in Taiwan and South China Morning Post in Hong Kong, and are comparable to major media outlets in the United States, including CNBC, The Washington Post and Time. Our audience’s demographic profile is prominently Millennial and Gen Z, making up approximately 57% of our audience for the twelve months ended March 31, 2025. Our audience is located across Japan (approximately 73%), Taiwan (approximately 20%), the United States (approximately 1%) and Hong Kong, Southeast Asia, and other areas (approximately 6%). We believe our highly differentiated digital media brands and their captivating content delivered in original formats keep our audience engaged and growing.

•        Proprietary high-quality data in the cookieless era.    Our robust and growing portfolio of category-leading digital media brands provide us with valuable proprietary first-party audience data, which can continue to support our data analytics and advertising technology products and services without dependence on tracking cookies. As regulatory scrutiny on privacy intensifies and browsers on PCs and mobile devices increasingly impede their use, tracking cookies, formerly the mainstay of audience data collection by advertising and marketing companies, are declining in utility. Unlike those companies in the digital advertising and marketing industry that do not own or operate their own media brands, our robust and growing portfolio of category-leading digital media brands provides us with valuable first-party audience data, which can continue to support our data analytics and advertising technology products and services without dependence on tracking cookies. In addition, we collect zero-party data. As this data is collected openly with audience consent and provides direct insight into audience preferences, zero-party data has the potential to deliver the most precise audience preference information available with minimal regulatory risk. In an environment where access to quality consumer data is increasingly restricted, our first-and zero-party data resources allow advertising clients to gain actionable consumer insights and target potential customers with the high precision without the increasing regulatory and technical barriers in the new “cookieless era” of advertising.

•        Diversified client base of over 850 clients including multinational companies and government agencies.    As of December 31, 2024, we have worked with over 850 clients, including multinational companies and their regional/national operations in Japan and Taiwan as well as government agencies. Our client base is diversified across various industries, ranging from automobiles (e.g., Toyota, Honda and Nissan), consumer electronics (Sony, BenQ and Panasonic), cosmetics (Shiseido, LION and POLA) and financial services (Allianz, Deloitte and Daiwa) to IT and media (Adobe, Google, LINE, Recruit and Bandai Namco) and e-commerce (Amazon). Many of our corporate engagements last three to five years in duration, which allows us to build strong relationships with the key stakeholders at each client. This continuity provides opportunities for up-selling and cross-selling of our other products and services. As we continue to expand, we are continuing to develop our up-sell and cross-sell potential as we collect more first-and zero-party data and develop more data-based products and services for the digital advertising and marketing needs of our clients.

•        Proven track record of growth.    We have produced consistent revenue growth, which has been enhanced by our success in completing and integrating ten acquisitions, retaining all of the founders in all ten acquisitions. We believe our track record of growth provides a blueprint for our growth acceleration, synergy realization and talent retention going forward. Throughout our history, we have strived to balance growth with a small capital footprint, careful cost management and monetization rather than simply scale in audience size without a plan for profitability.

Our Growth Strategy

We have built our growth strategy on the following six core components:

•        Invest in Sophisticated Data Assets.    We are focused on expanding the types and quality of data that our AI-powered data analytics tools process for users we profile. Our goal is to record and analyze as many aspects of our users’ preferences and behaviors as they permit, and within applicable legal rules, to link what they read, see, hear and like to what they actually buy. To do this we are:

•        Deploying AI and cookieless tracking technology to track the browsing and purchase behaviors of users across all our digital media brands and in-house e-commerce platforms as well as e-commerce and retail partners;

•        Collecting retail purchase behavior data from clients and e-commerce and retail partners to calibrate our first-party media preference data with such second-party data on purchase behaviors;

•        Augmenting our first-party data we collect with zero-party consumer surveys with user consent through our TNL Research products and services; and

•        Expanding membership-based service offerings among our digital media brands to further enhance our zero-party data collection capabilities.

We believe that this deeper data will help us deliver more accurate and predictive marketing insights into users’ preferences and profiles and boost our client ROAS.

•        Increase User Engagement.    We use the same first-party audience data from our digital media brands that we use to track user behaviors and estimate their preferences for research and ad targeting purposes to tailor and create interactive content for our digital media brands’ users, leading to increased audience engagement and long-term viewership or “stickiness” of our digital media content. More interaction by users with our content over time gives more data on user behaviors, enabling us to better estimate our audience’s preferences, setting up a virtuous cycle that enables us to create content better tailored to our users’ preferences, continue to encourage stickiness, generate more opportunities to display advertisements and content marketing, and provide higher ROAS performance to our clients.

•        Consolidate Position in Existing Media Categories.    Using market insights from our first-and zero-party data analytics, we are also exploring options to expand our existing digital media brands’ coverage into new categories, especially when we believe there is a significant overlap or affinity between the preferences of audiences. Leveraging the viewership of our existing brands’ audience, such expansion can boost digital footprints and engagement while attracting new MUU. Where appropriate, we also intend to expand our coverage through acquisitions of new digital media brands in target content categories in our existing market. By expanding into new categories, we can provide our clients with not only a bigger audience, but also more actionable sights from higher quality first-and zero-party data. We will be able to also explore opportunities to cross-sell or up-sell our existing services and products, including innovative technology and data-based products and services for advertising and marketing.

•        Expand into New Geographies.    We intend to broaden our geographical reach and increase our audience by bringing our existing digital media brands to and acquiring new digital media brands in new geographical markets. We are consistently evaluating and considering acquisition opportunities throughout the East and Southeast Asia region, excluding mainland China. Our focus is on established digital media companies with robust audiences and new regional or global media brands that can be integrated into our existing proprietary technology platform and portfolio and can provide us access to audience data from new geographies, creating monetization opportunities from existing and new clients across more brands and geographical markets. By growing into new geographies, we aim to increase our profitability by generating more MUU, digital footprints and high quality first-party data and expanding our client base in new geographical markets.

•        Deliver Market-Leading ROAS.    Advertising clients are no longer satisfied just with getting their message out to a mass audience; they demand precise targeting, measurable performance, and high ROAS. Our attention-grabbing advertisements and data-driven ad targeting already produce exceptional results for our clients. Going forward, we believe that our high-quality data and engagement offerings and our efforts to consolidate and expand our positions in new brands and content categories and geographies while maintaining our investments in content creation and AI-powered data analytics will enable our clients to benefit from a stronger and more precise level of engagement with their audiences and thus will lead to higher ROAS for our clients and growing wallet share for ourselves.

•        Expand Client Base.    As we invest in data assets, user engagement, geographical reach, category coverage and client ROAS return, we are working to grow our client base across the East and Southeast Asia region. As an integrated media, technology and digital studio company that provides end-to-end digital media, advertising and marketing solutions backed by our proprietary audience data and AI-powered data analytics and technology, we can leverage the relationships we develop with clients who initially approach us for a subset of our services to up-sell and cross-sell our full range of services, and attract referrals from traditional advertising agencies who rely on us to provide one service to their clients and that lack our breadth of expertise in digital media solutions. As our user base expands into new categories and geographies, we also look forward to developing new client relationships as we enjoy the opportunity to demonstrate our comprehensive portfolio of data-driven digital media solutions to new potential clients. Moreover, as we continue to expand and collect more zero-and first-party data, we will develop more data-based products and services for marketing and digital transformation needs of our clients, allowing us to further up-sell and cross-sell our data-based products and services and helping drive further business opportunities from both existing and new potential clients.

Our Three Interconnected Business Units

Media and Branded Content Business

Our media and branded content business provides trusted digital content in Japanese, Chinese and English across 25 category-leading digital media brands across five content categories to an engaged audience of over 45 million average MUU, centered on the Millennial and Gen Z audiences. We distribute our high-quality news, business, technology, sports, entertainment and lifestyle coverage under regional brands such as The News Lens, ROOMIE, iCook, MASHING UP, Cool3c and Sports Vision, as well as regional editions of globally recognized brands such as Business Insider, Gizmodo and Lifehacker. Our well-established independent editorial team ensures we are a trusted voice and provide reliable content for our audience. Our content is built on the foundational principles of quality, originality, and political independence. These principles permeate our editorial workflow, and we believe they are key to attracting and retaining the loyal readership whom we rely on to generate the high-quality first-party data that drives the rest of our businesses.

We strive to increase brand awareness, unique users, page and video views, and digital footprints from social media platforms. Our strong digital media brands and content generation ability allow deeper data engagement with our audience and provide both brand and performance advertising to our clients. We translate our content into multiple languages, countries, media brands, and platforms and transfer our knowledge, technology, and business schemes into other East and Southeast Asian countries to attain business growth.

Included in our media and branded content business are the revenue categories below:

•        Advertising.    Our advertising business sells advertisement space and targeted digital advertising services supported by our suite of proprietary technologies, providing our advertising clients with targeted access to engaged Millennial and Gen Z audiences.

•        Sponsored Content.    Our sponsored content business creates branded reviews, advertorials and other content drafted to meet the business requirements of our advertising clients, as well as content commerce services, i.e., the creation and deployment of promotional content that tells a brand’s story while providing our advertising clients’ potential customers with direct links to purchase the products being introduced. Based on our strong digital media brands, we have successfully sold products through our corporate sponsored content to our Millennial and Gen Z audiences. Focusing on lifestyle media, such as Gizmodo Japan, iCook, and ROOMIE, we perform content data analysis and understand which key attributes, such as wording choices, display placements, and other factors lead to sales success. This data analysis helps us provide optimal content marketing that maximizes the sales results of our clients.

•        Subscriptions.    Our recognized high-quality coverage and large, engaged audience gives us the opportunity to monetize select digital media brands directly through subscriptions, providing our most dedicated users with access to premium subscriber-only content. Subscriptions provide us not only with revenue, but also with an additional source of zero-party user profile and preference data, collected in strict compliance with GDPR and relevant Japanese, Taiwanese and other regional privacy regulations.

•        Events.    We plan and organize live offline events, including promotional functions for advertising clients and workshops, conferences, awards and lectures co-branded with our digital media brands, as well as original event series such as Mashing Up, a conference series that picks up and discusses social issues from diverse perspectives, crossing genders, ages, nationalities and industries to create new dialogues and new businesses.

While continuing to generate revenue directly, we expect our media and content business to continue to grow in both content breadth and audience reach and provide our main source of the high-quality first-party and zero-party audience data that drives our business as a whole.

Technology Business

At the heart of our technology business is a suite of proprietary technologies that support the core data gathering and analysis functions that direct our media, data analytics services, advertising and marketing products and services, as well as creative tools that facilitate our content production and digital studio products and services. Some of our key technologies include:

•        Content Management System.    Our content management system was developed to speed the process of creating and managing multi-media digital content across our digital media brands. Our content management system can assess and optimize the performance of each piece of content to improve audience reach and engagement.

•        Content Engagement Platform.    Our content engagement platform is a data management and analysis tool used to facilitate the storage, processing, viewing, and filtering of zero-, first-and second-party data across data types and sources. Fed with data from our user data tracking solutions, our platform uses AI algorithmic techniques to identify unique users, infer their interests and demographics, and create highly predictive audience profiles.

•        Advertising Network.    Our owned mobile network for serving advertisements on our digital media brands and contracted media partners in the Taiwan market. Directed by our data analytics, our advertising network can reach an estimated a significant majority of mobile internet users in Taiwan, while providing substantially more ad impressions per dollar of ad spend for our clients than crowded programmatic ad networks.

•        Creative Content Application.    Our in-house advertisement creation solution facilitates no-code design and deployment of highly visible advertisements. Seamlessly integrated into our owned advertising network to speed deployment, our Creative Content Application facilitates creation of ads that feature animation and eye-catching interactive features and promote curiosity, interest and click-throughs. This allows our clients’ advertisements to stand out from others and increases brand performance while allowing faster speed-to-market for our clients.

These technologies enable our media and branded content and digital studio businesses, and provide revenue in the categories listed below:

•        Retail Media.    Our proprietary technologies, as well as our own in-house expertise in sponsored content creation and content commerce gives us advantages in the market for retail media, or marketing to interested customers who are already near the point of making a purchase decision, where content commerce strategies have an edge. The market for retail media is growing rapidly globally. We have been actively participating in this fast-growing market, where we utilize our technology assets to generate optimal promotional content that maximizes advertising performance and provides our clients with more efficient advertising returns. Using our first-and zero-party data resources, we are able to guide our retail marketing activities, optimize retail media advertising performance for our clients and provide various value-added services. Our engaged audience combined with our capacity to deliver data-driven insights, precise audience targeting, in-house e-commerce capability and partnerships with outside e-commerce platforms has given us advantages in winning retail media advertising budgets.

•        AdTech.    Our proprietary technologies allow us to offer various advertisement technology, or AdTech, services to our advertising clients, including demand-side-platform services to automate bidding and deployment of advertisements on our digital media brands and select third-party partner sites through our owned ad network.

•        CDP/Data Licensing.    Powered by our proprietary data analytics technology assets, we provide audience or customer data platform services to clients to facilitate collection and processing of their audience or customer data and assist with developing audience or customer profiles and other data analytics and research services. By licensing access to our accumulated data through our platform, we also directly monetize the products of our proprietary data analytics technology.

•        E-Commerce.    To further unlock the fast-growing retail media market, we have built our own e-commerce platforms to help our clients to sell their products on our e-commerce platforms, creating synergy with our retail media business. Additionally, for a number of our digital media brands, we also operate co-branded e-commerce experiences selling a curated selection of items to our readers, as well as developing our own in-house developed products, and have partnered with well-known external e-commerce and crowdfunding platforms, generating additional fee income from such partnerships.

As we continue to invest in our technology assets, we also continue to invest in new sources of data. We plan to obtain second-party data by entering into data exchange agreements with unaffiliated service providers, add purchase behavior data of users of e-commerce platforms and other retailers to our existing data, and generate actionable user purchase preference insights for our clients. We believe that retail media and related data are only the tip of a data iceberg, and that the banking, insurance, and other consumer service markets offer vast and untapped possibility for mutually beneficial second-party data exchanges enabling us to deliver more personalized advertising services and better performing content commerce and marketing solutions to our clients. In the cookieless era, we are preparing to better integrate our combined zero-and first-party data, commerce purchase and other second-party data, and research and survey data so that we can take a leadership position in this market. Our technology and data expertise will not only be used in Japan and Taiwan but will also expand into new markets.

Digital Studio Business

Our digital studio business integrates marketing strategy, creative design and market research services to offer a comprehensive suite of services that help brands build community, reach, and engage their audiences, providing us with the revenue categories listed below:

•        Marketing Strategy.    We utilize our experience in media operations and branded content creation to develop and implement communications strategies for clients as a full-service ad agency, including campaign strategy, display advertising, and digital agency services including social media strategy and influencer recruiting.

•        Creative and Design.    Our digital studio business offers extensive creative and design services including for web, graphics, and video as well as innovation development support, user interface, user experience and product design.

•        Market Research.    Leveraging the power of our proprietary audience data and data analytics technologies, we can deliver precise, actionable consumer preference insights to direct product development and marketing in the growing East and Southeast Asia markets.

We usually enter long-term contracts with our clients in our digital studio business, providing on-going support throughout each project. These are typically significant projects in size and scope and generate consistent revenue with relative stability. Our long track record with our prestigious client base allows us to up-sell and cross-sell our other services and helps drive further business opportunities for us, including new data-based products and services and services to assist companies with their digital transformation initiatives. Furthermore, as we position ourselves as a next-generation digital media solutions company backed with combined media, technology and agency capabilities, we receive active referrals not only from existing clients, but also from other traditional agencies that lack our breadth of expertise in digital media solutions.

Our Advertising Clients and Partners

We offer a unique value proposition to our advertising clients and partners looking to reach Millennial and Gen Z audiences in Japan, Taiwan and East and Southeast Asia. Our blue-chip advertising client and partner base relies on our ability to deliver advertising placements across diverse content and audience categories, while also making available creative and content management support, AI-powered customer data collection and analysis, research, e-commerce and event support, and marketing agency services targeting consumer demographics. Our largest Japanese clients include a domestic food company, a multinational software company and a multinational technology manufacturer. Our largest Taiwanese clients include a global advertising agency, a domestic cable television network and a domestic power utility company.

Our advertising client and partner base has a significant concentration of revenues around particular clients and partners, with our top ten direct advertising clients and partners making up 26.7% of our total revenue for the year ended December 31, 2024.

Our Audience and Digital Media Brands

Our Audience

Based on U.S. Census Bureau 2024 estimates, Pew Research demographic data for 2022 and Statista research for 2022 (published in 2024), we estimate that our target Millennial and Gen Z audiences across the East and Southeast Asia region, excluding mainland China, and among Asian Americans number approximately 1.2 billion, with a serviceable addressable market (“SAM”), calculated as a product of average advertising spend per capita (calculated as equal distribution of advertising spend across population) of over $61 billion. Millennial and Gen Z audiences demand high-quality and trusted content that resonates with their curiosity, tech-savvy, global interests and ambitious lifestyle aspirations, delivered in the digital spaces they grew up in. We believe that our digital media brands, targeted to the key news and business, B2B media, technology, lifestyle and food, and sports and entertainment verticals, are well positioned to engage audiences across East and Southeast Asia in English and local languages such as Japanese and Chinese.

We measure our audience’s size and engagement with our content by way of “MUU” and “digital footprint” metrics. MUU calculates how many unique devices or users interact with our content on websites and applicable social media platforms over a given month based on Google Analytics, filtering out multiple views, interactions or sessions by the same identifier. The more inclusive “digital footprint” metric measures the number of times our content has been accessed by any device or user, including page and video views and social media interactions, filtering out those with shorter duration of access for accuracy. For more details of our key operating metrics, see the discussion under the caption “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics.” Based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms, for the eleven months ended November 30, 2025, our trusted and independent content brings over 37 million average MUU and over 222 million average monthly digital footprints to our websites, social media and mobile apps, including millions of subscribers on Facebook, Instagram, YouTube, X and other key social media platforms. According to our internal estimates based on available data from Google Analytics, for the twelve months ended March 31, 2025, approximately 58% of our audience was between 18 – 44 years old and well-balanced between male and female users, with 47% of our viewers identifying as female and 53% identifying as male. For the twelve months ended March 31, 2025, the majority of our audience was located in Japan (approximately 73%) and Taiwan (approximately 20%), the locations of our principal places of business, with significant percentages in the United States (approximately 1%), Hong Kong (approximately 2%), the rest of Southeast Asia (approximately 1%) and the other areas (approximately 3%), including Canada, the United Kingdom and Australia, as summarized in the graphic below.

Our Audience Profile

Our Digital Media Brands

As publishers, our core mission is to deliver creative and information-rich content across various domains, including news and business, B2B media, technology, and lifestyle and food and sports and entertainment. We take pride in maintaining independence and a politically neutral stance in our content, catering to a diverse audience without bias. Through organic growth and six media brand acquisitions since 2018, we have built a portfolio of 26 digital media brands that reached an audience of over 37 million average MUU for the eleven months ended November 30, 2025 concentrated in Millennial and Gen Z audiences in Japan and Taiwan.

Our digital media brands also deliver a wide range of digital media solutions, including content marketing for clients in the form of reviews, articles, and advertorials, in content categories that give us and our clients access to digital native Millennial and Gen Z audiences across a wide area of interests: independent media focused on the business and tech world under our News and Business category, specialist news for business professionals under our B2B Media category, information related to the tech world and consumer electronics under our Technology category, promotional lifestyle media targeted at luxury consumers under our Lifestyle and Food category and sports, movies, and TV coverage under our Sports and Entertainment category. Our main digital media brands include:

News and Business

•        The News Lens, one of TNL Mediagene’s core digital media brands and an independent news site providing insightful content, in-depth features, original investigations and infographics that highlight multiple perspectives on news stories related to Taiwan, Hong Kong, Japan, and Southeast Asia.

•        Business Insider Japan, a Japan edition of Business Insider, a news site focused on developments inside and outside Japan in business, finance, politics, and technology.

•        Business Yee, a specialized Chinese-language business news site.

B2B Media

•        DIGIDAY JAPAN, a Japan edition of DIGIDAY, a specialist publication bringing Japanese and international digital marketing news from the perspectives of brands, platforms, and ad agencies.

•        MASHING UP, a Japan-focused conference and event series exploring social issues and solutions from the perspectives of diversity, inclusion and sustainability.

•        Modern Retail, a sister site of DIGIDAY Japan focused on retail marketing.

•        GLOSSY JAPAN, a sister site of DIGIDAY JAPAN focused on the future of the beauty and fashion industry.

•        Becoming Aces, a site that promotes young entrepreneurs and their inspiring stories.

Technology

•        Gizmodo Japan, a Japan edition of Gizmodo, an iconic weblog site which publishes news, reviews, and buying guides of latest technology and consumer gadgets, and its associated sites Lifehacker Japan and Giz Yatai, an e-commerce site selling Giz Yatai-branded small-run products to its audience.

•        Cool3c, a Taiwan-focused gadget weblog site featuring new product information, reviews, and in-depth analysis of brand stories in the gadget and tech space.

•        Tech Insider, a tech-focused sister site of Business Insider Japan publishing stories on technology and the business of technology.

•        INSIDE, an online news publication focused on internet and software startups, blockchain, technology industry trends, digital life and future technology.

Lifestyle and Food

•        iCook, a Taiwan-focused food site featuring original recipes, food and lifestyle content and information on eating out in Taiwan and Japan.

•        Lifehacker Japan, a weblog site about lifestyle advice and software tips and news.

•        ROOMIE, a site which provides busy, active young men, women and couples with lifestyle items and ideas with a “crafty” feel for work, hobbies and relationships.

•        ROOMIE KITCHEN, a cooking themed sister site to ROOMIE available in Chinese and Japanese.

•        Life Insider Japan and Money Insider Japan, sister sites to Business Insider Japan that bring the latest updates on work, lifestyles and personal finance, targeting a primarily Millennial and Gen Z audience in Japan.

•        every little d, a design and art themed online publication in Taiwan that “tells stories of details in our daily life.”

•        iGood, a Taiwan-focused product recommendation website that aims to become a “shopping encyclopedia for consumers starting from finding things easily and discovering the surprises and beauty in life”

Sports and Entertainment

•        Sports Vision, a site which presents comprehensive news and analysis on sports, athletes, sports policy and the business of sports.

•        Agent Movie, a Taiwan-focused film and TV related news and review site featuring widely-read Chinese-language columnists writing on film and television, including reviews and interviews.

•        Sirabee, a news site that publishes articles on entertainment, gourmet, and breaking news topics as well as original research into viral topics and trends of the moment in Japan.

•        Fuze, a Japan-focused digital culture site publishing content focused on art, music, and the counterculture in the digital age.

Competition

As a next-generation media company, we are active across the entire digital media and advertising ecosystem in the markets for media content, data analytics and technology and digital studio services. In the media and branded content business, since our core audience is members of the Millennial and Gen Z generations, digital content providers that target younger, digital native audiences are our natural competitors. Historically these have included HuffPost Japan, Techbang, Cookpad, Variety and others.

In the technology business, our competitors include marketing technology solutions providers, advertising market platforms and market research firms. These have included OneAd, iKala, Appier Group, Google and others.

In the digital studio business, our competitors are other advertising agencies and creative studios, including Intage, Nyle, Good Patch and others.

Digital Asset Treasury Strategy

On September 17, 2025, we announced a strategic initiative to integrate digital assets into our business model and to implement a digital asset treasury (“DAT”) strategy pursuant to which digital assets limited to Bitcoin, Ethereum and Solana will become part of TNL Mediagene’s treasury assets. We also announced the formation of a DAT advisory group to guide the oversight, evaluation and development of the DAT strategy.

The DAT strategy is designed to deliver both financial and strategic benefits. Financially, we believe it can enhance our flexibility and strengthen our position for future growth initiatives including acquisitions. Strategically, we aim to create business opportunities in the digital asset space where we can leverage our scale, media reach and data analytics expertise. Unlike companies that position themselves primarily as digital asset treasury vehicles, our strategy is intended to complement — not replace — our core media, technology and digital studio businesses.

To date, we have not purchased or held any digital assets, and we do not currently have plans to do so in the near future.

Human Resources

Our Employees

We consider the hiring and retention of talented employees to be essential to the ongoing success of our business. As of December 31, 2025, we had 473 full-time employees located in Japan and Taiwan.

Diversity and Inclusion

We value diversity and inclusion (“D&I”) and strive to weave this value into everything we do. We attract a diverse group of employees that reflect the audience we are trying to reach through our content, and we welcome the unique skills, experiences, and backgrounds each employee brings to the table every day. As of December 31, 2025, approximately 3.13% of our employees in Taiwan were members of minority groups, including foreign residents of Taiwan, indigenous people and persons with disabilities, and 2.77% of our employees in Japan were members of minority groups, including non-citizen residents of Japan. In addition, 63% of our Taiwan and 50% of our Japan employees identify as female.

We continuously improve our strategies for recruitment, training, career development, and education to support our ongoing D&I mission. Our recruiting team has been intentional about developing a diverse strategy to ensure active recruitment of diverse talent and candidates from underrepresented groups, as well as to ensure that the company hires and retains talent with diverse perspectives and backgrounds. Throughout the recruitment and hiring process, we emphasize educating all participants about internal and unconscious biases and how to overcome them, ensuring that all job descriptions and interview processes are inclusive and accessible. We are committed to increasing the representation of minority employees in senior leadership positions; we have concentrated our efforts on advancing and retaining current minority employees and recruiting and attracting more minority candidates for senior roles.

We are committed to creating a work culture where employees can bring their authentic selves to work every day. We want all employees to feel safe and supported, free from the threat of microaggressions or bias.

We plan to continue to develop and launch key D&I educational opportunities, including events and trainings on gender equality, equal opportunities for disability, equal opportunities for sexual orientation, workplace harassment awareness and health and well-being awareness. Additionally, we are promoting initiatives in our Japan office to install gender neutral bathrooms, eliminate the inclusion of age, gender, and photographs on resumes, and encourage employees in same-sex relationships to take advantage of the marriage, child, and other life stage bonuses we provide. Additionally, we will provide flexible remote working arrangements to accommodate employees’ family care needs. Our goal is to establish a working environment where employees can lead autonomously, allowing them to unleash their creativity and impact.

Compensation and Benefits

We provide compensation and benefits programs to help meet the needs of our employees and reward their efforts and contributions. We seek fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management compensation.

In addition to salaries, we provide competitive compensation programs commensurate with our peers and industry. Our compensation programs currently vary between our Japan and Taiwan offices to provide competitive compensation in line with local market practice. In both Japan and Taiwan, our compensation and benefit programs include our 2015 Global Share Plan, a stock option plan under which our employees can receive stock options to purchase a specified number of our ordinary shares at a predetermined discount price with a pre-determined vesting schedule over the course of employment. For details, see the discussion under the caption “Management — Share-based Compensation.” We also provide year-end, monthly, and project management performance bonuses, special payments for Taiwanese festivals, marriage, funeral, childbirth and hospitalization benefits, meal and travel allowances and education subsidies for our Taiwan employees. Our Japan office employees enjoy marriage, funeral, childbirth, and hospitalization benefits, special long-service bonus payments and paid leaves, as well as subsidies for private English lessons, qualifications related to our business, a free café in our office, and a remote work policy allowing unlimited work from home or from another location for up to two months. Such programs and our overall compensation packages seek to facilitate retention of key personnel.

Health, Safety and Wellness

The success of our business is fundamentally connected to the wellbeing of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including overwork prevention and ergonomics initiatives in our Taiwan office and access to medical consultation and talk therapy services in our Japanese offices. In response to the COVID-19 pandemic, we implemented countermeasures, such as remote work, which we determined were in the best interests of our employees, as well as the communities in which we operate, and which complied with applicable government regulations. We continue to evolve our programs to meet our employees’ health and wellness needs.

Insurance

We provide social security insurance, including occupational accident, medical, injury, disability and death benefits, unemployment insurance, national health insurance subsidies, retirement pensions and group accident insurance, in the case of Taiwan, and occupational accident, national health insurance, nursing care insurance, national pension, and employment insurance, plus a defined contribution pension plan, in the case of Japan, for our employees in compliance with applicable Taiwan and Japanese laws. We maintain fire insurance for our Taiwan office and fire, liability, director and officer, employee liability, personal information leakage, IT incident and overseas travel insurance policies for our Japanese office.

Intellectual Property

We depend on our brands to build and maintain name recognition and audience loyalty and regard our intellectual property as critical to our success. The value of our digital media brands depends on intellectual property and licenses to intellectual property that we own or hold, including but not limited to the trademarks Business Insider Japan, Gizmodo Japan, Lifehacker Japan, DIGIDAY JAPAN, The News Lens, iCook and Sports Vision and domain names associated with these marks. We retain the rights to an extensive content library that is monetized through multiple revenue streams. In addition to our brand, domain, and content assets, we own and license various advertising and data analytics technologies that power our business. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brands, content, proprietary technologies, and other intellectual property rights.

As of December 31, 2025, we held 38 registered trademarks in Japan, 52 registered trademarks and two patents in Taiwan, and three registered trademarks in the other territories in which we operate. We continually review our development efforts to assess the existence and our ability to register new intellectual property, and whether to decommission certain of our intellectual property assets. We intend to continue to file additional applications with respect to our intellectual property assets.

Regulation

We are subject to many laws and regulations in Japan, Taiwan, the United States, Hong Kong, and throughout the world, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, ecommerce, marketing, advertising, messaging, rights of publicity, libel and defamation, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm or require us to change our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit use or distribution of our products and services or otherwise impose other restrictions that may affect access to or operation of any or all of our products and services for an extended period of time or indefinitely.

Data Privacy and Security Laws

We receive, process, store, use and share data, some of which contains personal information, including, but not limited to, full name, birth date, address, phone number, email address, age and GPS location as well as technical identifying data including, but not limited to, IP address, device, browser and operating system IDs, activity logs, usage and preference information, and user-generated content. We are therefore subject to various laws, policies, and regulations worldwide relating to the privacy and security of consumer, customer and employee personal information. These laws, including the Act on the Protection of Personal Information of Japan and the Taiwan Personal Data Protection Act, often require companies to implement specific information security controls to protect certain types of data (such as personal data, “special categories of personal data” or health data), and/or impose specific requirements relating to the collection or processing of such data.

According to the Act on the Protection of Personal Information of Japan, our Japanese subsidiaries are required to, among other restrictions and requirements, notify data subjects of the specified purpose of use for which their personal information is being processed and shall not use such data beyond the specified purpose of use or disclose it to any third party without the data subject’s consent, subject to various exceptions or additional restrictions in accordance with circumstances. In addition, our Japanese subsidiaries are required to give data subjects the opportunity to correct their personal information if the legal elements for such correction requests are satisfied, among various other legal rights granted to data subjects.

According to the Taiwan Personal Data Protection Act, our Taiwan subsidiaries are required to conduct due notification procedures and obtain customers’ consent to collect their personal data, and shall not use such personal data beyond the scope authorized by the customer or disclose it to third parties. In addition, the individuals making up our traffic, as data subjects, are entitled to request our Taiwan subsidiaries, as the holders of personal data, to delete or provide a copy of their personal data.

For more details, see “Risk Factors — Risks Related to Our Technology, Security and Privacy — Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

Exchange Controls in Taiwan

Under applicable regulations in Taiwan, the inflow and outflow of foreign currency that do not involve the exchange of New Taiwan Dollar is free, while currency conversion between New Taiwan Dollar and foreign currency is subject to exchange transactions declarations pursuant to the Taiwan Foreign Exchange Control Act. Hence, receipts and disbursements involving the currency conversion from New Taiwan Dollar to foreign currency or from foreign currency to New Taiwan Dollar (collectively, “Regulated Transactions”) are subject to declaration obligations imposed by the Taiwan authorities. In general, Regulated Transactions involving NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for Regulated Transactions involving New Taiwan Dollar equivalent to over USD 1 million, relevant documents shall be verified by banks before such transactions can be processed. In addition, if the annual accumulated settlement amount of Regulated Transactions exceeds USD 50 million, such foreign exchange settlement is subject to the approval of the Central Bank of Taiwan. The Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan.

For each of the three years ended December 31, 2022, 2023, and 2024 our revenue subject to foreign exchange controls in Taiwan represented less than 1.8% of our total revenue, and our revenue denominated in NTD was fully used for the operation of our Taiwan subsidiaries. If any of our Taiwan subsidiaries needs to pay TNL Mediagene, for the purpose of dividend distribution or otherwise, we expect the payment to be funded by our Taiwan subsidiary’s revenue denominated in USD, which is generally not subject to foreign exchange control in Taiwan.

Sustainability

We consider sustainability to be a cornerstone of our business. Some of the efforts we have undertaken to ensure our business are sustainable include encouraging energy conservation and public transportation in our offices, collaborating with suppliers and hosting providers with a commitment to carbon reduction and green energy certifications, using environmentally-friendly office supplies, and undertaking awareness-raising workshops and events surrounding sustainability and decarbonization, including the BEYOND Sustainability Award, an award that recognizes companies that promote sustainable management and GREEN SHIFT, which provides information and community building for innovators working on new businesses. We are also exploring future initiatives based on carbon reduction guidance and certifications.

Seasonality

Our business is subject to some seasonal influences. Historically, our revenue is typically highest in the fourth quarter of the year due to increased advertisement spending and revenue by multinational advertisers and e-commerce clients benefiting from holiday spending at the end of the calendar year. We expect this seasonality trend to continue. For more details on the seasonality of our business, see the discussion under the caption “TNL Mediagene’s Managements’ Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results of Operations — Seasonality”.

Facilities

Our Japan executive office is located in Tokyo, Japan where we occupy facilities totaling approximately 1,200 square meters under leases. In addition, we have a sizable operation in Taiwan through our Taiwan executive office in Taipei, Taiwan where we occupy a facility totaling 1,610 square meters under leases. We use these facilities for administration, finance, legal, human resources, information technology, sales and marketing, engineering, technology, production and development.

We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations if needed in the future.

Legal Proceedings

We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT

The following table provides information about our executive officers and directors as of the date of this prospectus. Our Board is composed of seven directors.

Name	Age	Position	Position Held Since
Joey (Tzu-Wei) Chung	41	Director and Chief Executive Officer	May 26, 2023(1)
Motoko Imada	58	Director and President	May 26, 2023(2)
Hiroyuki Terao	54	Chief Financial Officer	December 5, 2024
Richard (Chih-Wei) Lee	34	Chief Technology Officer	March 1, 2024
TJ (Tae Jun) Park	43	General Counsel	August 1, 2025
Marcus Brauchli	63	Director and Chairman of the Board of Directors	January 14, 2025(3)
Priscilla Han	40	Director	December 5, 2024
Lauren Zalaznick	62	Director	December 5, 2024
Naoko Okumoto	58	Director	July 1, 2025
Hiroto Kobayashi	60	Chief Content Officer – Japan	May 26, 2023
Mario (Shih-Fan) Yang	43	Chief Content Officer – Taiwan	May 26, 2023

____________

Notes:

(1)      Indicates Mr. Chung’s appointment date as the Chief Executive Officer of TNL Mediagene after the merger between TNL and Mediagene. Prior to the merger, Mr. Chung served as the chairman and chief executive officer of TNL since January 16, 2015.

(2)      Indicates Ms. Imada’s appointment date as the President of TNL Mediagene after the merger between TNL and Mediagene. Prior to the merger, Ms. Imada served as the representative director and chief executive director of Mediagene since October 30, 1998.

(3)      Indicates Mr. Brauchli’s appointment date as the Chairman of the Board of Directors of TNL Mediagene. Mr. Brauchli has been serving as a Director of TNL Mediagene, including as a director of TNL, since November 21, 2016.

The following is a brief biography of each of our executive officers and directors:

Joey (Tzu-Wei) Chung.    Mr. Chung served as Chairman and Chief Executive Officer at TNL, which he co-founded, prior to its merger with Mediagene and now serves as Director and Chief Executive Officer of TNL Mediagene. Prior to founding TNL, Mr. Chung was the General Manager of Sanrio Co., Ltd. in China and New Business Development Manager at Sanrio, Inc. in the United States. Prior to that, Mr. Chung worked in the Equity Research Department of UBS Securities Pte., Ltd., Taipei Branch, and as a columnist for Business Weekly. Mr. Chung holds a Bachelor of Arts in Foreign Languages and Literature from National Taiwan University and a M.B.A. from Harvard Business School. We believe Mr. Chung is qualified to serve as a director because of the knowledge, operational expertise and continuity he brings to TNL Mediagene as a founder of TNL, as well as his wide-ranging industry experience.

Motoko Imada.    Ms. Imada served as a Representative Director and Chief Executive Director at Mediagene prior to its merger with TNL and now serves as Director and President of TNL Mediagene. Ms. Imada co-founded Mediagene, then INFOBAHN Group, Inc., in 1998 and founded the digital advertising agency INFOBAHN Inc. in 2015. Prior to her career as a founder, Ms. Imada held various roles in the publishing industry, where she helped launch the Japanese edition of WIRED Magazine and served as that publication’s business manager. Ms. Imada holds a Bachelor’s degree in Economics from Doshisha University. We believe Ms. Imada is qualified to serve as a Director because of her extensive experience and proven track record in founding and leading successful companies in the media and digital advertising industry, as well as the strategic vision and leadership abilities she has demonstrated throughout her career.

Hiroyuki Terao.    Mr. Terao has served as Chief Financial Officer of Mediagene, then INFOBAHN Group, Inc. since 2017, and concurrently as Director of Mediagene since 2018. Following the Merger, Mr. Terao serves as Chief Financial Officer of TNL Mediagene. Before joining Mediagene in 2017, he previously served as a director of Japan Elevator Service Holdings, where he helped the company prepare for its IPO, and as an analyst and certified public accountant at KPMG AZSA, where for fifteen years he audited the financial statements of various listed companies in Japan, advised pre-IPO companies on preparing their financial statements for listing, and assisting external audits of local governments.

Richard (Chih-Wei) Lee.    Mr. Lee was the Group Chief Integration Officer at TNL and presently serves as our Chief Technology Officer. Prior to joining the group, Mr. Lee founded and sold INSIDE and iCook to TNL, where he served as Chief Technology Officer and led product development. Mr. Lee holds a Bachelor of Science — Computer Science degree from National Chengchi University.

TJ (Tae Jun) Park.    Mr. Park has served as the Company’s General Counsel since August 2025, bringing deep expertise in international capital markets and corporate legal advisory. Prior to joining us, Mr. Park was an attorney in the Tokyo office of the global law firm Morrison & Foerster LLP, where he practiced cross-border capital markets, public company advisory and corporate governance, advising a wide range of multinational clients on complex transactional and regulatory matters. He received his J.D. from Georgetown University Law Center and holds B.A. degrees in Asian Studies and Political Science from the University of California, Berkeley. Mr. Park also studied abroad at Tsinghua University School of Law in Beijing.

Marcus Brauchli.    Mr. Brauchli is a Director and the Chairman of the Board of Directors and served as a Director at TNL. He is also cofounder and managing partner of North Base Media. Prior to founding North Base Media, he was Vice President of Graham Holdings Company and its predecessor, The Washington Post Co., from July 2008 until December 2013. In that role, he developed digital opportunities for a group that included The Washington Post, the Post-Newsweek television stations, the Cable One group and the news and opinion site Slate. From September 2008 to December 2012, he was Executive Editor of The Washington Post, where he oversaw The Washington Post’s budget, its 700-person newsroom, and made improvements in the paper’s digital operation that quadrupled its audience. Mr. Brauchli came to The Washington Post from a 24-year career at Dow Jones & Co. where he rose from an international correspondent to Vice President and editor of The Wall Street Journal, oversaw The Wall Street Journal’s budget and global operations and helped to manage the operations of a number of units including Marketwatch and the Dow Jones Industrial Average. Mr. Brauchli has served as advisor to Reach Mobile Inc., a U.S. telecommunications technology company, and Capital Digital, a Mexican media group. He has been a consultant to Univision Communications Inc., the HT Media Group in India and the Economic Journal of Hong Kong, and an Innovation Fellow at the Lang Center for Entrepreneurship at Columbia Business School. We believe Mr. Brauchli’s extensive experience leading media and global businesses and investing in digital and technology growth companies brings important and valuable skills to our board of directors.

Lauren Zalaznick.    Ms. Zalaznick is our Director and has had an illustrious career in media and digital content strategy. She currently serves on the board of the RTL Group where she is a member of the Nominating and Compensation Committees. She previously served as Chair of the board of directors of National Cinemedia, and as a director of GoPro, The Nielsen Corporation, Penguin Random House and Shazam. During her tenure at Comcast NBCUniversal from 2002 to December 2013, Ms. Zalaznick held roles of increasing responsibility including Chair, Entertainment & Digital Networks, where she oversaw the Bravo, Oxygen, Style, and Telemundo networks, as well as the company’s digital portfolio, and ultimately rose to the rank of Executive Vice-President. Prior, she held executive roles in content and marketing at Viacom (now Paramount Global). Today, Ms. Zalaznick is a senior strategic advisor to leading media and digital companies. She is also a senior advisor to The Boston Consulting Group’s Global TMT practice, and to leading content and tech start-ups. We believe her extensive experience and expertise in digital media and content strategy will make her a highly valuable member of our board.

Naoko Okumoto.    Ms. Naoko Okumoto, our Director, is a seasoned entrepreneur and investor with two decades of experience in tech investment, cross-border business development, and strategic partnership management. Ms. Okumoto is the founder and managing partner of NIREMIA Collective, an early-stage venture capital fund focusing on health and wellbeing technology, and CEO of Amber Bridge Partners, a cross-border business advisory firm. She previously served as Vice President at Yahoo! Inc. in the U.S. overseeing joint ventures and began her career at Microsoft Corporation. Currently, Ms. Okumoto also serves as a Non-Executive Director at Yappli, Inc. (listed on the Tokyo Stock Exchange), and previously served on the boards of S4 Capital plc (listed on the London Stock Exchange) and EdCast (acquired by Cornerstone OnDemand). We believe Ms. Okumoto’s extensive experience in cross-border business development, along with her expertise and proven track record of building new businesses within Silicon Valley and APAC corporate settings and driving revenue growth, bring valuable global perspective, strategic insight, and entrepreneurial acumen to our board of directors.

Priscilla Han.    Ms. Han is our Director and concurrently serves as the Chief Investment Officer of Reapra Pte. Ltd., a Singapore-based investment company with a portfolio that includes companies in a wide range of industries, including education, digital media, real estate, hospitality, healthcare and agriculture across Asia, where she has served since 2017. Before joining Reapra, she worked from April 2014 to July 2017 as an investment manager covering China and Southeast Asia for New Zealand Trade and Enterprise, which focuses on driving Foreign Direct Investment into New Zealand. From May 2014 to July 2017, Ms. Han was an Investment Committee Member for North Base Media where she led financial analysis for the portfolio, a corporate finance manager for Deloitte & Touche from January 2013 to April 2014 and an associate in M&A and investment for Singapore-based investment companies. We believe Ms. Han’s extensive experience in finance, as well as analyzing and advising growth companies in Asia brings important and valuable skills to our board.

Hiroto Kobayashi.    Mr. Kobayashi was a cofounder of Mediagene, where he served as Director and Chief Visionary Officer, and presently serves as Chief Content Officer for our Japan office. Mr. Kobayashi is a highly regarded pioneer in digital media in Japan who started his career while a teenager by foregoing high school education. Mr. Kobayashi helped launch the Japanese edition of WIRED Magazine in 1994, and cofounded Mediagene in 1998. He has launched a variety of printed and online media outlets over the course of his career, including GIZMODO Japan. Since 2017 he has served as an official Japan partner for TOA, an international tech conference held in Berlin, and currently produces programs and fieldwork projects to co-create innovations focused on circular economy, biodiversity, and local government-private partnerships.

Mario (Shih-Fan) Yang.    Mr. Yang was a cofounder of TNL where he served as Director and Chief Content Officer and presently serves as Chief Content Officer for our Taiwan office. Mr. Yang has served as CNET’s Chief Executive Editor and Business Weekly Taiwan’s Senior Editor. Mr. Yang holds a Bachelor of Business Administration degree from National Tsing Hua University.

None of TNL Mediagene’s officers or directors following the completion of the Merger is expected to be located in mainland China or Hong Kong.

Number and Terms of Office of Officers and Directors

As of the date of this prospectus, our board consists of six (6) directors, two (2) executive directors who also serve as the Chief Executive Officer and the President, and other directors divided into two classes. Any director on our board other than two (2) executive directors may be removed by way of a special resolution of the shareholders. Our executive directors will hold office for so long as they hold such executive office and may not be subject to election, re-election or removal by the shareholders, but will be removed from office only upon ceasing to serve in such executive office or as otherwise determined by the directors. The TNL Mediagene A&R Articles provide that each director shall hold office until their earlier death, designated term, resignation or removal. None of our non-employee directors has a service contract with us that provides for benefits upon termination of service.

Our officers, including the Chief Executive Officer and the President, are appointed by the board and serve at the discretion of the board, rather than for specific terms of office. The board is authorized to appoint persons to the offices set forth in the TNL Mediagene A&R Articles as it deems appropriate.

Committees of the Board

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board. Charters for each of the three committees were adopted upon consummation of the Merger. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Priscilla Han, Naoko Okumoto, and Lauren Zalaznick with Priscilla Han as the chair. Priscilla Han, Naoko Okumoto and Lauren Zalaznick satisfy the “independence” requirements of Nasdaq and the independence standards under Rule 10A-3 under the Exchange Act. The board has determined that Priscilla Han qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting or replacing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•        reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        periodically reviewing and reassessing the adequacy of our audit committee charter;

•        meeting periodically with the management, our internal auditor and our independent registered public accounting firm;

•        reporting regularly to the board;

•        reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•        handling such other matters that are specifically delegated to our audit committee by the board from time to time.

Compensation Committee.    Our compensation committee consists of Lauren Zalaznick, Marcus Brauchli and Priscilla Han, with Lauren Zalaznick as the chair. Lauren Zalaznick and Priscilla Han satisfy the “independence” requirements of Nasdaq and the independence standards under Rule 10A-3 under the Exchange Act. Our compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•        reviewing the compensation program for our employees and recommending any proposed changes to our management;

•        reviewing and recommending to the board with respect to the compensation of our non-employee directors;

•        reviewing annually and administering all long-term incentive compensation or equity plans;

•        selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing annual bonus programs, employee pension and major welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee satisfies Nasdaq requirements and consists of Naoko Okumoto and Marcus Brauchli, with Marcus Brauchli as the chair. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or reelection to the board or for appointment to fill any vacancy;

•        reviewing annually with the board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance, including cybersecurity compliance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance, including cybersecurity compliance, and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit, in the performance of their duties, a greater degree of skill than may reasonably be expected from a person of their knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with the TNL Mediagene A&R Articles, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our board include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our register of members.

Director Independence

As a result of our securities being listed on Nasdaq following consummation of the Merger, we adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of TNL Mediagene or its subsidiaries or any other individual having a relationship which in the opinion of the board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Priscilla Han, Naoko Okumoto and Lauren Zalaznick are “independent directors” as defined in the Nasdaq listing standards and that Priscilla Han, Naoko Okumoto and Lauren Zalaznick meet the independence standards under Rule 10A-3 under the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Employment Agreements and Indemnification Agreements

We have not entered into formal employment agreements with our executive officers. As a result, each of our executive officers is employed on an “at-will” basis, continuing for an indefinite term, unless terminated by either party at any time and for any reason, with or without cause.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

For the year ended December 31, 2025, we paid an aggregate of $1,638,324 in cash and benefits and 12,405 restricted shares to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Share-based Compensation

2015 Global Share Plan — Expired

In June 2015, TNL’s board of directors originally approved the 2015 Plan, which allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options and restricted share awards (each, an “award” and the recipient of such award, a “participant”) to members of the board of directors and eligible employees and consultants of TNL Mediagene and any subsidiary of TNL Mediagene.

The 2015 Plan expired in June 2025 in accordance with its terms. As of the expiration date, no further awards may be granted under the 2015 Plan.

As of December 31, 2025, options to purchase an aggregate of approximately 17,000 TNL Mediagene Ordinary Shares remained outstanding under the 2015 Plan, and approximately 9,000 restricted shares remained subject to vesting. Any outstanding awards granted prior to the expiration of the 2015 Plan continue to be governed by their existing terms and the terms of the 2015 Plan, and TNL Mediagene may issue TNL Mediagene Ordinary Shares upon the exercise or settlement of such previously granted awards in accordance with their terms. For the avoidance of doubt, all outstanding awards under the 2015 Plan were adjusted to reflect the 1-for-20 Share Consolidation.

Future Equity Incentive Plan

TNL Mediagene does not currently have an equity incentive plan in effect. The management expects to adopt a new equity incentive plan later this year, subject to board of director approval where required.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF TNL MEDIAGENE

The following tables present the summary consolidated financial data of TNL Mediagene. TNL Mediagene prepares its consolidated financial statements in accordance with IFRS. The summary consolidated comprehensive income data for the fiscal years ended December 31, 2022, 2023 and 2024 and the summary consolidated financial position data as of December 31, 2023 and 2024 have been derived from TNL Mediagene’s audited consolidated financial statements, which are incorporated by reference. TNL Mediagene’s summary consolidated comprehensive income data for the six months ended June 30, 2024 and 2025 and consolidated financial position data as of June 30, 2025 are derived from TNL Mediagene’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “TNL Mediagene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus and the unaudited condensed consolidated interim financial statements and notes thereto included elsewhere in this prospectus.

Summary Consolidated Comprehensive Income Data

	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2023	Fiscal year ended December 31, 2024	Six months ended June 30, 2024	Six months ended June 30, 2025
				(unaudited)	(unaudited)
Revenue	$20,009,994	$35,838,780	$48,493,897	$20,605,425	$21,785,004
Cost of revenue	(12,268,798)	(23,187,396)	(30,755,340)	(12,418,454)	(14,795,880)
Gross profit	7,741,196	12,651,384	17,738,557	8,186,971	6,989,124
Operating Expenses:
Sales, general and administrative expenses	(8,648,811)	(16,421,386)	(62,004,194)	(12,257,199)	(10,911,769)
Research and development expenses	(2,509,069)	(3,327,185)	(3,052,515)	(1,503,392)	(1,716,627)
Impairment loss on intangible assets	—	(298,424)	(29,026,050)	—	—
Operating loss	(3,416,684)	(7,395,611)	(76,344,202)	(5,573,620)	(5,639,272)
Non-operating income and expenses
Interest income	10,994	19,340	21,773	9,530	9,706
Other income	75,576	409,555	58,024	12,956	98,221
Other gains and losses	(8,174,802)	5,458,803	(851,689)	(142,598)	1,579,000
Finance costs	(137,029)	(298,958)	(8,167,872)	(181,531)	(414,555)
Profit (Loss) before income tax	(11,641,945)	(1,806,871)	(85,283,966)	(5,875,263)	(4,366,900)
Income tax (expense) benefit	247,177	591,082	307,246	(58,864)	44,965
Loss for the period	$(11,394,768)	$(1,215,789)	$(84,976,720)	$(5,934,127)	$(4,321,935)
Components of other comprehensive income (loss) that will be reclassified to profit or loss	—	—	7,526	—	—
Exchange differences on translation of foreign operations	$(717,130)	$(41,644)	$(210,223)	$(204,478)	$(180,756)
Other comprehensive loss, net of income tax	$(717,130)	$(41,644)	$(202,697)	$(204,478)	$(180,756)
Total comprehensive loss for the period	$(12,111,898)	$(1,257,433)	$(85,179,417)	$(6,138,605)	$(4,502,691)

____________

(1)      We effected a 1-for-20 reverse share split on December 22, 2025 (the “Share Consolidation”). The historical loss per share amounts for the fiscal years ended December 31, 2022, 2023 and 2024 reported in TNL Mediagene’s audited consolidated financial statements that are incorporated by reference have not been retrospectively adjusted for the Share Consolidation. The following table presents the unaudited pro forma loss per share amounts for the fiscal years ended December 31, 2022, 2023 and 2024 giving retrospectively adjustment for the Share Consolidation.

	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2023	Fiscal year ended December 31, 2024
Profit (Loss) per share
Profit (Loss) per share – basic	$(23.91)	$(0.87)	$(69.27)
Profit (Loss) per share – diluted	$(23.91)	$(0.87)	$(69.27)

The loss per share amounts for the six months ended June 30, 2024 and 2025 reported in TNL Mediagene’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus have been retrospectively adjusted for the Share Consolidation.

Summary Consolidated Financial Position Data

	December 31, 2023	December 31, 2024	June 30, 2025
			(unaudited)
Total assets	$119,616,267	$92,915,077	$86,050,182
Total liabilities	47,248,519	56,511,317	51,187,288
Total equity	72,367,748	36,403,760	34,862,894
Total liabilities and equity	$119,616,267	$92,915,077	$86,050,182

TNL MEDIAGENE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that TNL Mediagene’s management believes is relevant to an assessment and understanding of TNL Mediagene’s results of operations and financial condition. This discussion and analysis should be read together with the unaudited condensed consolidated interim financial statements for the six months ended June 30, 2025 and related notes, and together with the audited historical consolidated financial statements and related notes that are incorporated by reference in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus or elsewhere in this prospectus.

TNL Mediagene’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. Dollars except as otherwise indicated. For more information about the basis of presentation of TNL Mediagene’s consolidated financial statements, see “— Basis of Presentation” and Note 4b to TNL Mediagene’s audited historical consolidated financial statements incorporated by reference in this prospectus.

Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in TNL Mediagene’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

In this section, “we,” “us” and “our” refer to TNL Mediagene and its consolidated subsidiaries.

Company Overview

We are Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions. With data at our core, we operate media, technology and digital studio businesses primarily in Japan and Taiwan, with a vision to expand into other key East and Southeast Asian markets outside of mainland China. Through our trusted digital media brands, AI-powered advertising and data analytics technology and digital studio solutions, we aim to provide multinational clients with unmatched opportunities to contextually reach and engage with Millennial and Gen Z audiences across the East and Southeast Asian region, one of the largest and most attractive audience segments in the world.

TNL Mediagene as currently constituted was formed in May 2023 by the merger of The News Lens Co., Ltd. (“TNL”) and Mediagene Inc. (“Mediagene”). TNL and Mediagene started out as independent digital media companies in Taiwan in 2013 and in Japan in 1998, respectively, and continue to grow both organically and inorganically. Mediagene publishes well-known and trusted media brands, such as ROOMIE and MASHING UP, as well as Japanese editions of global media brands, including Gizmodo Japan, Lifehacker Japan and Business Insider Japan, and also provides integrated digital studio, agency and marketing solutions. TNL owns several popular digital media brands in Taiwan, including The News Lens, iCook, and Sports Vision, and also operates AI-powered data analytics and advertising technology and market research assets.

As Asia’s next-generation media company built around a portfolio of diverse and trusted digital media brands and a suite of AI-powered advertising and data analytics solutions, we have built on the respective strengths of our predecessors and have created synergies between the unique capabilities of both companies. Each has brought unique capabilities to TNL Mediagene — TNL’s data analytics, advertising technologies and direct-to-client advertising sales platform and Mediagene’s portfolio of iconic media brands in the larger Japanese market, innovative content marketing, integrated marketing, live events, and retail media capabilities — while maintaining our shared core values and focus on high-quality independent digital media publishing. Our combined innovative publishing and creative teams have a long track record of creating and licensing new and sustainable brands. With our strong foundation in digital media, we have prioritized collecting more and better data, developing more data-focused services and products, delivering performance advertising that gives our clients higher return on advertising spending, and achieving audience growth by strengthening our audience share in our existing content categories, expanding into new content categories and growing into new geographic markets.

We categorize our business into the following business units:

Media and Branded Content.    As an independent digital media publisher, we are committed to being a “trusted voice in Asia for a better future” for Millennial and Gen Z audiences in Japan, Taiwan and throughout the East and, ultimately, Southeast Asia region, and to inspire and enliven what the most online and connected generations watch, read, hear and buy, now and in the future. For the eleven months ended November 30, 2025, our 26 digital media brands across five content categories — news and business, B2B media, technology, lifestyle and food, and sports and entertainment — have reached over 37 million average monthly unique users (“MUUs”), which we define as the average monthly unique users of our owned digital media sites and accounts on social media platforms such as YouTube and TikTok, in three languages, Japanese, Chinese and English, with over 222 million average monthly digital footprints across websites, social-media platforms and mobile apps. For more details of our operating metrics, see “— Key Operating Metrics.”

Technology.    Our data analytics and AI-powered technology gives us deep insight into the content consumption and engagement behaviors of our users and enables us to optimize audience monetization by creating and delivering captivating and high-quality content and deep two-way connections with our audience, particularly among members of the Millennial and Gen Z generations. Our 25 trusted digital media brands cover diverse categories, offering high engagement with the growing and affluent digital-native generations primarily in Japan and Taiwan, and deliver unmatched advertisement performance in the digital advertising and growing retail media spaces. We have represented over 850 regional and global advertising clients across diverse industries, including multinational companies and government agencies.

Digital Studio.    Our integrated digital studios, agencies and market research teams provide a comprehensive suite of strategic, creative design, research and communication services that help our clients reach and engage their target audiences and build communities for their brands. Ranging from campaign planning, communication strategy, marketing content creation, and event planning to digital studio services with social media strategy, influencer recruiting, and UX/UI design, our integrated digital studio, agency and market research solutions help our clients formulate and deliver key messages to their target audiences both online and offline and enables us to build long-term relationships with our B2C and B2B clients through multi-year projects.

For more details on our business units, see “TNL Mediagene’s Business — History and Development of the Company — Our Three Interconnected Business Units.”

Our total revenue increased from $20.0 million in 2022 to $35.8 million in 2023 and to $48.5 million in 2024, at a CAGR of 55.7% from 2022 to 2024. From June 2023 onwards, our total revenue includes revenue earned by Mediagene which merged with TNL on May 25, 2023. For more details, see “— Results of Operations” and Note 32 to our audited consolidated financial statements incorporated by reference in this prospectus.

To date, we have incurred recurring losses from operations, negative working capital, and net operating cash outflow, including net losses of $11.4 million, $1.2 million, $85.0 million and $4.3 million in the years ended December 31, 2022, 2023 and 2024, and for the six months ended June 30, 2025, respectively. Our significant net loss in the year ended December 31, 2024 is primarily attributable to one-off transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq in December 2024. One-off transaction costs in 2024 included non-cash listing expense, which refers to the excess of the fair value of TNL Mediagene Ordinary Shares issued over the fair value of Blue Ocean’s identifiable net assets on December 5, 2024, the Closing Date, and professional services expenditures that we incurred in connection with the Merger and the listing. For more details on such transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq, see Note 35 to our audited consolidated financial statements incorporated by reference in this prospectus.

For the six months ended June 30, 2025, our net loss for the period was $4.3 million and net cash used in operating activities for the same period amounted to $1.8 million. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to improve operating conditions and raise additional capital through equity offerings or debt financings. Our management’s business plans consider, among others, cost management, the issuance of equity, promissory notes and renewal of our loan facilities with financial institutions. Our management has prepared cash flow projections and considered the funding requirements for a period including 12 months from the date of approval of these interim financial results. Based on this review, and assuming that operations continue as currently planned, it was projected that additional financing would be required prior to the second quarter of 2026. To support our ongoing liquidity, we currently have in place an ELOC with Tumim Stone Capital LLC, which provides us the flexibility to sell ordinary shares from time to time and receive cash proceeds to fund working capital and operational needs. However, there is no assurance that the ELOC can be utilized to the extent required for working capital and operational needs. In addition, we continue to evaluate a range of potential financing options, including debt and equity instruments, that may offer more attractive terms and strengthen our long-term capital structure. Such options are subject to negotiation and agreement with counterparties, and there is no guarantee that they will be successfully executed. Although our management continues to pursue these plans, there can be no assurance that it will be successful in obtaining sufficient funding on terms acceptable to it to fund continuing operations.

Our audited consolidated financial statements for the years ended December 31, 2022, 2023 and 2024 incorporated by reference in this prospectus, and unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 also include disclosure regarding substantial doubt about TNL Mediagene’s ability to realize its assets and discharge its liabilities in the normal course of business and to continue as a going concern. See “Risk Factors — Risks Related to Our Operations and Industry — Our recurring losses from operations, negative working capital and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern depends in part on improving our operating and financing conditions.” and Note 1 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

For more details on our business, see “TNL Mediagene’s Business.”

Recent Developments

3i and Tumim Transactions

On November 25, 2024, we entered into the 3i Note SPA with 3i, in the aggregate principal amount of up to $11,944,444 ($10,750,000 with an original issue discount of 10%), and the Tumim ELOC SPA with Tumim, pursuant to which we may, at our sole discretion, issue and sell to Tumim up to $30,000,000 of TNL Mediagene Ordinary Shares, subject to certain terms and conditions thereunder.

On December 13, 2024, we issued and sold the Initial Note in the aggregate principal amount of $4,722,222 ($4,250,000 purchase price with an original issue discount of 10%) under the 3i Note SPA to 3i. The Initial Note accrues simple interest at six percent (6%) per annum until paid in full or converted pursuant to the terms thereof and will mature on the 12-month anniversary of the issue date. The Initial Note is guaranteed by a subsidiary guarantee under which each of TNL Mediagene’s subsidiaries jointly and severally, unconditionally and irrevocably guarantees TNL Mediagene’s obligations under the Initial Note, any other notes issued under the 3i Note SPA, the 3i Note SPA and other transaction documents, which was entered into on December 13, 2024. On December 13, 2024, we also entered into a registration rights agreement (the “3i Note RRA”) with 3i to provide certain customary registration rights to 3i. Pursuant to the registration rights granted to 3i under the 3i Note RRA, we filed the Prior F-1 Registration Statements.

Concurrently with the issuance of the Initial Note on December 13, 2024, we entered into a related registration rights agreement (the “Tumim ELOC RRA”) with Tumim to provide certain customary registration rights to Tumim in connection with the Tumim ELOC SPA. Pursuant to the registration rights granted to Tumim under the Tumim ELOC RRA, we filed the Prior F-1 Registration Statements and are filing this Registration Statement.

On June 13, 2025, we entered into the First Amendment and Second Amendment to the Tumim ELOC SPA and removed the requirement that the closing sale price of TNL Mediagene Ordinary Shares on the date we deliver any purchase notice under the Tumim ELOC SPA must be at least $1.00 per share.

On September 14, 2025, we entered into the Third Amendment to the Tumim ELOC SPA and revised the valuation method specified for Tumim’s purchases of TNL Mediagene Ordinary Shares to allow TNL Mediagene to elect to have the TNL Mediagene Ordinary Shares valued through a pricing valuation period of either one trading day or three trading days, in each case based on the market price and/or volume of the TNL Mediagene Ordinary Shares, with corresponding adjustments to the maximum purchase amount and purchase price at which Tumim will make purchases of the TNL Mediagene Ordinary Shares under the Tumim ELOC SPA.

On November 11, 2025, we made the final payment for the Initial Note with the initial principal amount of $4,722,222, and the Initial Note was fully repaid on the same date. For the repayments of the Initial Note, we have made cash payments totaling $1,535,473.45 and payments in shares totaling 500,111 TNL Mediagene Ordinary Shares.

As of the date of this prospectus, we have requested and Tumim has made ELOC Purchases totaling 394,047 Tumim ELOC Shares for an aggregate consideration of $2,609,849. Tumim has informed us that it has completed the resale of 400,000 Tumim ELOC Shares (including 5,952 Tumim Commitment Shares) registered under the Prior F-1 Registration Statements as of the date of this prospectus.

On December 8, 2025, we and 3i entered into an Amendment to the 3i Note SPA (the “Amendment to the 3i Note SPA”) to modify certain terms applicable to the issuance of the senior convertible notes to be issued under the 3i Note SPA in the future, including revisions relating to maturity, installment payments, optional prepayment, and acceleration mechanics. Pursuant to the 3i Note SPA as amended by the Amendment to the 3i Note SPA, on December 8, 2025, we issued to 3i a senior convertible note in the principal amount of $1,666,667 ($1,500,000 with an original issue discount of 10%) (the “Second Note”). The Amendment to the 3i Note SPA and the Second Note include, among others, the following revised terms:

•        a maturity of 18 months from the date of issuance,

•        no installment payments during the initial six (6) months following the date of issuance,

•        our optional prepayment right subject solely to the make-whole amount and without any additional redemption premium, and

•        a limit on sale such that 3i shall limit the aggregate daily selling amount of the TNL Mediagene Ordinary Shares it receives from conversion of the Second Note pursuant to the higher of (i) 10% of the daily trading volume of the TNL Mediagene Ordinary Shares on the trading market, and (ii) $50,000.

In connection with the issuance of the Second Note, on December 8, 2025, we also issued to 3i a warrant to purchase a certain number of TNL Mediagene Ordinary Shares (the “3i Warrants”). The 3i Warrants have a term of five (5) years, with an exercise price equal to 125% of the initial conversion price of the Second Note, subject to customary adjustments. The 3i Warrants may be exercised for cash only at any time that a registration statement covering the resale of the underlying TNL Mediagene Ordinary Shares is effective and available; otherwise, the 3i Warrants may be exercised on a cashless basis.

We effected the Share Consolidation on December 22, 2025, and the number of TNL Mediagene Ordinary Shares purchasable under the 3i Warrants was adjusted to 145,844 TNL Mediagene Ordinary Shares, and the exercise price was adjusted to $3.2470 per share, calculated as 125% of the lowest volume-weighted average price during the period commencing the five consecutive trading days immediately preceding and through the five consecutive trading days immediately following the date of the Share Consolidation. Pursuant to the terms of the Second Note, the conversion price of the Second Note was also adjusted to $2.2949 per share, calculated as the average of the five lowest volume-weighted average prices during the fifteen consecutive trading days immediately following the date of the Share Consolidation.

The foregoing description of the Amendment to the 3i Note SPA, the Second Note and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of each such document, forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

The agreements above and any transactions undertaken pursuant to them are referred to collectively in this prospectus as the “3i and Tumim Transactions”.

Digital Asset Treasury Strategy

On September 17, 2025, we announced a strategic initiative to integrate digital assets into our business model and to implement a digital asset treasury (“DAT”) strategy pursuant to which digital assets limited to Bitcoin, Ethereum and Solana will become part of TNL Mediagene’s treasury assets. We also announced the formation of a DAT advisory group to guide the oversight, evaluation and development of the DAT strategy.

To date, we have not purchased or held any digital assets, and we do not currently have plans to do so in the near future.

Nasdaq Minimum Bid Price Compliance and Reverse Share Split

On November 6, 2025, we received a staff determination letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that TNL Mediagene had not regained compliance by November 3, 2025 with the Minimum Bid Price Rule, which requires listed securities to maintain a minimum bid price of $1.00 per share, and that TNL Mediagene is not eligible for a second 180-day grace period. We have timely requested a hearing of determination before the Panel, which automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. Pursuant to the Nasdaq Listing Rules, the Panel has the authority to grant an extension not to exceed 180 days from the date of the determination letter. The hearing occurred on December 16, 2025, and, on December 23, 2025, the Panel has granted us an extension to regain compliance until January 7, 2026. We effected a 1-for-20 reverse share split on December 22, 2025 (the “Share Consolidation”), and TNL Mediagene Ordinary Shares began trading on a post-consolidation basis on December 23, 2025. On January 7, 2026, we were deemed to have regained compliance, and on January 20, 2026, we received a compliance confirmation from the Panel confirming that we are in compliance with the continued listing requirements. The Panel has also determined to impose a discretionary panel monitor for a period of one year from the date of the compliance confirmation. If within that one-year monitoring period, we fail to maintain compliance with any continued listing requirement, the staff of the Listing Qualifications Department will not be permitted to grant additional time for us to regain compliance with respect to the deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Listing Rule 5810(c)(3). Instead, the staff of the Listing Qualifications Department will issue a delist determination letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable, as provided by Listing Rule 5815(d)(4)(C).

Key Operating Metrics

We review a number of metrics, including the key operating metrics discussed below, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Monthly Unique Users:    We define a monthly unique user, or MUU, as a user who can be identified with a unique identifier and has visited a website or social media account owned by TNL Mediagene at least once within a calendar month. We track MUUs across all 26 of our digital media brands. We track MUUs monthly, quarterly and annually to understand how our audience may be changing. MUU data can change month-to-month, for example when current events drive users to our news websites, or quarterly, for example when seasonal promotions drive users to our technology and e-commerce sites. Based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms, for the eleven months ended November 30, 2025, we had approximately 37 million average MUUs.

Monthly Digital Footprint:    We define our monthly digital footprint as the total number of page and video views across our 26 digital media brands and associated social media platforms, including, among others, YouTube, Tik Tok and Facebook, within a calendar month. We track digital footprint monthly to understand how overall engagement with our brands may be changing. Similar to MUU data, digital footprint data changes month-to-month, quarter-to-quarter or year-to-year. Accordingly, we track monthly digital footprints monthly, quarterly and annually. For the eleven months ended November 30, 2025, we had an average monthly digital footprint of approximately 222 million views, based on the most recent available data sourced from Google Analytics for our branded websites and Semrush Holdings, Inc. for our social media accounts on Facebook, Instagram, YouTube, X and other key social media platforms.

First- and Zero-Party Data:    We collect “first-party” data, or actionable information created from behavioral data collected through our paid and free subscriptions to our branded sites, where users opt into sharing their data. We also collect “zero-party” data, or actionable information created directly from our users’ input, such as survey responses and account configurations. We believe first- and zero-party data provide more behavioral insights and higher user engagement that our advertising clients find valuable, and we regularly measure and monitor the number of users that provide first- and zero-party data.

Key Factors Affecting Our Results of Operations

We believe that our performance and future success is dependent on multiple factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors” in this prospectus and in our 2024 Annual Report incorporated by reference in this prospectus.

User Growth and Engagement

The number of MUUs is important to the growth of our business because it influences our advertising inventory. However, we are focused not just on the volume of MUUs but also on the quality of their engagement with our brands. For example, we believe that MUUs who have opted into providing first- and zero-party data are more valuable to advertisers in a landscape where privacy regulations are undergoing significant changes.

Changes in the Advertising Market

Our business is affected by changes in the digital advertising market, which in turn is influenced by client demand. Changes in any general industry conditions and our ability to adapt to such changes could affect our business and the results of operation. While we are subject to the cyclical nature of the advertising market, our 26 digital media brands are off platform. As such, we are less reliant on social media or search traffic than other on-platform media brands to drive advertising spend, and our business is not dependent on revenue sharing with platform owners. We believe that advertisers will continue to seek to engage directly with Asian Millennial and Gen Z audiences, and our 26 digital media brands provide unique, direct access which dilutes the impact of changes in the broader advertising market.

Changes in the E-commerce Market

We continue to capitalize on the growing e-commerce trend, and we believe we are well positioned to monetize e-commerce. We can earn revenue both at the top of the e-commerce buying funnel for creating branded content that introduces audiences to new products, and at the bottom of the e-commerce buying funnel for sale of advertised products via affiliate links on our websites. Our e-commerce revenue is diversified across platforms, such as Amazon and Rakuten, where we earn a take-rate on gross merchandise value, on crowdfunding e-commerce sites, and on our own proprietary e-commerce platforms.

Seasonality

We experience seasonality in our business and financial results.

Media and Branded Content:    The fourth quarter of a calendar year tends to be our largest revenue quarter due to spending at the end of the calendar year by multinational advertisers. The second quarter of a calendar year also sees increased advertising spend as it aligns to the typical February and March fiscal year end in Japan, where advertisers tend to allocate their remaining advertising budgets for the previous fiscal year for advertisements in the second quarter or the first quarter of a new fiscal year. The first quarter of a calendar year tends to see reduced advertising spend because of the impact of the Chinese New Year holidays, which fall between late January and late February, on the Taiwanese market.

Technology:    Revenue from the technology business is subject to similar seasonality as the media and branded content business, showing stronger sales in the fourth quarter of a calendar year. This is primarily due to similar trends in advertising-related technology spending by our advertising clients. In particular, revenue from the technology business from our e-commerce clients tends to benefit from holiday spending in the fourth quarter of a calendar year.

Digital Studio:    Revenue from the digital studio business in Taiwan is highest in the fourth quarter of a calendar year. In Taiwan, many of our digital studio clients are public sector and not-for-profit organizations who tend to enter into one-year projects at the beginning of the calendar year. We recognize revenue on these projects over time as the underlying services are rendered, with more services typically provided in the fourth quarter of the calendar year compared to other quarters. In Japan, revenue from the digital studio business does not have similar seasonality as many of our digital studio clients are clients that we have established long-term relationships and enter into contracts for various services with us throughout the year.

We expect seasonality to increase as our business grows into additional geographic markets and as we serve more multinational clients.

Macroeconomic Conditions

Our performance may fluctuate as a result of macroeconomic conditions, including inflation, changing exchange rates, rising interest rates, supply chain and labor disruptions, geopolitical risks, and other risks and uncertainties. We are unable to predict the duration or degree of such fluctuation with any certainty. Since the continuing impact of these macroeconomic conditions on our performance remains highly unpredictable, our past results may not be indicative of our future results of operations.

Cross selling Other Products and Services

Our performance depends on our ability to introduce our existing clients in one product or service to other products and services within our portfolio. As of the date of this prospectus, very few clients consume the breadth of our entire portfolio. Across our three business units — media and branded content, technology, and digital studio — we generate revenue from 11 distinct products or services and drive value for advertisers by being a one-stop-shop for advertisers to engage with Millennial and Gen Z audiences primarily in Japan and Taiwan. Many of our clients are multinational and regional advertisers, diversified across industries. We believe that we have a significant opportunity to capture increased wallet share from our existing client base by demonstrating higher return on ad spend, or ROAS, in the current product or service and cross selling our other products and services.

Geographical Expansion

We have a market prioritization framework for entering into new geographical markets. Based on our revenue of $48.5 million for the year ended December 31, 2024, our “core markets” are Japan and Taiwan where we generated approximately 50.8% and 49.2%, respectively, of our revenue. We believe we have a business model that allows us to replicate our success in new geographical markets, and a client base that is keenly interested in reaching new audiences in these new markets. However, any expansion outside of our core markets will increase costs related to hiring employees to produce and distribute additional content and for sales of our products and services to potential clients, and we expect expense growth to outpace revenue growth in the short-to-medium term. In addition, as we weigh international expansion, our expansion strategy will be influenced by macroeconomic and geopolitical risks that vary from market to market, which we are unable to predict with any certainty. Our success in new geographical regions depends on several specific factors, including those discussed under the caption “Risk Factors — Risks Related to Our Operations and Industry — Our international operations are subject to increased challenges and risks” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

Operating Efficiencies

Our results of operations depend on our ability to manage our expenses. Expanding our media brands, investing in technology, and expanding our salesforce may lead to lower net profit (loss) and adjusted EBITDA margins.

We made significant investments in revenue growth in 2023. In 2024, we completed the Merger and our ordinary shares became listed on the Nasdaq in 2024. We seek simultaneously to balance making these expenditures with prudent expense management, as reflected in our adjusted EBITDA margins, which exclude, among others, extraordinary items associated with one-time events and transactions and were negative 2.8% and negative 1.8% for 2023 and 2024, respectively. Our net profit (loss) margins for 2023 and 2024 were negative 3.4% and negative 175.2%, respectively. Our results in 2024 were particularly affected by one-time transaction-related costs related to the Merger and impairment loss on goodwill related to the merger with Mediagene. Nevertheless, we were near profitability in adjusted EBITDA terms. See “— Non-IFRS Financial Measure” for details on how to calculate our adjusted EBITDA and margins.

In addition, while we believe that we will eventually be able to realize and improve revenue and cost synergies from the merger with Mediagene as we further integrate Mediagene’s operations with TNL, we incurred an impairment loss of $25.5 million against goodwill of Mediagene in 2024 because, following the merger with Mediagene in May 2023 and during subsequent operations in 2024, it became evident that the anticipated synergies fell short of initial expectations due to changes in the overall environment, necessitating adjustments to the financial projections and, as a result of this downward revision in projected future revenues, the fair value declined, leading to the recognition of an impairment loss. Our performance and future success, including achieving expected synergies from the merger with Mediagene, depends on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed under the caption “Risk Factors — Risks Related to Our Operations and Industry — TNL and Mediagene merged in May 2023 to form TNL Mediagene. We may not be able to successfully integrate the two businesses and may continue to incur significant costs to integrate with and support Mediagene. We also may not realize the anticipated benefits of the merger because of difficulties related to the integration, the achievement of such synergies, and other challenges faced by TNL Mediagene” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

We also invest in new technology and systems that may not generate revenue, but we believe will increase operational efficiency by allowing our employees to achieve higher productivity over time.

Finally, we believe that we will continue to benefit from economies of scale as we execute our monetization strategy and control sales, general and administrative expenses.

Product Innovation — Research and Development

We intend to increase our investments in our technology business with the objective of increasing revenue from retail media, e-commerce, AdTech and CDP/data licensing. We believe investing in our technology products will help our clients increase ROAS while diversifying our revenue into higher gross profit products and services, and leading us to provide offerings similar to standalone Software-as-a-Service offerings in the long-term.

We believe that our operations in Taiwan, where we have a strong brand as a global advertising and data technology research and development company with a market-leading talent pool and where we benefit from relatively lower costs, provide a competitive advantage. However, new products may not have the uptake we expect and thus our investment in technology may negatively impact our financial performance in the short term. In addition, our performance and future success depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed in “Risk Factors — Risks Related to Our Technology, Security and Privacy” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with IFRS. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements and interim condensed consolidated financial statements, our assets and liabilities and our foreign operations (including subsidiaries in other countries that use currencies which are different from our functional currency) are translated into U.S. Dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Components of Results of Operations

Revenue

We generate revenue from three business units: (1) media and branded content, (2) technology, and (3) digital studio:

Media and Branded Content:    Our media and branded content revenue includes advertising revenue, sponsored content, subscriptions, and events. The majority of revenue in this business unit is from the sale of content or advertising space on our owned digital media brand websites. Advertising space is offered both to end advertising clients and other content advertisers. Sponsored content involves the creation, distribution, and promotion of articles for a client. Subscription revenue includes fees to access our premium content websites. Event revenue consists of sponsorship and ticket sales, which we recognize when the event is completed.

Technology:    Our technology revenue primarily includes revenue from advertising technology and e-commerce. We provide advertising technology services through our own or third-party broadcast networks. Our e-commerce sites serve as a sales channel for third party vendors to sell their products. We earn a commission on each product sold, which we recognize monthly based on the contractual arrangements. We also offer affiliate links on our digital media brand websites which direct viewers to third party e-commerce sites, such as Amazon and Rakuten, to browse and purchase products. We earn a commission on products purchased through the affiliate links, which varies based on the contractual arrangement with each third-party e-commerce site. Our technology business unit also includes revenue from retail media and data licensing.

Digital Studio:    Our digital studio revenue primarily includes revenue from providing integrated marketing services, including target insights, branding, creative marketing, media communication, data analysis and public relations, as well as consulting services in creating and implementing the clients’ marketing plans with negotiated fees.

Cost of revenue

Our cost of revenue primarily consists of compensation-related expenses and costs incurred for the creation of editorial and sponsored content across our digital media brand websites, the amounts due to external media suppliers, including third-party content creators, and the creation and provision of integrated marketing services and consulting services. Costs for web hosting for our digital media brand websites and e-commerce sites, as well as provision of advertising technology services and data licensing are also included in our cost of revenue.

Sales, general and administrative expenses

Our sales, general and administrative expenses consist primarily of personnel-related costs including salaries, benefits and share-based compensation for employees engaged in sales and marketing, as well as employees engaged in corporate functions such as finance, legal, human resources, information technology, communications, and other administrative functions. Sales, general and administrative expenses also include costs incurred for advertising, marketing and promotional expenditures, professional services, including outside legal and accounting services, as well as allocated facilities and other supporting overhead costs.

Setting aside the one-off transaction costs and other related expenses incurred in connection with the completion of the Merger and listing of TNL Mediagene Ordinary Shares on the Nasdaq we incurred in 2024, we have incurred and expect to further incur expenses as a result of becoming a public company since December 2024, including costs for complying with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect our sales, general and administrative expenses to increase in absolute amounts due to the growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Research and development expenses

Our research and development expenses consist primarily of personnel-related costs including salaries, benefits, and share-based compensation for engineers and other employees engaged in the research, design, and development of new and existing technology business. Research and development expenses also include consulting services and hosting costs associated with internal research and development activities, as well as allocated facilities and other supporting overhead costs. Research and development expenses that do not meet the criteria for capitalization are expensed as incurred.

Interest income

Our interest income primarily consists of interest earned on bank deposits and financial assets at amortized costs.

Other income

Our other income primarily consists of subsidies from local governments and reversal of asset retirement obligations. We do not expect material subsidies from local governments in the foreseeable future.

Other gains and losses

Our other gains and losses primarily consist of gains and losses on financial liabilities at fair value through profit or loss (“FVTPL”) and foreign exchange gains and losses. Prior to our listing on the Nasdaq since December 2024, the gains and losses on financial liabilities at FVTPL was mainly associated with our convertible preference shares, which is a non-cash and extraordinary item that ceased to recur since the listing in December 2024 as the convertible preference shares issued by us have been converted into TNL Mediagene Ordinary Shares upon such listing.

Finance costs

Our finance costs consist primarily of interest expenses on our borrowings and our lease liabilities.

Income tax expense

As a result of business acquisitions, we recognized certain intangible assets that are subject to amortization. The amortization of these intangible assets may result in deductible expenses for tax purposes, which could provide income tax benefits. We have accordingly recognized income tax benefits of $0.3 million, $0.6 million and $0.3 million for the years ended December 31, 2022, 2023 and 2024 respectively.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Taiwan

Our subsidiaries incorporated in Taiwan are subject to income tax at a rate of 20.0%, with a tax rate for unappropriated earnings of 5.0%. In addition, dividend payments by our Taiwanese subsidiaries to us are subject to a Taiwan withholding tax of 21%. The Taiwan Controlled Foreign Company (“CFC”) rules enacted in 2016 have been implemented since January 1, 2023, pursuant to which, certain profits retained at a CFC located in a low-tax jurisdiction would be taxable at its parent company in Taiwan. The alternative minimum tax (“AMT”) imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various legislations, such as capital gains from qualified securities and future transactions. The prevailing AMT rate for business entities is 12%.

No income tax payable for Taiwan tax has been recognized in the financial statements for the years ended December 31, 2022, 2023 and 2024.

Japan

Our operations are based partially in Japan and we are subject to income tax on an entity basis on our estimated chargeable income arising in Japan at the applicable statutory tax rate of 34.6%.

Results of Operations

Comparison of the Six Months Ended June 30, 2024 and June 30, 2025

The following table summarizes our results of operations for the periods presented.

	For the six months ended
	June 30, 2024	June 30, 2025
	(unaudited)	(unaudited)
Revenue	20,605,425	21,785,004
Cost of revenue	(12,418,454)	(14,795,880)
Gross profit	8,186,971	6,989,124
Sales, general and administrative expenses	(12,257,199)	(10,911,769)
Research and development expenses	(1,503,392)	(1,716,627)
Operating loss	(5,573,620)	(5,639,272)
Interest income	9,530	9,706
Other income	12,956	98,221
Other gains and losses	(142,598)	1,579,000
Finance costs	(181,531)	(414,555)
Loss before income tax	(5,875,263)	(4,366,900)
Income tax expense (benefit)	(58,864)	44,965
Loss for the period	$(5,934,127)	$(4,321,935)

Revenue

Our revenues for the six months ended June 30, 2025 were $21.8 million, representing an increase of 5.8%, compared to $20.6 million for the six months ended June 30, 2024.

Revenue in Japan increased by $1.5 million from $11.1 million to $12.6 million, primarily driven by the strong performance of our Digital Studio business unit in Japan largely attributable to the recognition of sales from Tech GALA Japan 2025. Revenue in Taiwan decreased slightly from $9.5 million to $9.1 million for the six months ended June 30, 2025, primarily due to the timing of revenue recognition from a major customer contract, the delivery of which was deferred to the six months ended December 31, 2025, resulting in lower recognized revenue for the six months ended June 30, 2025.

Media and Branded Content revenue decreased by $0.9 million from $6.8 million to $5.9 million for the six months ended June 30, 2025, primarily reflecting a lower volume of project engagements during the six months ended June 30, 2025compared to the six months ended June 30, 2024.

Technology revenue increased by $0.7 million from $5.3 million to $6.0 million for the six months ended June 30, 2025, primarily driven by the consolidation of the Dragon acquisition completed in September 2024, which was not included for the six months ended June 30, 2024.

Digital Studio revenue increased by $1.4 million from $8.5 million to $9.9 million for the six months ended June 30, 2025, largely attributable to the recognition of sales from Tech GALA Japan 2025.

Cost of revenue

Our cost of revenues for the six months ended June 30, 2025 was $14.8 million, representing an increase of 19.4% compared to $12.4 million for the six months ended June 30, 2024. The increase was primarily attributable to rising labor costs amid a tighter labor market in Japan.

Sales, general and administrative expenses

Our sales, general and administrative expenses for the six months ended June 30, 2025 was $10.9 million, representing a decrease of 11.4%, compared to $12.3 million for the six months ended June 30, 2024. The decrease was primarily attributable to the fact that sales, general and administrative expenses for the six months ended June 30, 2025 included $1.8 million of costs associated with being a public company, while the same for the six months ended June 30, 2024 included $2.6 million of non-recurring transaction costs related to preparation for our listing on Nasdaq in December 2024.

Research and development expenses

Our research and development expenses, consisting primarily of our personnel-related costs including salaries, benefits, and share-based compensation for engineers and other employees engaged in the research, design, and development of new and existing technology and data products, for the six months ended June 30, 2025 was $1.7 million, representing an increase of 13.3%, compared to $1.5 million for the six months ended June 30, 2024.

Other gains and losses

Other gains and losses, primarily consisting of adjustment in non-cash valuation of gains and losses on financial liabilities at fair value through profit or loss, recorded a gain of $1.6 million for the six months ended June 30, 2025 compared to a loss of $143 thousands for the six months ended June 30, 2024. The significant change was primarily due to the valuation gain from our equity-linked financial liabilities for the six months ended June 30, 2025 resulting from a decline in the market price of our shares.

Finance costs

Finance costs increased to $415 thousands for the six months ended June 30, 2025, from $182 thousands for the six months ended June 30, 2024 as our interest expense increased for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 due to the increased interest-bearing liabilities.

Loss for the period

As a result of the foregoing, our net loss for the six months ended June 30, 2025 was $4.3 million, compared to $5.9 million for the six months ended June 30, 2024.

Comparison of Year Ended December 31, 2023 to Year Ended December 31, 2024, and Year Ended December 31, 2023 to Year Ended December 31, 2022

Our results of operations for the years ended December 31, 2022, 2023 and 2024 are presented below:

	Year ended December 31,
($in dollars, unless otherwise stated)	2022	2023	2024	2022 – 2023 Change	2023 % Change	2023 – 2024 Change	2024 % Change
Revenue	$20,009,994	$35,838,780	$48,493,897	$15,828,786	79.1%	$12,655,117	35.3%
Cost of revenue	(12,268,798)	(23,187,396)	(30,755,340)	(10,918,598)	89.0%	(7,567,944)	32.6%
Gross profit	7,741,196	12,651,384	17,738,557	4,910,188	63.4%	5,087,173	40.2%
Operating expenses:
Sales, general and administrative expenses	(8,648,811)	(16,421,386)	(62,004,194)	(7,772,575)	89.9%	(45,582,808)	277.6%
Research and development expenses	(2,509,069)	(3,327,185)	(3,052,515)	(818,116)	32.6%	274,670	-8.3%
Impairment loss on intangible assets	—	(298,424)	(29,026,050)	(298,424)	n.m.(1)	(28,727,626)	9626.4%
Operating loss	(3,416,684)	(7,395,611)	(76,344,202)	(3,978,927)	116.5%	(68,948,591)	932.3%
Non-operating income and expenses:
Interest income	10,994	19,340	21,773	8,346	75.9%	2,433	12.6%
Other income	75,576	409,555	58,024	333,979	441.9%	(351,531)	-85.8%
Other gains and losses	(8,174,802)	5,458,803	(851,689)	13,633,605	n.m.(1)%	(6,310,492)	n.m.(1)%
Finance costs	(137,029)	(298,958)	(8,167,872)	(161,929)	118.2%	(7,868,914)	2632.1%
Loss before income tax	(11,641,945)	(1,806,871)	(85,283,966)	9,835,074	-84.5%	(83,477,095)	4620.0%
Income tax (expense) benefit	247,177	591,082	307,246	343,905	139.1%	(283,836)	-48.0%
Loss for the year	(11,394,768)	(1,215,789)	(84,976,720)	10,178,979	-89.3%	(83,760,931)	6889.4%

____________

(1)      “n.m.” means not meaningful

For a discussion of our results of operations for the year ended December 31, 2023 compared to the year ended December 31, 2024 and for the year ended December 31, 2022 compared to the year ended December 31, 2023, see “Operating and Financial Review and Prospects — Results of Operations” in our 2024 Annual Report incorporated by reference in this prospectus.

Non-IFRS Financial Measure

In this prospectus, we have included adjusted EBITDA and its margin, non-IFRS financial measures, which are key measures used by our management and board of directors in evaluating our operating performance.

Adjusted EBITDA and its margin are our preferred metrics for profitability because we believe they facilitate operating performance and profit performance comparisons on a period-to-period basis and exclude items that we do not consider to be indicative of our core operating performance. Accordingly, we believe that adjusted EBITDA and its margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA and its margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of the results as reported under IFRS. Some of these limitations are:

•        although amortization and depreciation are non-cash charges, the assets being amortized and depreciated may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•        adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs, including public company costs;

•        adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and

•        other companies, including our competitors in various industries, may calculate adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

To calculate adjusted EBITDA, we adjust, (i) non-cash items such as depreciation expenses, amortization expenses, stock-based compensation expenses and impairment loss on intangible assets and (ii) extraordinary items associated with one-time events and transactions, such as one-time transaction-related expenses not eligible for capitalization, to operating profit (loss) for the period.

The tables below set forth a reconciliation of operating profit (loss) for the periods to adjusted EBITDA and its margin for the periods indicated.

	For the six months ended
Adjusted EBITDA	June 30, 2024	June 30, 2025
	(unaudited)	(unaudited)
Operating loss	$(5,573,620)	$(5,639,272)
Add:
Depreciation expenses	564,701	592,712
Amortization expenses	1,044,365	1,033,583
Stock-based compensation expenses	—	818,500
One-time transaction-related expenses(1)	2,593,882	—
Adjusted EBITDA	(1,370,672)	(3,194,477)
Revenue	20,605,425	21,785,004
Adjusted EBITDA Margin (%)	-6.65%	-14.66%

____________

(1)      One-time transaction-related expenses for the six months ended June 30, 2024 primarily consisted of the professional service fees related to the preparation for our listing on Nasdaq in December 2024.

Liquidity and Capital Resources

As of June 30, 2025, cash and cash equivalents were $1.6 million, down $2.0 million when compared to $3.6 million as of December 31, 2024. The decrease was primarily attributable to repayment of outstanding debt and contractual obligations, including the repayment of the outstanding balance under the Initial Note and outstanding professional and service fees associated with the business combination with Blue Ocean Acquisition Corp. and the listing on the Nasdaq in December 2024.

Our audited consolidated financial statements for the year ended December 31, 2024 incorporated by reference in this prospectus and unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 include disclosure regarding substantial doubt about our ability to continue as a going concern, and have also been prepared on the same basis.

For the six months ended June 30, 2025, our loss for the period was $4.3 million and net cash used in operating activities for the same period amounted to $1.8 million. These conditions raise substantial doubt about our ability to continue as a going concern, as described in Note 1 to our unaudited condensed consolidated interim financial statements presented elsewhere in this prospectus. Our ability to continue as a going concern depends on its ability to improve operating conditions and raise additional capital through equity offerings or debt financings. Our management’s business plans consider, among others, cost management, the issuance of equity and promissory notes and renewal of its loan facilities with financial institutions. Our management has prepared cash flow projections and considered the funding requirements for a period through February 28, 2027. Based on this review, and assuming that operations continue as currently planned, it was projected that additional financing would be required prior to the second quarter of 2026. To support our ongoing liquidity, we raised approximately $2.2 million from the issuance of the 2025 PIPE Shares during the third and fourth quarters of 2025 and issued the Second Note for proceeds of $1.5 million. In addition, we currently have in place an ELOC with Tumim, which provides us the flexibility to sell ordinary shares from time to time and receive cash proceeds to fund working capital and operational needs. However, there is no assurance that the ELOC can be utilized to the extent required for working capital and operational needs. In addition, we continue to evaluate a range of potential financing options, including debt and equity instruments, that may offer more attractive terms and strengthen our long-term capital structure. Such options are subject to negotiation and agreement with counterparties, and there is no guarantee that they will be successfully executed. Although our management continues to pursue these plans, there can be no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations.

Status of Certain Financings

We issued the Initial Note in the aggregate principal amount of $4.7 million to 3i on December 13, 2024. As of June 30, 2025, the outstanding balance, including accrued interest, under the Initial Note was $2.4 million. On November 11, 2025, we made the final payment for the Initial Note, and the Initial Note was fully repaid on the same date. In aggregate, we have made cash payments totaling $1,535,473.45 and payments in shares totaling 500,111 TNL Mediagene Ordinary Shares for the full repayment, including accrued interest, of the Initial Note.

During the six months ended June 30, 2025, we sold 55,850 TNL Mediagene Ordinary Shares pursuant to the Tumim ELOC SPA for gross proceeds of $690,223. The TNL Mediagene Ordinary Shares were sold at prices calculated using the volume weighted average trading prices, for an average price per share of $0.6179. Pursuant to the terms of the Initial Note, $172,556 of the aggregate gross proceeds raised was used to repay the outstanding balance under the Initial Note.

During the period from July 1, 2025 to the date of this prospectus, we sold 338,197 TNL Mediagene Ordinary Shares pursuant to the Tumim ELOC SPA for gross proceeds of $1,919,058. The TNL Mediagene Ordinary Shares were sold at prices calculated using the volume weighted average trading prices, for an average price per share of $0.2837. Pursuant to the terms of the Initial Note, $182,764 of the aggregate gross proceeds raised was used to repay the outstanding balance under the Initial Note. The remaining net proceeds raised from the sales of Tumim ELOC Shares during the period from July 1, 2025 to the date of this prospectus have been and will be used for general working capital and repayment of our obligations.

Cash Flows Summary

Presented below is a summary of our operating, investing, and financing cash flows:

	For the six months ended
	June 30, 2024	June 30, 2025
	(unaudited)	(unaudited)
Net cash used in operating activities	$(916,066)	$(1,837,356)
Net cash used in investing activities	(259,237)	(487,899)
Net cash generated from financing activities	1,399,343	408,942
Effect of foreign exchange rate changes	(117,783)	(116,171)
Net increase (decrease) in cash and cash equivalents	$106,257	$(2,032,484)

Cash Flows Used in Operating Activities

Cash flows used in operating activities primarily relate to the collection of accounts receivables, payment of provision and payables, net interest received, and income tax paid.

Net cash used in operating activities was $1.8 million during the six months ended June 30, 2025, compared to net cash used in operating activities of $0.9 million during the six months ended June 30, 2024. The increase in net cash used in operating activities was primarily attributable to the increase in newly incurred expenses associated with public company compliance and related costs for the six months ended June 30, 2025.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relates to the acquisition of financial assets, payment of contingent considerations, the acquisition of property, plant and equipment, the acquisition of intangible assets and the acquisition of subsidiaries.

Net cash used in investing activities was $0.5 million during the six months ended June 30, 2025, compared to net cash used in investing activities of $0.3 million during the six months ended June 30, 2024.

Cash Flows Generated from Financing Activities

Net cash generated from financing activities was $0.4 million during the six months ended June 30, 2025, compared to net cash generated from financing activities of $1.4 million during the six months ended June 30, 2024. The decrease was primarily attributable to the payment in cash of the Initial Note of $1.0 million made during the six months ended June 30, 2025.

Material Contractual Obligations and Commitments

During the periods presented, we did not have any material contractual obligations and commitments other than those entered in connection with the 3i and Tumim Transactions as described under “— Recent Developments — 3i and Tumim Transactions.

Off-Balance Sheet Commitments and Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies, Judgments and Estimates

We prepare consolidated financial statements in accordance with IFRS, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policy, the judgments and other uncertainties affecting application of such policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our critical accounting policies, see Note 4(bb) to our audited historical consolidated financial statements incorporated by reference in this prospectus and Note 4 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 13 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we are eligible for and have chosen to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. For more details, see “Risk Factors — Risks Related to Ownership of Our Securities — We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

We will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2015 under the laws of the Cayman Islands. We will make regular reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2026. Even after we no longer qualify as an emerging growth company, for so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Merger, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as TNL Mediagene to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•        a majority of the board of directors consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

We have elected to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. For more details, see “Risk Factors — Risks Related to Ownership of Our Securities — As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements” in our 2024 Annual Report, which is incorporated by reference in this prospectus.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time we cease to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

Internal Control over Financial Reporting

Prior to the Closing of the Merger, we have been a private company with limited accounting personnel to adequately execute its accounting and financial reporting processes and limited supervisory resources with which to address its internal control over financial reporting. As a result of becoming a public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, Nasdaq regulations, SEC rules and regulations, expanded disclosure and reporting requirements and more complex accounting rules. Our responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Under the supervision and with the participation of our management, with the participation of our Chief Executive Officer and Chief Financial Officer, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, which is defined in Rules 13a-15(e) of the Exchange Act, as of December 31, 2024.

Based on that evaluation, our management has concluded that, as of December 31, 2024, our disclosure controls and procedures were not effective due to the following material weaknesses: (i) lack of sufficient accounting personnel with appropriate understanding of IFRS and SEC financial reporting requirements to address complex accounting issues and related disclosures; (ii) lack of formalized financial reporting controls and procedures to address complex/unusual transactions and related accounting issues and to facilitate preparation of consolidated financial statements prepared in accordance with IFRS; and (iii) lack of effective maintenance and controls over certain information technology environments including (a) information technology-related general controls process, (b) segregation of duties in the information technology department and effective control on defining and assigning individual’s rights to access systems, programs or transaction raw data and (c) track records or log on system activities for access to system program and data.

Our management is in the process of adopting measures to improve our internal control over financial reporting, including, among others: (i) hiring additional accounting and financial reporting personnel with appropriate knowledge and experience in IFRS and SEC reporting requirements in order to establish period end financial closing policies and procedures for preparation of financial statements in accordance with IFRS; (ii) expanding training initiatives for our accounting staff, especially training related to IFRS and SEC reporting requirements; (iii) supplementing existing IFRS accounting treatment policies by appointing an Accounting Controller with extensive IFRS conversion experience to work alongside our CFO and engaging external accounting experts to implement procedures for dealing with complex or unusual transactions or accounting issues; (iv) hiring information technology controls specialists to develop and implement a policy plan for establishing globally necessary and sufficient IT controls, and implement improvements and investments according to the plan; (v) implementing a monitoring and review process for system activities related to access to system programs and data, as well as the assigned rights to individuals; (vi) engaging consultants to support creation and implementation of internal controls and IT measures necessary for compliance with the US Sarbanes-Oxley Act; and (vii) developing and delivering training programs to regularly educate employees about the new information technology controls, policies, and procedures including those related to personal information protection laws. See “Risk Factors — Risks Related to Ownership of Our Securities — We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately or file our periodic reports as a public company in a timely manner.”

We anticipate that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of credit, interest rates, capital and liquidity risks. Information relating to quantitative and qualitative disclosures about these market risks is described below and in Note 42 to our audited historical consolidated financial statements incorporated by reference in this prospectus.

Foreign Currency Risk

As the majority of our revenue and expenses are denominated in the functional local currencies of our subsidiaries, we are exposed to foreign exchange risk in our daily operations. While our exposure to foreign exchange risk is generally expected to be limited, the reported results of operations in the financial statements will be affected by the exchange rate between the U.S. Dollar and the functional local currencies of our subsidiaries, including the New Taiwan dollar and Japanese yen.

For the six months ended June 30, 2025, we had $0.2 million of other comprehensive losses generated from the exchange rate differences on translation of foreign operations, whereas for the same period in 2024, we had $0.2 million of other comprehensive losses generated from exchange rate differences in the translation of foreign operations.

For the years ended December 31, 2022, 2023 and 2024, we had $0.7 million, $0.04 million and $0.2 million, respectively, of other comprehensive losses generated from the exchange rate differences on translation of foreign operations.

A hypothetical 10% change in foreign currency exchange rates on our monetary assets and liabilities would not be material to our financial condition or results of operations.

While we have not engaged in the hedging of our foreign currency transactions to date, and do not enter into any hedging contracts for trading or speculative purposes, we may in the future enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Interest Rate Risk

We are exposed to interest rate risk because our borrowings are based on both fixed and floating interest rates. Our interest rate risk is mainly concentrated in the fluctuation of the benchmark interest rates arising from cash, short-term borrowings, long-term borrowings, and leasing liabilities. We manage our interest rate risk by having a balanced portfolio of fixed and variable rate bank loans and have not historically used any derivative financial instruments to manage our interest rate risk exposure.

For the six months ended June 30, 2025 and 2024, it is estimated that a general increase of 1% in interest rates, with all other variables held constant, would decrease our profit before income tax approximately by $0.1 million in each period. The changes were mainly due to our borrowings with floating interest rates.

For the years ended December 31, 2022, 2023 and 2024, it is estimated that a general increase or decrease of 1% in interest rates, with all other variables held constant, would decrease or increase our profit before income tax approximately by $79,556, $130,099 and $101,071, respectively, mainly due to our borrowings with floating interest rates.

Credit Risk

Credit risk refers to the risk of financial loss arising from default by our clients or counterparties. Our main credit risk is that counterparties may not repay accounts receivable in full based on agreed terms. Most of our accounts receivable are from large companies where the risk of default is considered low. We actively monitor and manage our credit risk by performing credit checks and monitoring credit limits, and maintain an allowance for expected credit losses based upon the expected collectability of all accounts receivable. With respect to banks and financial institutions, we only accept reputable financial institutions in the jurisdictions where we and our subsidiaries are located. We deposit cash across several banks to limit the amount of credit exposure we may incur to any one bank.

Liquidity Risk

We manage liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance our operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Related to the Merger

In connection with, and pursuant to, the Merger Agreement, certain agreements were entered into between TNL Mediagene, Blue Ocean and certain related parties. These agreements include:

Sponsor Lock-Up and Support Agreement

See “— Certain Relationships and Related Party Transactions — Blue Ocean — Sponsor Lock-Up and Support Agreement”.

TNL Mediagene Shareholder Lock-Up and Support Agreement

In connection and concurrently with the execution of the Merger Agreement on June 6, 2023, TNL Mediagene, Blue Ocean and certain shareholders of TNL Mediagene (the “TNL Mediagene Shareholders”) entered into a lock-up and support agreement (the “TNL Mediagene Shareholder Lock-Up and Support Agreement”), pursuant to which, among other things, the TNL Mediagene Shareholders agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions: (a) any TNL Mediagene Ordinary Shares held by such TNL Mediagene Shareholder immediately after the Closing; (b) any TNL Mediagene Ordinary Shares issuable upon the exercise of options under the 2015 Global Plan held by such TNL Mediagene Shareholder immediately after the Closing (along with such options themselves) (collectively, the “TNL Mediagene Lock-Up Shares”).

The TNL Mediagene Shareholder Lock-Up and Support Agreement further provides that the applicable lock-up period is 180 days from and after the Closing, December 5, 2024. The applicable lock-up period expired on June 3, 2025.

Sponsor Registration Rights Agreement

In connection and concurrently with the Closing on December 5, 2024, TNL Mediagene, the Sponsor and certain shareholders of TNL Mediagene and Blue Ocean entered into the registration rights rgreement containing customary registration rights for the Sponsor with respect to the Earn-Out Shares and our shareholders who are parties thereto with respect to TNL Mediagene Ordinary Shares they hold, which include certain TNL Mediagene Lock-Up Shares. Pursuant to the registration rights agreement, holders of registrable securities of TNL Mediagene will be entitled to make up to three demands that TNL Mediagene register such securities and an additional two demands that TNL Mediagene register the Earn-Out Shares. In addition, holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Merger. The registration rights agreement also provides that TNL Mediagene will pay certain expenses related to such registrations and indemnify securityholders against certain liabilities.

Amended and Restated Warrant Agreement

In connection with the Closing, on December 4, 2024, TNL Mediagene, Blue Ocean, Continental Stock Transfer & Trust Company (“Continental”), Computershare Inc. and Computershare Trust Company, N.A. (collectively with Computershare Inc., “Computershare”) entered into an assignment, assumption and amended and restated warrant agreement, pursuant to which (i) Blue Ocean assigned to TNL Mediagene all of its rights, title, interests, and liabilities and obligations in and under the existing warrant agreement, dated December 2, 2021, by and between Blue Ocean and Continental, including Blue Ocean Warrants, and (ii) Continental assigned to Computershare as TNL Mediagene’s new warrant agent all of its rights, title, interests, and liabilities and obligations in and under the existing warrant agreement, in each case effective upon the Closing.

Certain Relationships and Related Party Transactions — TNL Mediagene

Equity Awards and Related Agreements

TNL Mediagene has granted awards of stock options to its executive officers and certain directors under the 2015 Plan. The equity incentive plans are described under “Management — Share-based Compensation.”

Indemnification Agreements

Following the consummation of the Merger, TNL Mediagene has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements and TNL Mediagene A&R Articles, as in effect following the Merger, will require TNL Mediagene to indemnify its directors and executive officers to the fullest extent permitted by law. See “Management — Employment Agreements and Indemnification Agreements.”

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Related Party Transactions Policy

Following the Merger, TNL Mediagene has adopted a related party transaction policy requiring that all related party transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

Certain Relationships and Related Party Transactions — Blue Ocean

Founder Shares

On April 7, 2021, Blue Ocean issued to the Sponsor an aggregate of 4,312,500 Founder Shares in exchange for a payment of $25,000, or approximately $0.006 per share, from the Sponsor to cover certain expenses on behalf of Blue Ocean. The Sponsor transferred 30,000 Founder Shares to each of Joel Motley, Matt Goldberg, and Priscilla Han, and 25,000 Founder Shares to each of Norman Pearlstine and Dale Mathias, Blue Ocean’s independent directors, at the same price originally paid for such shares. In addition, the Sponsor transferred an aggregate of 100,000 Founder Shares to six advisors at the same price as originally paid for such shares. The Sponsor also surrendered 618,750 Founder Shares to Blue Ocean for no consideration due to the underwriter’s exercise of the over-allotment option. On December 2, 2021, Blue Ocean effected an ordinary share dividend of an additional 431,250 Founder Shares, resulting in an aggregate of 4,743,750 Founder Shares outstanding. On June 21, 2024, the Sponsor, Norman Pearlstine, Joel Motley, Matt Goldberg, Priscilla Han, Apollo Credit Strategies Master Fund Ltd. and other holders of the Founder Shares converted 4,743,749 Founder Shares into a corresponding number of Blue Ocean Class A Shares in the Conversion. The Sponsor retained one Founder Share.

Pursuant to the Sponsor Lock-Up and Support Agreement, from and after the Closing Date and subject to certain customary exceptions, the holders of Founder Shares agreed, severally but not jointly, not to transfer:

•        50% of their Earn-Out Shares until the earlier of: (A) one year after the Closing Date; or (B) (x) if the closing price of TNL Mediagene Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date after the Closing Date on which TNL Mediagene completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL Mediagene’s shareholders having the right to exchange their TNL Mediagene Ordinary Shares for cash, securities or other property; and

•        the remaining 50% of their Earn-Out Shares until two years after the Closing Date.

Pursuant to the Sponsor Lock-Up and Support Agreement and as part of the agreed consideration for the Merger, the Sponsor agreed to forfeit up to 2,208,859 Founder Shares it owned, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 2,017,332 Founder Shares were forfeited by the Sponsor. As of the date of this prospectus, the Sponsor, Apollo, Insiders and Other Investors are entitled to receive 136,321 Earn-Out Shares.

Blue Ocean Private Placement Warrants

In connection with the Blue Ocean IPO, the Sponsor and Apollo purchased 9,255,000 Blue Ocean Private Placement Warrants in private placements. Each Blue Ocean Private Placement Warrant entitles the holder to purchase one ordinary share at $11.50 per share, subject to adjustment. The Blue Ocean Private Placement Warrants could not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of Blue Ocean’s initial business combination.

In the event that the Sponsor deemed it necessary, in order to facilitate Blue Ocean’s initial business combination for the Sponsor to forfeit, transfer, exchange or amend the terms of all or any portion of the Blue Ocean Private Placement Warrants or to enter into any other arrangements with respect to the Blue Ocean Private Placement Warrants (including, without limitation, a transfer of the Sponsor’s membership interests representing an interest in the Blue Ocean Private Placement Warrants) to facilitate the consummation of such business combination, such change would apply pro rata to Apollo and the Sponsor based on the relative number of Blue Ocean Private Placement Warrants held by each. As finally adjusted on the Closing Date, 4,787,943 Blue Ocean Private Placement Warrants were forfeited by the Sponsor and Apollo, of which 708,047 warrants were transferred to certain existing investors including the November PIPE Convertible Note Investors, 2,200,000 warrants were transferred back to TNL Mediagene and 1,879,896 warrants were forfeited. As the date of this prospectus and adjusted for the Share Consolidation, there are 367,256 TNL Mediagene Warrants, converted from Blue Ocean Private Placement Warrants, issued and outstanding, of which 235,481TNL Mediagene Warrants are held by the Sponsor and Apollo, in each case entitling the holder to purchase one TNL Mediagene Ordinary Share at $230.00 per share, subject to adjustment.

2023 Sponsor Convertible Note

On June 20, 2023, Blue Ocean issued an unsecured convertible promissory note (the “2023 Sponsor Convertible Note”), which was amended on May 30, 2024 to extend its maturity date from June 7, 2024 to December 7, 2024, to the Sponsor for borrowings from time to time of up to an aggregate of $1,500,000 which might be drawn by Blue Ocean to finance costs incurred in connection with a potential initial business combination and for working capital purposes and/or to finance monthly deposits into the Trust Account for each public share that was not redeemed in connection with the extension of Blue Ocean’s termination date from September 7, 2023 to December 7, 2024. The 2023 Sponsor Convertible Note was interest bearing and was payable on the earlier of (i) December 7, 2024; (ii) the date on which Blue Ocean consummates a business combination or (iii) Blue Ocean liquidates the Trust Account upon the failure to consummate an initial business combination within the requisite time period. Upon consummation of Blue Ocean’s initial business combination, the Sponsor could elect to convert the 2023 Sponsor Convertible Note, up to the full amount of the principal balance of the 2023 Sponsor Convertible Note, into Blue Ocean Private Placement Warrants at a price of $1.00 per warrant. On December 4, 2024, the Sponsor entered into an omnibus note settlement, assignment and amendment agreement (the “Omnibus Note Settlement Agreement”) with, among others, Blue Ocean and TNL Mediagene under which TNL Mediagene has agreed to assume the obligations of Blue Ocean under the 2023 Sponsor Convertible Note through the issuance of convertible promissory notes to certain lenders of the Sponsor. These new convertible notes mature on December 4, 2026 and bear interest at the rate of 8% per annum and accrue until the payment in full of the outstanding principal. The holders of these new convertible notes are able to elect to convert the principal balance and accrued and unpaid interest of these notes at the specific times and conversion prices specified in the convertible promissory notes.

2024 Sponsor Promissory Note

On April 5, 2024, Blue Ocean issued an unsecured promissory note (the “2024 Sponsor Promissory Note”) to the Sponsor. The 2024 Sponsor Promissory Note was a non-interest bearing, unsecured promissory note which could be drawn down by the Company from time to time to be used for costs and expenses related to the business combination. Pursuant to the terms of the 2024 Sponsor Promissory Note, if the initial business combination was not consummated, the 2024 Sponsor Promissory Note was to be repaid solely to the extent that Blue Ocean had funds available to it outside of its Trust Account, and that all other amounts were to be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated.

The 2024 Sponsor Promissory Note was due and payable in full on the earlier of (i) the date on which Blue Ocean consummated its initial business combination; or (ii) the date Blue Ocean liquidated the Trust Account upon the failure of Blue Ocean to consummate the initial business combination within the time period set forth in Blue Ocean Articles.

On December 4, 2024, the Sponsor entered into the Omnibus Note Settlement Agreement with, among others, Blue Ocean and TNL Mediagene under which TNL Mediagene has agreed to assume the obligations of Blue Ocean under the 2024 Sponsor Promissory Note through the issuance of convertible promissory notes to certain lenders of the Sponsor. These new convertible notes mature on December 4, 2026 and bear interest at the rate of 8% per annum and accrue until the payment in full of the outstanding principal. The holders of these new convertible notes are able to elect to convert the principal balance and accrued and unpaid interest of these notes at the specific times and conversion prices specified in the convertible promissory notes.

November PIPE Convertible Notes

In connection with the Merger, TNL Mediagene agreed to a private sale of certain subordinated unsecured convertible promissory notes in aggregate principal amount of $4,355,000 (the “November PIPE Convertible Notes”) of TNL Mediagene to certain third-party investors as well as certain members of Blue Ocean’s board of directors, management team and advisory board and other shareholders of Blue Ocean (each, a “November PIPE Convertible Note Investor”) pursuant to certain convertible note purchase agreements entered into on or around November 18, 2024 (the “November PIPE Convertible Note Purchase Agreements”). Effective immediately prior to the closing of the Merger, the outstanding principal and accrued interest under the November PIPE Convertible Notes were automatically converted into 72,730 TNL Mediagene Ordinary Shares at the conversion price of $3.50 per share. Pursuant to the Sponsor Warrant Assignment Agreements with each of the November PIPE Convertible Note Investors, the Sponsor agreed to transfer to each November PIPE Convertible Note Investor, and each November PIPE Convertible Note Investor agreed to acquire, a portion of the total 708,047 TNL Mediagene Warrants. The $4,355,000 of proceeds received as a result of the sale of the November PIPE Convertible Notes have been used to pay for transaction expenses in connection with the Merger.

Administrative Support Agreement

On December 2, 2021, Blue Ocean entered into an Administrative Support Agreement pursuant to which Blue Ocean may reimburse the Sponsor (and the Sponsor may then reimburse NBM Management LLC, an affiliate of the Sponsor) up to an amount of $10,000 per month for office space and secretarial and administrative support. As of December 31, 2023 and December 31, 2022, there have been $120,000 and $110,000 in charges, respectively, related to this agreement, $10,000 of which have been reimbursed. The remaining balance of $350,000 under the Administrative Support Agreement was eliminated upon the closing of the Merger.

Sponsor Lock-Up and Support Agreement

On June 6, 2024, in connection and concurrently with the execution of the Merger Agreement, Blue Ocean, Sponsor, Apollo SPAC Fund I, L.P., Apollo Credit Strategies Master Fund Ltd. (Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund, Ltd., collectively “Apollo”), the Insiders and Other Investors have entered into an amended and restated letter agreement (the “Original Sponsor Lock-Up and Support Agreement”), pursuant to which Sponsor, Apollo and such Insiders and Other Investors agreed, among other things, to vote their Blue Ocean shares in favor of the Blue Ocean Extension Proposal and the adoption of the Merger Agreement and the Transactions, including the Merger, and each other proposal related to the Merger included on the agenda for the meetings of Blue Ocean shareholders relating to the Blue Ocean Extension Proposal and the Merger (as applicable), to appear at such meeting or otherwise cause their shares to be counted as present for purposes of establishing a quorum at such meeting, to vote against any proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Blue Ocean contained in the Merger Agreement or impede the Merger and the other transactions contemplated by the Merger Agreement, not to redeem any of their shares, and to waive their respective anti-dilution rights with respect to their Blue Ocean Class B Shares in connection with the consummation of the Transactions. On October 23, 2024 and December 3, 2024, the Sponsor, Blue Ocean and TNL Mediagene entered into the Amendment No. 1 to Sponsor Lock-Up and Support Agreement and the Amendment No. 2 to Sponsor Lock-Up and Support Agreement, respectively (“Sponsor Agreement Amendments” and together with the Original Sponsor Lock-Up and Sponsor Agreement, the “Sponsor Lock-Up and Support Agreement”).

Pursuant to the Sponsor Lock-Up and Support Agreement, among other things, each of Sponsor, Apollo, the Insiders and the Other Investors agreed that 50% of the Earn-Out Shares will be issued upon the first to occur of any of the following after the Closing: (1) a change of control of TNL Mediagene; or (2) the date that is the 12-month anniversary of the Closing. The remaining 50% of the Earn-Out Shares will be issued upon the first to occur of any of the following after the Closing: (a) a change of control of TNL Mediagene; (b) if revenues reported by TNL Mediagene during any trailing 12-month period equal or exceed $77,500,000 in aggregate (inclusive of any and all acquisitions consummated by TNL Mediagene after the Closing); or (c) the date that is the two-year anniversary of the Closing.

Pursuant to the Sponsor Agreement Amendment, Sponsor, Blue Ocean and TNL Mediagene also agreed to forfeit up to 2,208,859 Founder Shares owned by Sponsor, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 2,017,332 Founder Shares were forfeited by the Sponsor. As of the date of this prospectus, the Sponsor, Apollo, Insiders and Other Investors are entitled to receive 136,321 Earn-Out Shares.

Furthermore, subject to certain customary exceptions, Sponsor, Apollo and each Insider and Other Investor agreed that it will not transfer, to the extent such Earn-Out Shares have been issued, (a) 50% of its Earn-Out Shares until the earlier of (1) one year after the Closing, or (2) (i) if the closing price of TNL Mediagene Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date after the Closing on which TNL Mediagene completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL Mediagene’s shareholders having the right to exchange their TNL Mediagene Ordinary Shares for cash, securities or other property, and (b) 50% of its Earn-Out Shares, until two years after the Closing.

In addition, pursuant to the Original Sponsor Lock-Up and Support Agreement, Sponsor and Apollo agreed to forfeit an aggregate of 750,000 Blue Ocean Private Placement Warrants held by them (in a pro rata amount based on the relative number held by each) at the Closing and not to transfer any Blue Ocean Private Placement Warrant until 30 days after the Closing. Pursuant to the Sponsor Agreement Amendment, Sponsor also agreed to additionally and separately forfeit 50% of Blue Ocean Private Placement Warrants it held immediately prior to the Closing, subject to the adjustments based on the Forfeiture Ratio and other terms set forth in the Sponsor Lock-Up and Support Agreement. As finally adjusted on the Closing Date, 4,787,943 Blue Ocean Private Placement Warrants were forfeited by the Sponsor and Apollo, of which 708,047 warrants were transferred to certain existing investors including the November PIPE Convertible Note Investors, 2,200,000 warrants were transferred back to TNL Mediagene and 1,879,896 warrants were forfeited. As the date of this prospectus and adjusted for the Share Consolidation, there are 367,256 TNL Mediagene Warrants, converted from Blue Ocean Private Placement Warrants, issued and outstanding, of which 235,481TNL Mediagene Warrants are held by the Sponsor and Apollo, in each case entitling the holder to purchase one TNL Mediagene Ordinary Share at $230.00 per share, subject to adjustment.

Sponsor Registration Rights Agreement

See “— Agreements Related to the Merger — Sponsor Registration Rights Agreement.”

DESCRIPTION OF TNL MEDIAGENE’S SHARE CAPITAL AND ARTICLES OF ASSOCIATION

A summary of the material provisions governing TNL Mediagene’s securities offered herein is provided below. This summary is not complete and should be read together with TNL Mediagene’s amended and restated memorandum and articles of association (“TNL Mediagene A&R Articles”), a copy of which is appended to this prospectus as Exhibit 3.1 hereto. In this section “we,” “us” and “our” refer to TNL Mediagene.

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by the TNL Mediagene A&R Articles, the Cayman Companies Law and the common law of the Cayman Islands. As of the date of this prospectus, there are 2,556,405 ordinary shares of TNL Mediagene, par value $0.002 per share, issued and outstanding. All of our outstanding shares are validly issued, fully paid and non-assessable. The board of directors may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the board of directors shall determine.

Ordinary Shares

The following is a description of the material terms of TNL Mediagene Ordinary Shares and the TNL Mediagene A&R Articles.

Voting Rights

Each registered holder of TNL Mediagene Ordinary Shares is entitled to one vote for each TNL Mediagene Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the TNL Mediagene A&R Articles, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the TNL Mediagene A&R Articles, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, will require a special resolution under Cayman Islands law and pursuant to the TNL Mediagene A&R Articles, being the affirmative vote of shareholders holding a majority of no less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Dividend Rights

We have not paid any cash dividends on our TNL Mediagene Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the board of directors.

Liquidation Rights

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of TNL Mediagene Ordinary Shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the TNL Mediagene Ordinary Shares held by them respectively.

Transfers of Shares

Subject to the restrictions contained in the TNL Mediagene A&R Articles and the rules or regulations of the Designated Stock Exchange (as defined in the TNL Mediagene A&R Articles) or any relevant securities laws, any shareholders may transfer all or any of his or her TNL Mediagene Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors.

Subject to the rules of any Designated Stock Exchange on which the TNL Mediagene Ordinary Shares in question may be listed and to any rights and restrictions for the time being attached to any TNL Mediagene Ordinary Shares, our directors shall not unreasonably decline to register any transfer of TNL Mediagene Ordinary Shares, and shall upon making any decision to decline to register any transfer of TNL Mediagene Ordinary Shares assign an appropriate reason therefor. If our directors refuse to register a transfer of any TNL Mediagene Ordinary Shares, we, within two (2) months after the date on which the transfer request was lodged with us, shall send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for our directors to decline to register any transfer of a TNL Mediagene Ordinary Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which TNL Mediagene Ordinary Shares may be listed; or (ii) applicable law or regulation.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their TNL Mediagene Ordinary Shares. Any TNL Mediagene Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Law, we may issue shares that are to be redeemed or are liable to be redeemed at our option or the option of the shareholder. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine before the issue of the shares. We may also purchase our own shares (including any redeemable shares) on such terms and in such manner as our directors may determine and agree with the relevant shareholder(s).

Modification of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Shareholder Meetings

One or more shareholders holding at least a majority of the paid-up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Law for us to hold annual or extraordinary general meetings.

Warrants

3i Warrants

On December 8, 2025, we initially issued 1,401,880 3i Warrants, entitling the registered holder to purchase one TNL Mediagene Ordinary Share at a price of $0.3378 per share, subject to adjustment as discussed below. On December 22, 2025, we effected the Share Consolidation, and the number of 3i Warrants has been adjusted to 145,844 3i Warrants with the exercise price of $3.2470 per share pursuant to the terms of the 3i Warrants. The 3i Warrants became exercisable on December 8, 2025 and will expire on December 8, 2030, unless earlier exercised in full.

The 3i Warrants are exercisable for cash; however, if at the time of exercise there is no effective registration statement registering, or prospectus available for, the issuance or resale of the TNL Mediagene Ordinary Shares issuable upon exercise of the 3i Warrants, the holder may elect to exercise the 3i Warrants on a cashless basis.

The exercise price and number of TNL Mediagene Ordinary Shares issuable upon exercise of the 3i Warrants are subject to adjustment for share dividends, share splits, share combinations (including reverse share splits), reclassifications and similar events. The exercise price of the 3i Warrants is also subject to downward adjustment in the event that we issue or are deemed to issue TNL Mediagene Ordinary Shares or its equivalents at a price lower than the then-effective exercise price, subject to customary exclusions. In addition, following certain share combination events, the exercise price may be adjusted based on the trading price of TNL Mediagene Ordinary Shares during a specified measurement period.

The 3i Warrants also provide for customary adjustments and protections in the event of a merger, consolidation, sale of substantially all of our assets or other fundamental transactions.

The 3i Warrants may not be exercised to the extent that the holder and its affiliates would beneficially own more than 4.99% of the then outstanding TNL Mediagene Ordinary Shares immediately after giving effect to such exercise. The holder may increase this beneficial ownership limitation to up to 9.99% upon notice to us, subject to a 61-day waiting period.

The 3i Warrants are transferable, subject to compliance with applicable securities laws. The 3i Warrants and TNL Mediagene Ordinary Shares issuable upon exercise thereof were issued in reliance on exemptions from registration under the Securities Act.

For the avoidance of doubt, the 3i Warrants have terms and provisions that are materially different to those of the Public Warrants and the Blue Ocean Private Placement Warrants described below.

TNL Mediagene Warrants — Public Warrants

Each whole warrant will entitle the registered holder to purchase one TNL Mediagene Ordinary Share at a price of $230.00 per share, subject to adjustment as discussed below, at any time commencing on January 4, 2025, except as discussed in the immediately succeeding paragraph. Pursuant to the assignment, assumption and amended and restated warrant agreement, dated as of December 4, 2024 (the “Amended and Restated Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of TNL Mediagene Ordinary Shares. The warrants will expire on December 5, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any TNL Mediagene Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the TNL Mediagene Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue TNL Mediagene Ordinary Shares upon exercise of a warrant unless the TNL Mediagene Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $360.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to an aggregate of 235,481 Blue Ocean Private Placement Warrants held by Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd.:

•        in whole and not in part;

•        at a price of $0.20 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of TNL Mediagene Ordinary Shares equals or exceeds $360.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the TNL Mediagene Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those TNL Mediagene Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of TNL Mediagene Ordinary Shares may fall below the $360.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $230.00 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $200.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $2.00 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of TNL Mediagene Ordinary Shares (as defined below) except as otherwise described below;

•        if, and only if, the closing price of the TNL Mediagene Ordinary Shares equals or exceeds $200.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•        if the closing price of TNL Mediagene Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $360.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Blue Ocean Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of TNL Mediagene Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of TNL Mediagene Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $2.00 per warrant), determined for these purposes based on the volume weighted average price of TNL Mediagene Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Amended and Restated Warrant Agreement, references above to TNL Mediagene Ordinary Shares shall include a security other than TNL Mediagene Ordinary Shares into which TNL Mediagene Ordinary Shares have been converted or exchanged for in the event we are not the surviving company in a business combination. The numbers in the table below will not be adjusted when determining the number of TNL Mediagene Ordinary Shares to be issued upon exercise of the warrants if we are not the surviving entity following such business combination.

As stated above, we can redeem the warrants when TNL Mediagene Ordinary Shares are trading at a price starting at $200.00, which is below the exercise price of $230.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when TNL Mediagene Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer TNL Mediagene Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for TNL Mediagene Ordinary Shares if and when such TNL Mediagene Ordinary Shares were trading at a price higher than the exercise price of $230.00.

No fractional TNL Mediagene Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of TNL Mediagene Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than TNL Mediagene Ordinary Shares pursuant to the Amended and Restated Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than TNL Mediagene Ordinary Shares, our company (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the TNL Mediagene Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding TNL Mediagene Ordinary Shares is increased by a capitalization or share dividend paid in TNL Mediagene Ordinary Shares to all or substantially all holders of TNL Mediagene Ordinary Shares, or by a split-up of TNL Mediagene Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding TNL Mediagene Ordinary Shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase TNL Mediagene Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of TNL Mediagene Ordinary Shares equal to the product of (i) the number of TNL Mediagene Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for TNL Mediagene Ordinary Shares); and (ii) one, minus the quotient of (x) the price per TNL Mediagene Ordinary Share paid in such rights offering, and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for TNL Mediagene Ordinary Shares, in determining the price payable for TNL Mediagene Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion; and (ii) “historical fair market value” means the volume weighted average price of TNL Mediagene Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which TNL Mediagene Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of TNL Mediagene Ordinary Shares on account of such TNL Mediagene Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above; (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on TNL Mediagene Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $10.00 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $10.00 per share; or (c) to satisfy the redemption rights of the holders of TNL Mediagene Ordinary Shares in connection with a shareholder vote to amend the TNL Mediagene A&R Articles with respect to any provision relating to the rights of holders of TNL Mediagene Ordinary Shares, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each TNL Mediagene Ordinary Share in respect of such event.

If the number of outstanding TNL Mediagene Ordinary Shares is decreased by a consolidation, combination or reclassification of TNL Mediagene Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of TNL Mediagene Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding TNL Mediagene Ordinary Shares.

Whenever the number of TNL Mediagene Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of TNL Mediagene Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of TNL Mediagene Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding TNL Mediagene Ordinary Shares (other than those described above or that solely affects the par value of such TNL Mediagene Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation or company and that does not result in any reclassification or reorganization of our outstanding TNL Mediagene Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of TNL Mediagene Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of TNL Mediagene Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the TNL Mediagene A&R Articles or as a result of the redemption of TNL Mediagene Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding TNL Mediagene Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the TNL Mediagene Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Amended and Restated Warrant Agreement. If less than 70% of the consideration receivable by the holders of TNL Mediagene Ordinary Shares in such a transaction is payable in the form of TNL Mediagene Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under an Amended and Restated Warrant Agreement between Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent, and us. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the warrants and the Amended and Restated Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Amended and Restated Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Amended and Restated Warrant Agreement as the parties to the Amended and Restated Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive TNL Mediagene Ordinary Shares. After the issuance of TNL Mediagene Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of TNL Mediagene Ordinary Shares.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of TNL Mediagene Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

TNL Mediagene Warrants — Private Placement Warrants

Except as described below, the Blue Ocean Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants, including the underlying shares, will not be transferable, assignable or salable until 30 days after December 5, 2024, except pursuant to limited exceptions, and they will not be redeemable by us (except as described under “— Public Warrants — Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $200.00”) so long as they are held by Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. or their permitted transferees (except as otherwise set forth herein). Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. and their permitted transferees have the option to exercise the Blue Ocean Private Placement Warrants on a cashless basis. If the Blue Ocean Private Placement Warrants are held by holders other than Blue Ocean Sponsor, LLC, Apollo SPAC Fund I, L.P. and Apollo Credit Strategies Master Fund Ltd. or its permitted transferees, the Blue Ocean Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Blue Ocean Private Placement Warrants or any provision of the Amended and Restated Warrant Agreement with respect to the Blue Ocean Private Placement Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Blue Ocean Private Placement Warrants.

Except as described above under “— TNL Mediagene Warrants — Public Warrants — Redemption of warrants when the price per TNL Mediagene Ordinary Share equals or exceeds $200.00,” if holders of the Blue Ocean Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of TNL Mediagene Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of TNL Mediagene Ordinary Shares underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported closing price of TNL Mediagene Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Law. The Cayman Companies Law is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Statutory Mergers and Similar Arrangements (sections 233 to 239A of the Cayman Companies Law).    In certain circumstances, the Cayman Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is permitted or not prohibited by the laws of that other jurisdiction and the constitutional documents of the foreign company).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (a majority of at least two-thirds (or such higher majority as specified in the articles of association of the company) of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in each constituent company’s articles of association. No special resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the votes represented by the issued shares in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Law. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) the foreign company is able to pay its debts as they fall due and the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company: (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (vii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

Where the surviving company is the Cayman Islands company, the directors of the Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

The Registrar of Companies must also be satisfied that there is no other reason why it would be against the public interest to permit the merger or consolidation.

The Cayman Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed statutory procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders who have filed a notice under paragraph (c) and with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company and who the court finds are involved may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Schemes of Arrangement (sections 86 and 87 of the Cayman Companies Law).    Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement.” In the event that a scheme of arrangement is sought as between a company and its members or any class of members (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority representing three-fourths in value of each such class of shareholders that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the proposed scheme is a scheme of arrangement within the meaning of section 86 of the Cayman Companies Law;

•        the scheme document provided all the material information reasonably required to enable the scheme shareholders to come to an informed view on the merits of the scheme;

•        the court meeting was properly held and the statutory majorities were achieved;

•        there is no reason to believe that the views of the overwhelming majority of those who voted in favor of the scheme did not fairly represent the views of the scheme shareholders as a whole, that they were not acting bona fide or that they were subject to coercion;

•        the scheme of arrangement is fair in the sense that an intelligent and honest person acting in respect of his relevant interest might reasonably approve of it; and

•        there is no good reason for the court not to sanction the scheme.

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Note however that such appraisal rights may be available to dissenting shareholders where the merger procedure pursuant to sections 233 to 239A of the Cayman Companies Law is adopted (see above).

Tender Offers and Squeeze-out Provisions (section 88 of the Cayman Companies Law).    Separately, when a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits.    Walkers (Hong Kong), our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority; or

•        those who control the company are perpetrating a “fraud on the minority.”

In relation to the second exception (fraud on the minority), it is necessary to demonstrate that (i) a wrong has been done to the company; (ii) the wrongdoers are in control of the company (such that they can prevent the company from pursuing a claim against them); and (iii) the wrongdoers have obtained a benefit as a result of their actions.

In addition, a shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Walkers (Hong Kong), our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation;

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Money Laundering — Cayman Islands

As part of TNL Mediagene’s responsibility for the prevention of money laundering, terrorist financing and proliferation financing, TNL Mediagene (including its affiliates, subsidiaries or associates) will require a detailed verification of the shareholder and any beneficial owner’s identity and the source of payment. Depending on the circumstances of each application, a detailed verification might not be required where certain conditions are satisfied.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing, terrorist property or proliferation financing and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism, terrorist financing or terrorist property or (iii) the Financial Reporting Authority of the Cayman Islands pursuant to the Proliferation Financing (Prohibition) Act (as amended), if the disclosure relates to involvement with proliferation financing. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Sanctions — Cayman Islands

Should a shareholder be, or become (or is believed by TNL Mediagene or our duly authorised delegates or agents (“TNL Mediagene Agents”) to be or become) at any time while it owns or holds an interest in TNL Mediagene, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by TNL Mediagene in its sole discretion, then (i) TNL Mediagene or TNL Mediagene Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of TNL Mediagene (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a licence is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) TNL Mediagene and TNL Mediagene Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the shareholder that such information has been so provided) and (iii) TNL Mediagene and TNL Mediagene Agents will have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy. Shareholders must promptly provide the following privacy notice (or any updated version thereof as may be provided from time to time) to each individual (such as any individual directors, shareholders, beneficial owners, authorised signatories, trustees or others) whose personal data the shareholder provides to us or any of our affiliates or delegates.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing and proliferation financing, sanctions and FATCA/CRS requirements); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA, which may include having appropriate contractual undertakings in legal agreements with service providers who process personal data on our behalf.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Retention of the Personal Data We Collect

We retain the personal data we collect for no longer than is reasonably necessary to fulfill the purposes for which we collect the personal data and to comply with our legal obligations. We expect to delete your personal data (at the latest) once there is no longer any legal or regulatory requirement or legitimate business purpose for retaining your personal data.

Your Choices and Rights

Under the DPA you have certain rights regarding your personal data that we have collected. You may have the right to request (i) access to your personal data, (ii) rectification or erasure of personal data, (iii) restriction of processing concerning you, and (iv) objection to processing that is based upon our legitimate interests. Your ability to exercise these rights will depend on a number of factors and, in some instances, we will not be able to comply with your request, for example because we have legitimate grounds for not doing so or where the right doesn’t apply to the particular information we hold on you. If you would like to discuss or exercise the rights you may have, you can contact us through the methods stated below.

How to Contact Us

If you would like to contact us regarding this Notice, please send us an email to ir@tnlmediagene.com. In each case, to ensure your query is dealt with as swiftly as possible, please include as the subject or heading line “Privacy Notice.”

Complaints

We are committed to working with you to obtain a fair resolution of any complaint or concern about your privacy. If you would like to contact us, please use the methods stated above.

If, however, you believe that we have not been able to assist with your complaint or concern, you may have the right to complain to the Cayman Islands Data Protection Ombudsman or the relevant data protection authority in your jurisdiction.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have 2,556,405 TNL Mediagene Ordinary Shares issued and outstanding. All of the TNL Mediagene Ordinary Shares issued in connection with the Merger will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act, except the TNL Mediagene Lock-Up Shares (as defined below).

Sales of substantial amounts of TNL Mediagene Ordinary Shares and TNL Mediagene Warrants in the public market could adversely affect prevailing market prices of TNL Mediagene Ordinary Shares.

Registration Rights

Concurrently with the Closing on December 5, 2024, TNL Mediagene, the Sponsor and certain shareholders of TNL Mediagene entered into the Registration Rights Agreement containing customary registration rights for the Sponsor with respect to the Earn-Out Shares and our shareholders who are parties thereto with respect to TNL Mediagene Ordinary Shares they hold, which include certain TNL Mediagene Lock-Up Shares. See “Certain Relationships And Related Person Transactions — Agreements Related to the Merger — Sponsor Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted TNL Mediagene Ordinary Shares or TNL Mediagene Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of TNL Mediagene Ordinary Shares then issued and outstanding; or

•        the average weekly reported trading volume of TNL Mediagene Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the percentage of beneficial ownership of TNL Mediagene, calculated based on 2,556,405 TNL Mediagene Ordinary Shares outstanding as of the date of this prospectus.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
5% or Greater Shareholders:
Joey (Tzu-Wei) Chung	171,265	6.7%
The Jeong H Kim Revocable Trust	149,687	5.9%
Directors and Executive Officers:
Joey (Tzu-Wei) Chung	171,265	6.7%
Motoko Imada	95,142	3.7%
Marcus Brauchli(1)	74,622	2.9%
Hiroyuki Terao	4,115	0.2%
Richard (Chih-Wei) Lee	7,882	0.3%
Mario (Shih-Fan) Yang	91,245	3.6%
Hiroto Kobayashi	61,919	2.4%

____________

(1)      NBM Taiwan Ltd. is the record holder of the shares reported herein. NBM Taiwan Ltd. is managed by North Base Media, one of its minority equity holders. Marcus Brauchli is a director of TNL Mediagene and a founder and managing partner of North Base Media. As such, Marcus Brauchli may be deemed to have beneficial ownership of the ordinary shares of TNL Mediagene held by NBM Taiwan Ltd. Marcus Brauchli disclaims beneficial ownership over any securities owned by NBM Taiwan Ltd. in which he does not have any pecuniary interest.

SELLING SECURITYHOLDERS

We are registering the offer and resale from time to time by the Selling Securityholders named in this prospectus or their permitted transferees of up to 1,600,354 TNL Mediagene Ordinary Shares, comprising: (a) the offer and resale of up to 1,250,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Second Note issued to 3i on December 8, 2025; (b) the offer and resale of up to 300,354 2025 PIPE Shares issued to the 2025 PIPE Investors; and (c) the offer and resale of up to 50,000 2025 Vendor Shares issued or to be issued to the 2025 Vendors. We are also registering the offer and resale, from time to time of up to 145,844 3i Warrants, and up to 145,844 TNL Mediagene Ordinary Shares issuable upon exercises of up to 145,844 3i Warrants by 3i.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders (as a gift, pledge, partnership distribution or other non-sale related transfer). With respect to the 3i and Tumim Transactions, except for the transactions contemplated by the 3i Note SPA, the 3i Note RRA, the Tumim ELOC SPA and the Tumim ELOC RRA, neither 3i nor Tumim, which is an affiliate of 3i, has had any material relationship with us within the past three years.

The following table sets forth, as of the date of this prospectus, the names of each of the Selling Securityholders, the aggregate number of the securities beneficially owned by such Selling Securityholder immediately prior to the offering, the number of the securities that may be sold by the Selling Securityholder under this prospectus and the number of securities that the Selling Securityholders will beneficially own after the securities are sold. The persons listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of TNL Mediagene Ordinary Shares beneficially owned by a person and the percentage ownership of that person, TNL Mediagene Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, TNL Mediagene Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of TNL Mediagene Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities beneficially owned prior to this offering(1)				Securities registered for sale in this offering		Securities beneficially owned after this offering(2)
Name of Selling Securityholder	TNL Mediagene Ordinary Shares	%	3i Warrants	%	TNL Mediagene Ordinary Shares	3i Warrants	TNL Mediagene Ordinary Shares	%		TNL Mediagene Warrants	%
3i, LP(3)(4)	—	—	145,844	5.7	1,250,000	145,844	—	Up to 4.99	(3)	—	Up to 4.99	(3)
2025 PIPE Investors(5)	348,036	13.6	—	—	300,354	—	—	—		—	—
2025 Vendors(6)	17,662	0.7	—	—	50,000	—	—	—		—	—

____________

(1)      Applicable percentage ownership is based on 2,556,405 TNL Mediagene Ordinary Shares outstanding as of the date of this prospectus.

(2)      Assumes the sale of all TNL Mediagene Ordinary Shares and TNL Mediagene Warrants being offered for resale pursuant to this prospectus. For the 2025 PIPE Investors, the table assumes the sale of all TNL Mediagene Ordinary Shares registered under the Prior F-1 Registration Statements (File Nos. 333-284411 and 333-287669)

(3)      3i, LP may not convert, and we may not issue or sell any TNL Mediagene Ordinary Shares to 3i, LP, any portion of the 1,250,000 TNL Mediagene Ordinary Shares to the extent such shares, when aggregated with all other TNL Mediagene Ordinary Shares then beneficially owned by 3i, LP and its affiliates would cause 3i, LP’s beneficial ownership of TNL Mediagene Ordinary Shares to exceed 4.99% (or up to 9.99% upon 3i’s election) of the then outstanding TNL Mediagene Ordinary Shares. Separately, the 3i Warrants are subject to a beneficial ownership limitation that restricts the exercise of the 3i Warrants to the extent that such exercise would cause 3i, LP and its affiliates to beneficially own more than 4.99% (or up to 9.99% upon 3i, LP’s election, subject to a 61-day notice period) of the then outstanding TNL Mediagene Ordinary Shares, as described under “Description of TNL Mediagene’s Share Capital and Articles of Association — Warrants — 3i Warrants.” Due to the foregoing limitations, notwithstanding the maximum number of TNL Mediagene Ordinary Shares reflected in the table above, 3i, LP’s beneficial ownership of TNL Mediagene Ordinary Shares at any time may not exceed the applicable beneficial ownership limitation.

(4)      The business address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(5)      TNL Mediagene Ordinary Shares currently held by the 2025 PIPE Investors include 47,682 TNL Mediagene Ordinary Shares of which offer and resale has been registered under the Prior F-1 Registration Statements (File Nos. 333-284411 and 333-287669).

(6)      As of the date of this prospectus, we have issued 17,662 2025 Vendor Shares to the 2025 Vendors. We may issue additional TNL Mediagene Ordinary Shares up to an aggregate total of 50,000 TNL Mediagene Ordinary Shares to the 2025 Vendors.

PLAN OF DISTRIBUTION

We are registering the offer and resale from time to time by the Selling Securityholders named in this prospectus or their permitted transferees of up to 1,600,354 TNL Mediagene Ordinary Shares, comprising: (a) the offer and resale of up to 1,250,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Second Note issued to 3i on December 8, 2025; (b) the offer and resale of up to 300,354 2025 PIPE Shares issued to the 2025 PIPE Investors; and (c) the offer and resale of up to 50,000 2025 Vendor Shares issued or to be issued to the 2025 Vendors. We are also registering the offer and resale, from time to time of up to 145,844 3i Warrants, and up to 145,844 TNL Mediagene Ordinary Shares issuable upon exercises of up to 145,844 3i Warrants by 3i.

We will not receive any proceeds from any sale by the Selling Securityholders of TNL Mediagene Ordinary Shares or 3i Warrants being registered hereunder. We may, however, receive proceeds from any cash exercise of the 3i Warrants, if and to the extent exercised for cash. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of registered TNL Mediagene Ordinary Shares or 3i Warrants to be made directly or through agents.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. Any TNL Mediagene Ordinary Shares issued upon exercise of the 3i Warrants and sold pursuant to this prospectus will be sold in accordance with the plan of distribution described herein. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

The securities may be sold in one or more transactions at:

•        fixed prices;

•        prevailing market prices at the time of sale;

•        prices related to such prevailing market prices;

•        varying prices determined at the time of sale; or

•        negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        transactions to or through broker-dealer or agents, including purchases by a broker-dealer as principal and resale by the broker-dealer for their account or transactions in which broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        short sales and/or settlement thereof effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

3i is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the resale of TNL Mediagene Ordinary Shares and 3i Warrants and underlying TNL Mediagene Ordinary Shares registered hereby. 3i has informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of TNL Mediagene Ordinary Shares or 3i Warrants that they have acquired and may in the future acquire from us pursuant to the Second Note. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. 3i has informed us that each such broker-dealer will receive commissions that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our securities offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the securities sold by each Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our securities sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor any Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of TNL Mediagene Ordinary Shares or 3i Warrants sold by that Selling Securityholder.

Other Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities covered by this prospectus may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell the securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees, assignees, distributees, successors or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, assignee, distributee, successor or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholders that any material arrangement has been entered into with a broker-dealer for the sale of the securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•        the name of the participating broker-dealer(s);

•        the specific securities involved;

•        the initial price at which such securities are to be sold;

•        the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•        other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In connection with the Second Note, we have agreed to indemnify 3i and certain other persons against certain liabilities in connection with the offering of the TNL Mediagene Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. 3i has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by 3i specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

The TNL Mediagene Ordinary Shares are currently listed on the Nasdaq under the symbol “TNMG”.

LEGAL MATTERS

The legality of the TNL Mediagene Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for TNL Mediagene by Walkers (Hong Kong). Certain legal matters relating to U.S. law will be passed upon for TNL Mediagene by Morrison & Foerster LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to TNL Mediagene’s ability to continue as a going concern as described in Note 1 to the audited financial statements) of PricewaterhouseCoopers Taiwan (“PwC Taiwan”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On October 9, 2025, PwC Taiwan declined to stand for re-election as our independent registered public accounting firm.

The reports of PwC Taiwan on our consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

Furthermore, during the fiscal years ended December 31, 2024 and 2023 and in the subsequent interim period through October 9, 2025, there were no disagreements (as that term is used in Item 16F(a)(1)(iv) of Form 20-F) with PwC Taiwan on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC Taiwan, would have caused PwC Taiwan to make reference to such matters in their audit reports on the financial statements for such years.

There were no reportable events (as that term is described in Item 16F(a)(1)(v) of Form 20-F) during the fiscal years ended December 31, 2024 and 2023 and in the subsequent interim period through October 9, 2025, except for the material weaknesses in our internal control over financial reporting which related to: (i) lack of sufficient accounting personnel with appropriate understanding of IFRS and SEC financial reporting requirements to address complex accounting issues and related disclosures; (ii) lack of formalized financial reporting controls and procedures to address complex/unusual transactions and related accounting issues and to facilitate preparation of consolidated financial statements prepared in accordance with IFRS; and (iii) lack of effective maintenance and controls over certain information technology environments including (a) information technology-related general controls process, (b) segregation of duties in the information technology department and effective control on defining and assigning individual’s rights to access systems, programs or transaction raw data and (c) track records or log on system activities for access to system program and data.

We provided PwC Taiwan with a copy of the above disclosure and requested PwC Taiwan to furnish us with a letter addressed to the SEC stating whether or not PwC Taiwan agrees with the above statements. A copy of PwC Taiwan’s letter, dated December 1, 2025, was filed as Exhibit 99.1 to our report on Form 6-K filed with the SEC on December 1, 2025 and is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

On November 20, 2025, we appointed Marcum Asia CPAs LLP (“Marcum Asia”) as our independent registered public accounting firm. The appointment of Marcum Asia was made after a careful evaluation process undertaken by us and was approved by the audit committee of our board of directors. During the two most recent fiscal years and in the subsequent interim period through November 20, 2025, neither we nor anyone on our behalf consulted Marcum Asia with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us by Marcum Asia that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Additionally, during the two most recent fiscal years and in the subsequent interim period through November 20, 2025, neither we nor anyone on our behalf consulted Marcum Asia with respect to any matter that was either the subject of a disagreement (as that term is used in Item 16F(a)(1)(iv) of Form 20-F) or a reportable event (as that term is described in Item 16F(a)(1)(v) of Form 20-F).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://www.tnlmediagene.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITY

TNL Mediagene is incorporated under the laws of the Cayman Islands. Service of process upon TNL Mediagene and upon its directors and officers named in this prospectus may be difficult to obtain within the United States. Furthermore, because substantially all of TNL Mediagene’s assets are located outside the United States, any judgment obtained in the United States against TNL Mediagene may not be collectible within the United States.

Substantially all of our assets are located in Japan and Taiwan. In addition, the majority of our directors and officers are nationals or residents of Japan and Taiwan. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

TNL Mediagene has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against TNL Mediagene in any U.S. federal or state court arising out of the Transactions. The address of TNL Mediagene’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

TNL Mediagene has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

TNL Mediagene has also been advised by its Japanese legal counsel that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of U.S. federal or state courts brought before Japanese courts, as to the enforceability of liabilities based solely on U.S. federal and state securities laws.

TNL Mediagene has also been advised by its Taiwan legal counsel that any United States judgments obtained against TNL Mediagene will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following: (i) the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan; (ii) if the judgment was rendered by default by the court rendering the judgment, (a) TNL Mediagene was duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (b) process was served on TNL Mediagene with judicial assistance of Taiwan; (iii) the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and (iv) judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference herein:

•        our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 30, 2025; and

•        our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on October 28, 2025 and December 5, 2025.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

TNL Mediagene
23-2 Maruyamacho
Shibuya-ku, Tokyo 150-0044
Japan
+81-(0)3-5784-6742

INDEX TO FINANCIAL STATEMENTS

TNL MEDIAGENE

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Financial Position (Expressed in United States dollars)
	Notes	December 31, 2024	June 30, 2025
Assets
Current assets
Cash and cash equivalents		$3,646,756	$1,614,272
Current financial assets at amortized cost		46,596	284,652
Current contract assets	4	3,980,380	1,626,222
Notes receivable, net		—	26,380
Accounts receivable, net	4	8,241,352	4,935,241
Other receivables		172,695	220,710
Current income tax assets		21,057	34,904
Inventories		87,828	80,831
Prepayments		1,320,329	1,579,940
Other current assets		207,041	45,743
Total current assets		17,724,034	10,448,895
Non-current assets
Non-current financial assets at fair value through other comprehensive income		148,925	161,485
Non-current financial assets at amortized cost		544,861	683,959
Property, plant and equipment, net		430,809	423,498
Right-of-use assets		5,182,528	5,091,306
Investment properties		2,389,864	2,612,838
Goodwill		33,960,053	34,730,937
Intangible assets		30,978,581	30,248,379
Deferred tax assets		556,812	508,837
Other non-current assets		998,610	1,140,048
Total non-current assets		75,191,043	75,601,287
Total assets		$92,915,077	$86,050,182
Liabilities
Current liabilities
Short-term borrowings	6,9	$1,075,904	$2,663,939
Current financial liabilities at fair value through profit or loss	6	7,869,087	3,899,158
Current financial liabilities at amortized cost		—	273,038
Current contract liabilities	4	578,219	831,975
Notes payable		127,063	—
Accounts payable		4,897,884	3,268,584
Accounts payable – related parties	7	922	—
Other payables		9,039,084	6,157,673
Other payables – related parties	7	841,270	1,450,318
Income tax payables		38,385	67,486
Long-term borrowings, current portion	6,9	4,188,088	4,983,715
Current lease liabilities	6	891,804	774,867
Other current liabilities		3,447,177	3,247,120
Total other current liabilities		32,994,887	27,617,873

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Financial Position — (Continued) (Expressed in United States dollars)
	Notes	December 31, 2024	June 30, 2025
Non-current liabilities
Non-current financial liabilities at fair value through profit or loss		1,431,000	1,431,000
Non-current financial liabilities at amortized cost		1,829,826	1,774,744
Long-term borrowings	6,9	4,843,107	4,789,791
Deferred tax liabilities		10,345,287	10,165,447
Non-current lease liabilities	6	4,111,749	4,147,269
Provisions		403,834	438,701
Other non-current liabilities		551,627	822,463
Total non-current liabilities		23,516,430	23,569,415
Total liabilities		56,511,317	51,187,288

Equity
Equity attributable to equity holders of the Company
Ordinary share		2,613	2,996
Capital surplus	8	154,703,137	158,320,045
Accumulated deficit		(117,208,018)	(121,525,677)
Other equity interest		(1,098,596)	(1,935,001)
Equity attributable to equity holders of the Company		36,399,136	34,862,363
Non-controlling interests		4,624	531
Total equity		36,403,760	34,862,894
Total liabilities and equity		$92,915,077	$86,050,182

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Loss and Other Comprehensive Loss (Expressed in United States dollars)
		Six months ended June 30
	Notes	2024	2025
Revenue	4,11	$20,605,425	$21,785,004
Cost of revenue		(12,418,454)	(14,795,880)
Gross profit		8,186,971	6,989,124
Sales, general and administrative expenses		(12,257,199)	(10,911,769)
Research and development expenses		(1,503,392)	(1,716,627)
Operating loss	11	(5,573,620)	(5,639,272)
Interest income	11	9,530	9,706
Other income		12,956	98,221
Other gains and losses, net	5	(142,598)	1,579,000
Finance costs	11	(181,531)	(414,555)
Loss before income tax		(5,875,263)	(4,366,900)
Income tax (expense) benefit		(58,864)	44,965
Loss for the period		$(5,934,127)	$(4,321,935)
Components of other comprehensive loss that will be reclassified to profit or loss
Exchange differences on translation of foreign operations		$(204,478)	$(180,756)
Other comprehensive loss, net of income tax		$(204,478)	$(180,756)
Total comprehensive loss for the period		$(6,138,605)	$(4,502,691)
LOSS ATTRIBUTABLE TO:
Owners of the parent		$(5,920,224)	$(4,317,659)
Non-controlling interests		(13,903)	(4,276)
		$(5,934,127)	$(4,321,935)
TOTAL COMPREHENSIVE LOSS ATTRIBUTABLE TO:
Owners of the parent		$(6,141,027)	$(4,498,598)
Non-controlling interests		$2,422	$(4,093)
		$(6,138,605)	$(4,502,691)

Loss per share – basic		$(4.89)	$(3.12)
Loss per share – diluted		$(4.89)	$(3.12)

____________

(*)      On December 22, 2025, the Company effected a 1-for-20 reverse split of its issued and outstanding common shares. All share amounts have been retroactively restated for all periods presented.

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Changes in Equity (Expressed in United States dollars)
	Equity attributable to equity holders of the Company
						Other equity interest
	Notes	Ordinary share	Advance receipts for share capital	Capital surplus	Accumulated deficit	Financial statements translation differences of foreign operations	Employee unearned compensation	Unrealized gain on valuation of financial assets at fair value through other comprehensive income	Total	Non- controlling interest	Total equity
Year 2024
Balance at January 1, 2024		$21,882	$—	$105,605,811	$(32,203,326)	$(803,913)	$—	$—	$72,620,454	$(252,706)	$72,367,748
Loss for the six months ended June 30		—	—	—	(5,920,224)	—	—	—	(5,920,224)	(13,903)	(5,934,127)
Other comprehensive income (loss)		—	—	—	—	(220,803)	—	—	(220,803)	16,325	(204,478)
Total comprehensive loss for the year		—	—	—	(5,920,224)	(220,803)	—	—	(6,141,027)	2,422	(6,138,605)
Share-based payments	3	—	4,260	191,492	—	—	—	—	195,752	—	195,752
Restricted shares	3	—	—	31,992	—	—	(22,572)	—	9,420	—	9,420
Balance at June 30, 2024		$21,882	$4,260	$105,829,295	$(38,123,550)	$(1,024,716)	$(22,572)	$—	$66,684,599	$(252,284)	$66,434,315
Year 2025
Balance at January 1, 2025		$2,613	$—	$154,703,137	$(117,208,018)	$(996,880)	$(109,242)	$7,526	$36,399,136	$4,624	$36,403,760
Loss for the six months ended June 30		—	—	—	(4,317,659)	—	—	—	(4,317,659)	(4,276)	(4,321,935)
Other comprehensive income (loss)		—	—	—	—	(180,939)	—	—	(180,939)	183	(180,756)
Total comprehensive loss for the year		—	—	—	(4,317,659)	(180,939)	—	—	(4,498,598)	(4,093)	(4,502,691)
Share-based payments	3,8	—	—	170,263	—	—	—	—	170,263	—	170,263
Restricted shares	3,8	3	—	1,303,700	—	—	(655,466)	—	648,237	—	648,237
Issuance of ordinary shares upon convertible promissory note	8	200	—	1,329,737	—	—	—	—	1,329,937	—	1,329,937
Issuance of ordinary shares	8	112	—	690,113	—	—	—	—	690,225	—	690,225
Share issuance for commitment shares	8	12	—	(12)	—	—	—	—	—	—	—
Share issuance for acquisition of subsidiaries	8	56	—	123,107	—	—	—	—	123,163	—	123,163
Balance at June 30, 2025		$2,996	$—	$158,320,045	$(121,525,677)	$(1,177,819)	$(764,708)	$7,526	$34,862,363	$531	$34,862,894

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Cash Flows (Expressed in United States dollars)
		Six months ended June 30
	Notes	2024	2025
Cash flows from operating activities
Loss before income tax		$(5,875,263)	$(4,366,900)
Adjustments to reconcile loss
Depreciation expenses	11	564,701	592,712
Amortization expenses	11	1,044,365	1,033,583
Expected credit losses (gain)	7	67,291	—
Interest expense	11	181,531	414,555
Interest income	11	(9,530)	(9,706)
(Gain) loss on valuation of financial liabilities at fair value through profit or loss	6	4,146	(1,469,151)
Gain on disposal of property, plant and equipment, net		(39)	—
Share-based payments	3	200,912	818,500
Changes in operating assets and liabilities
Current contract assets		2,056,926	2,354,158
Accounts and notes receivable		3,333,893	3,279,731
Other receivables		(54,875)	(24,836)
Inventories		(20,048)	6,997
Prepayments		2,419,253	(372,111)
Other current assets		(1,633)	161,298
Other non-current assets		47,954	(43,855)
Current contract liabilities		(416,585)	253,756
Accounts and notes payable		(2,988,382)	(1,757,285)
Other payables		(742,603)	(2,290,730)
Other current liabilities		(17,239)	(200,057)
Provisions		(53,201)	34,867
Other non-current liabilities		(483,551)	56,136
Cash used in operations		(741,977)	(1,528,338)
Interest received		9,530	9,706
Interest paid		(170,743)	(275,969)
Income tax paid		(12,876)	(42,755)
Net cash used in operating activities		(916,066)	(1,837,356)

Cash flows from investing activities
Acquisition of financial assets at amortized cost		(64,069)	(7,575,343)
Proceeds from repayments of financial assets at amortized cost		—	7,292,928
Acquisition of property, plant and equipment		(52,536)	(40,058)
Proceeds from disposal of property, plant and equipment		575	1,017
Acquisition of intangible assets		(143,207)	(166,443)
Net cash used in investing activities		(259,237)	(487,899)

TNL MEDIAGENE AND SUBSIDIARIES Unaudited Condensed Consolidated Interim Statements of Cash Flows — (Continued) (Expressed in United States dollars)
		Six months ended June 30
	Notes	2024	2025
Cash flows from financing activities
Proceeds from short-term borrowings	6	708,452	2,826,915
Repayments of short-term borrowings	6	(1,279,522)	(1,387,615)
Proceeds from long-term borrowings	6	2,242,463	2,064,739
Repayments of long-term borrowings	6	(1,625,230)	(2,379,094)
Payments on bonds payable		(169,819)	—
Payments on lease liabilities	6	(517,250)	(550,070)
Proceeds from issuance of financial liabilities at fair value through profit or loss	6	1,475,471	50,000
Payments on financial liabilities at fair value through profit or loss	6	—	(1,097,678)
Proceeds from issuance of ordinary shares		—	667,045
Proceeds from exercise of share-based payments	3	4,260	—
Payments of transaction costs		(4,490)	—
Proceeds from guarantee deposits	6	565,008	214,700
Net cash generated from financing activities		1,399,343	408,942
Effect of foreign exchange rate changes		(117,783)	(116,171)
Net increase (decrease) in cash and cash equivalents		106,257	(2,032,484)
Cash and cash equivalents at beginning of period		3,030,298	3,646,756
Cash and cash equivalents at end of period		$3,136,555	$1,614,272

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

1.      Corporate and group information

The News Lens Co., Ltd. (the “Company”) was incorporated in Cayman Island with limited liability under the International Business Companies Act on January 20, 2015. On July 3, 2023, the company’s shareholders approved the resolution to change its name from The News Lens Co., Ltd. to TNL Mediagene. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in digital advertising, integrated marketing, marketing survey, artificial intelligence technology, data analysis, content service platform and production of audio-visual programs.

Since inception, the Company has successively acquired Neptune Internet Media Technology Co., Ltd., Easy Key 2 Asia Co., Ltd., AD2iction Co., Ltd., S.C. Integrated Marketing Communication Co., Ltd., and STAR Communication Consultant Co., Ltd. In 2022 and 2023, the Company acquired Polydice Inc. and TNL Mediagene Japan Inc, respectively. Through the integration of the Company and its subsidiaries’ resources, the Group continues to develop its online media advertising business.

Going concern

The Group has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern through February 28, 2027.

For the six months ended and as of June 30, 2025, the Group had loss for the period of $4,321,935 and net operating cash outflow $1,837,356 as well as negative working capital of $17,168,978 and accumulated deficit of $121,525,677. The Group has funded its operations and capital needs primarily through the net proceeds received from capital contributions and bank borrowings. As of the date the unaudited condensed consolidated interim financial statements for the six months ended June 30, 2025 available to be issued, the Group has concluded that there is substantial doubt about its ability to continue as a going concern through February 28, 2027.

To meet the cash requirements through February 28, 2027, the Group is undertaking a combination of the remediation plans, including, but not limited to the following:

(a)     The Group has been focusing on the improvement of operation efficiency, implementation of strict cost control and budget and enhancement internal controls to create synergy of the Group’s resources.

(b)    The Group has been actively seeking additional financing and evaluating various financing options, including additional capital contributions and bank borrowings.

The Group’s remediation plans, also include, among others, renewal or extension of its loan facilities with the financial institutions. Although management continues to pursue these plans, there can be no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, it would have a material adverse effect on the Group’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

The accompanying unaudited condensed consolidated interim financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated interim financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2.      Summary of material accounting policies

a)      Basis of accounting

These condensed consolidated interim financial statements for the sixth-month reporting period ended June 30,2025 have been prepared in accordance with IAS 34 Interim Financial Reporting. The interim report does not include all of the notes normally included in an annual consolidated financial statements.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

2.      Summary of material accounting policies (cont.)

Accordingly, this report should be read in conjunction with the annual consolidated financial statements for the year ended December 31,2024. The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period.

These interim financial statements were authorized for issue by the Company’s board of directors on January 30, 2026.

b)      Employee share-based payments

(a)     For the equity-settled share-based payments arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

(b)    Restricted shares:

i)       Restricted shares issued to employees are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period.

ii)      For restricted shares where those stocks do not restrict distribution of dividends to employees and employees are not required to return the dividends received if they resign during the vesting period, the Group recognizes the fair value of the dividends received by the employees who are expected to resign during the vesting period as compensation cost at the date of dividends declared.

c)      Change in accounting policy

The Group did not have any changes to its accounting policies from those applied in the consolidated financial statements as at and for the year ended December 31, 2024.

3.      Share-based payments

a)      For the six months ended June 30, 2025, the Group’s share-based payments arrangements were as follows:

Type of arrangement	Grant date	Quantity granted		Contract period	Vesting conditions
Employee stock options	May 14, 2015	15,886	(317,701)	10 years	Note 1
Employee stock options	May 14, 2015	8,344	(166,789)	10 years	Note 1
Employee stock options	April 14, 2016	398	(7,942)	10 years	Note 2
Employee stock options	April 14, 2016	2,383	(47,655)	10 years	Note 3
Employee stock options	April 7, 2017	1,799	(35,917)	10 years	Note 1
Employee stock options	March 11, 2019	185	(3,686)	10 years	Note 1
Employee stock options	March 11, 2019	185	(3,686)	10 years	Note 1
Employee stock options	March 11, 2019	185	(3,686)	10 years	Note 1
Employee stock options	October 4, 2019	185	(3,686)	10 years	Note 1

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

3.      Share-based payments (cont.)

Type of arrangement	Grant date	Quantity granted		Contract period	Vesting conditions
Employee stock options	January 9, 2020	185	(3,686)	10 years	Note 1
Employee stock options	March 9, 2020	185	(3,686)	10 years	Note 1
Employee stock options	April 27, 2020	83	(1,658)	10 years	Note 1
Employee stock options	July 31, 2020	3,318	(66,355)	10 years	Note 1
Employee stock options	November 2, 2020	2,489	(49,769)	10 years	Note 1
Employee stock options	May 3, 2021	1,660	(33,178)	10 years	Note 1
Employee stock options	July 1, 2021	185	(3,686)	10 years	Note 1
Employee stock options	July 1, 2021	185	(3,686)	10 years	Note 1
Employee stock options	July 1, 2021	185	(3,686)	10 years	Note 1
Employee stock options	September 1, 2021	83	(1,658)	10 years	Note 3
Employee stock options	February 10, 2022	185	(3,686)	10 years	Note 1
Employee stock options	February 10, 2022	536	(10,688)	10 years	Note 1
Employee stock options	February 10, 2022	367	(7,330)	10 years	Note 1
Employee stock options	February 10, 2022	1,660	(33,157)	10 years	Note 4
Employee stock options	June 10, 2022	535	(10,676)	10 years	Note 3
Employee stock options	June 10, 2022	653	(13,050)	10 years	Note 3
Employee stock options	June 21, 2022	1,751	(35,013)	10 years	Note 4
Employee stock options	May 31, 2023	150	(2,986)	10 years	Note 1
Employee stock options	May 31, 2023	509	(10,136)	10 years	Note 1
Employee stock options	May 31, 2023	527	(10,502)	10 years	Note 1
Employee stock options	July 31, 2023	751	(14,925)	10 years	Note 1
Employee stock options	July 31, 2023	278	(5,528)	10 years	Note 1
Employee stock options	July 31, 2023	1,362	(27,084)	10 years	Note 1
Employee stock options	August 21, 2023	553	(11,059)	10 years	Note 1
Employee stock options	January 1, 2024	111	(2,211)	10 years	Note 3
Employee stock options	January 1, 2024	278	(5,528)	10 years	Note 1
Employee stock options	January 1, 2024	111	(2,211)	10 years	Note 1
Employee stock options	September 1, 2024	1,245	(24,884)	10 years	Note 3
Employee stock options	September 1, 2024	56	(1,105)	10 years	Note 1
Employee stock options	November 20, 2024	3,574	(71,362)	10 years	Note 1
Restricted shares to employees	January 1, 2024	231	(4,608)	4 years	Note 1,9
Restricted shares to employees	September 1, 2024	88	(1,755)	4 years	Note 5,9
Restricted shares to employees	November 20, 2024	110	(2,188)	6 months	Note 6,9
Restricted shares to employees	November 20, 2024	438	(8,757)	6 months	Note 6,9
Restricted shares to employees	January 1, 2025	5,732	(114,592)	1 years	Note 7,9
Restricted shares to employees	January 1, 2025	2,554	(51,049)	4 years	Note 5,9
Restricted shares to employees	February 10, 2025	1,073	(21,459)	4 years	Note 5,9
Restricted shares to employees	April 1, 2025	858	(17,142)	4 years	Note 5,9
Restricted shares to employees	May 1, 2025	2,042	(40,808)	1 years	Note 8,9

____________

Note 1:    Twenty-five percent of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date. For the remaining seventy five percent, one forty-eighth of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date, subject to participant continuing to be a service provider through each such date.

Note 2:    All of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date, subject to participant continuing to be a service provider through each such date.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

3.      Share-based payments (cont.)

Note 3:    One-third of the shares subject to the option shall vest on the one-year anniversary of the vesting commencement date, and one-third of the shares subject to the option shall vest each year thereafter on the anniversary of the vesting commencement date, subject to participant continuing to be a service provider through each such date.

Note 4:    All shares subject to the option shall vest immediately.

Note 5:    Twenty-five percent of the shares subject to the Agreement shall vest upon the completion of five months from the date of the Agreement. For the remaining seventy-five percent of the shares subject to the Agreement shall vest in thirty-six equal monthly installments commencing upon the completion of five months from the date of the Agreement.

Note 6:    All shares subject to the Agreement shall vest upon the completion of six months from the date of the Agreement.

Note 7:    All shares subject to the Agreement shall vest in equal installments of 25% per quarter commencing upon the completion of five months from the date of the Agreement.

Note 8:    All shares subject to the Agreement shall vest in two installments, with 50% vesting after four months and the remaining 50% vesting on December 31, 2025.

Note 9:    The restricted shares issued by the company cannot be transferred during the vesting period, but voting right and dividend right are not restricted on these stocks.

Note10:   The figures presented in parentheses under “Quantity granted” represent the figures prior to the 1-for-20 reverse stock split completed on December 22, 2025.

The share-based payments arrangements above are settled by equity.

b)      Details of the share-based payments arrangements are as follows:

	2024
Stock options	No. of options	Weighted-average exercise price
Options outstanding at January 1	36,107	65.196139
Options granted	500	170.118136
Options forfeited	(692)	201.972966
Options outstanding at June 30	35,915	64.016418
Options exercisable at June 30	31,338
	2025
Stock options	No. of options	Weighted-average exercise price
Options outstanding at January 1	39,271	83.679889
Options forfeited and expired	(17,946)	10.250245
Options outstanding at June 30	21,325	145.573914
Options exercisable at June 30	15,554
Restricted shares	2024 No. of restricted shares
Restricted shares granted but not yet vested at January 1	—
Restricted shares granted	231
Restricted shares granted but not yet vested at June 30	231

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

3.      Share-based payments (cont.)

Restricted shares	2025 No. of restricted shares
Restricted shares granted but not yet vested at January 1	636
Restricted shares granted	12,259
Restricted shares vested	(3,751)
Restricted shares granted but not yet vested at June 30	9,144

The weighted-average grant date fair value of Restricted shares granted during the years ended June 30, 2025 was $106.4 per share ($5.32 prior to 1 to 20 reverse share split). The value is measured at fair market price.

____________

*        The above figures have been retroactively adjusted to reflect the 1-for-20 reverse stock split completed on December 22, 2025. The figures prior to the reverse stock split are as follows.

	2024
Stock options	No. of options	Weighted-average exercise price
Options outstanding at January 1	721,399	3.259807
Options granted	9,950	8.505907
Options forfeited	(13,823)	10.098648
Options outstanding at June 30	717,526	3.200821
Options exercisable at June 30	660,628
	2025
Stock options	No. of options	Weighted-average exercise price
Options outstanding at January 1	784,520	4.183994
Options forfeited and expired	(358,847)	0.512512
Options outstanding at June 30	425,673	7.278696
Options exercisable at June 30	310,444
Restricted shares	2024 No. of restricted shares
Restricted shares granted but not yet vested at January 1	—
Restricted shares granted	4,608
Restricted shares granted but not yet vested at June 30	4,608
Restricted shares	2025 No. of restricted shares
Restricted shares granted but not yet vested at January 1	12,700
Restricted shares granted	245,050
Restricted shares vested	(74,967)
Restricted shares granted but not yet vested at June 30	182,783

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

3.      Share-based payments (cont.)

The weighted-average grant date fair value of Restricted shares granted during the years ended June 30, 2025 was $5.32 per share. The value is measured at fair market price.

c)      The following tables summarize information about the Company’s outstanding and exercisable options granted to employees as of June 30, 2025:

Exercise price (range)	Options outstanding as of June 30, 2025	Weighted average remaining contractual term (years)	Options exercisable as of June 30, 2025	Weighted average remaining contractual term (years)
3.575621	398	0.83	398	0.83
57.120609	1,472	1.77	1,472	1.77
88.501194	925	4.60	925	4.60
112.882436	2,674	5.20	2,674	5.20
134.323144	5,239	5.48	5,214	5.47
141.863902	2,962	6.97	2,578	6.85
180.345276	4,081	8.48	2,293	8.16
217.000232	3,574	9.39	—	—
	21,325	6.50	15,554	5.52

____________

*        The above figures have been retroactively adjusted to reflect the 1-for-20 reverse stock split completed on December 22, 2025.

The figures prior to the reverse stock split are as follows.

Exercise price (range)	Options outstanding as of June 30, 2025	Weighted average remaining contractual term (years)	Options exercisable as of June 30, 2025	Weighted average remaining contractual term (years)
0.178781	7,942	0.83	7,942	0.83
2.856030	29,387	1.77	29,387	1.77
4.425060	18,430	4.60	18,430	4.60
5.644122	53,455	5.20	53,455	5.20
6.716157	104,730	5.48	104,232	5.47
7.093195	59,102	6.97	51,395	6.85
9.017264	81,265	8.48	45,603	8.16
10.850012	71,362	9.39	0	—
	425,673	6.50	310,444	5.52

d)      Expenses incurred on share-based payments transactions related to employee stock options and restricted shares are shown below:

	Six months ended June 30,
	2024	2025
Share-based payments	$200,912	$818,500

4.      Revenue

	Six months ended June 30
	2024	2025
Revenue from contracts with customers	$20,605,425	$21,785,004

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

4.      Revenue (cont.)

a)      Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services over time and at a point in time in the following revenue sources:

Six months ended June 30, 2024	Digital studio	Media and branded content	Technology	Total
Revenue from external customer contracts:
TNL Group
Timing of revenue recognition
At a point in time	$—	$155,143	$—	$155,143
Over time	3,984,071	2,118,923	3,242,966	9,345,960
MG Group
Timing of revenue recognition
At a point in time	—	4,296,503	2,083,518	6,380,021
Over time	4,474,579	249,722	—	4,724,301
	$8,458,650	$6,820,291	$5,326,484	$20,605,425
Six months ended June 30, 2025	Digital studio	Media and branded content	Technology	Total
Revenue from external customer contracts:
TNL Group
Timing of revenue recognition
At a point in time	$—	$163,674	$—	$163,674
Over time	3,417,386	1,463,827	4,099,523	8,980,736
MG Group
Timing of revenue recognition
At a point in time	—	3,994,103	1,922,711	5,916,814
Over time	6,437,142	286,638	—	6,723,780
	$9,854,528	$5,908,242	$6,022,234	$21,785,004

____________

Note:       the segment information please refer to Note 11 for details.

b)      Contract balances

The breakdown of contract balances was as follows:

	December 31, 2024	June 30, 2025
Receivables arising from contracts with customers	8,241,352	4,961,621
Contract assets	3,980,380	1,626,222
Contract liabilities	578,219	831,975

____________

Note:       Contract assets relate to the Company’s rights to consideration for services for which it has fulfilled some or all of its performance obligations but not billed as of the end of the reporting period on contracts with customers. The contract assets are transferred to receivables when the rights become unconditional.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

4.      Revenue (cont.)

Contract liabilities are mainly advances received from customers and are transferred to revenue when the performance obligations under the contracts are satisfied.

The amount of $578,219 included in contract liabilities at 31 December 2024 has been recognised as revenue in the six months ended 30 June 2025. The amount of $831,975 included in contract liabilities at 30 June 2025 is expected to be recognized as revenue within the next 12 months.

5.      Other gains and losses

	Six months ended June 30
	2024	2025
Gain on disposal of property, plant and equipment, net	$39	$—
Gain (loss) on financial liabilities at fair value through profit or loss	(4,146)	1,469,151
Foreign exchange gains (losses)	(137,836)	117,842
Others	(655)	(7,993)
	$(142,598)	$1,579,000

6.      Changes in liabilities from financing activities

	2024
	Short-term borrowings	Financial liabilities at fair value through profit or loss	Long-term borrowings (including current portion)	Guarantee deposits (shown as other non-current liabilities)	Lease liabilities	Total liabilities from financing activities
January 1	$5,250,233	$60,664	$5,492,681	$131,607	$5,960,789	$16,895,974
Changes in cash flow from financing activities	(571,070)	1,475,471	617,233	565,008	(517,250)	1,569,392
Interest paid (Note 1)	—	—	—	—	(31,212)	(31,212)
Loss on valuation of financial liabilities at fair value through profit or loss	—	4,146	—	—	—	4,146
Changes in other non-cash items	(908,806)	—	908,806	—	258,661	258,661
Effects of foreign currency exchange	(422,174)	(2,281)	(332,459)	(27,358)	(683,157)	(1,467,429)
June 30	$3,348,183	$1,538,000	$6,686,261	$669,257	$4,987,831	$17,229,532

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

6.      Changes in liabilities from financing activities (cont.)

	2025
	Short-term borrowings	Financial liabilities at fair value through profit or loss	Long-term borrowings (including current portion)	Guarantee deposits (shown as other non-current liabilities)	Lease liabilities	Total liabilities from financing activities
January 1	$1,075,904	$9,300,087	$9,031,195	$250,869	$5,003,553	$24,661,608
Changes in cash flow from financing activities	1,439,300	(1,047,678)	(314,355)	214,700	(550,070)	(258,103)
Interest paid (Note 1)	—	—	—	—	(35,969)	(35,969)
Gain on valuation of financial liabilities at fair value through profit or loss	—	(1,469,151)	—	—	—	(1,469,151)
Convert into common stock	—	(1,453,100)	—	—	—	(1,453,100)
Changes in other non-cash items	—	—	—	—	35,969	35,969
Effects of foreign currency exchange	148,735	—	1,056,666	—	468,653	1,674,054
June 30	$2,663,939	$5,330,158	$9,773,506	$465,569	$4,922,136	$23,155,308

____________

Note 1:    presented in cashflows from operating activities.

7.      Related party transactions

a)      Names of related parties and relationship

Name	Relationship
Ad Hu Tung Co., Ltd. (“Ad Hu”)	Other related parties
AccuHit AI Technology Taiwan Co., Ltd. (“AccuHit”)	Shareholder
Yi Chuan-Lin	Shareholder
Tzu-Wei Chung	Chairman of the Company
Yu-Ling Yang	Key management
Hsiu Ling-Hsu	Key management

b)      Significant related party transactions

(a)     Service costs

	Six months ended June 30
	2024	2025
Ad Hu	$167,856	$134,854
AccuHit	5,542	339
	$173,398	$135,193

Service costs are negotiated with related parties based on agreed-upon agreement and the conditions and payment terms are the same as third parties.

(b)    Payables to related parties:

	December 31, 2024	June 30, 2025
Accounts payable:
Ad Hu	$576	$—
AccuHit	346	—
	$922	—

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

7.      Related party transactions (cont.)

The payables to related parties arise mainly from purchase of labor services and are due 1 to 2 months after the date of purchase. The payables bear no interest.

(c)     Guarantee

The Group’s key management personnel Tzu-Wei Chung jointly and separately provided guarantees for the Group’s short-term and long-term bank loans.

(d)    Loans from related parties

	December 31, 2024	June 30, 2025
Outstanding balance
Yi Chuan-Lin	$400,000	$400,000
Tzu-Wei Chung	304,971	511,945
Yu-Ling Yang	91,491	102,389
Hsiu Ling-Hsu	—	375,427
	$796,462	$1,389,761
Interest expense and other payables – interest payable
Yi Chuan-Lin	$42,193	$58,445
Tzu-Wei Chung	728	—
Yu-Ling Yang	1,887	2,112
	$44,808	$60,557
Other payables — related parties	$841,270	$1,450,318

The loans from related parties carry interest at 3.24%~8%. The term of the borrowings is within one year.

(e)     Key management personnel compensation

	Six months ended June 30
	2024	2025
Salaries and other short-term employee benefits	$461,419	$534,310
Post-employment benefits	4,474	4,823
	$465,893	$539,133

8.      Capital and reserves

a)      During the six-month period ended June 30, 2025, the Company granted restricted shares to its directors and employees. The restricted shares were measured at their respective grant dates, resulting in an increase in capital surplus of USD 1,303,700, with a corresponding amount recognized as unearned compensation presented as a deduction from equity. No common shares were issued at the grant dates.

b)      For the six months ended June 30, 2025, USD 170,263 of share-based compensation expense was recognized under the employee share option plan, with a corresponding increase in capital surplus.

c)      On May 11, 2025, the Company issued 27,934 (558,677 prior to 1 to 20 reverse share split) common shares as earn-out consideration in connection with the acquisition of Green Quest. As a result of the issuance, capital surplus increased by USD 123,107.

d)      During the six-month period ended June 30, 2025, the Company partially settled a senior convertible note issued to 3i by issuing 100,112 (2,002,222 prior to 1 to 20 reverse share split) common shares. As a result of the partial settlement, capital surplus increased by USD 1,329,737.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

8.      Capital and reserves (cont.)

e)      On January 23, 2025, the Company issued commitment shares as consideration for Tumim’s commitment, resulting in a reclassification from capital surplus to ordinary share capital of USD 12.

f)      During May 2025 through the reporting date, the Company issued 55,850 (1,117,000 prior to 1 to 20 reverse share split) common shares to Tumim Stone Capital, LLC pursuant to an equity line of credit arrangement. As a result of this transaction, capital surplus increased by USD 690,112.

9.      Loans and borrowings

The movement in the loans and borrowings balances during the reporting period was as follows.

	Currency	Nominal Interest rate	Year of maturity	Face value	Carrying amount
Balance at 1 January 2025					$10,107,099
New issues
Secured bank loan	NTD	2.945~7.220%	2026~2028	3,691,654	3,691,654
Secured bank loan	USD	14%	2026	1,200,000	1,200,000
Repayments
Secured bank loan	NTD	2.220%~7.220%	—	(3,368,249)	(3,368,249)
Secured bank loan	JPY	1.000%	—	(27,043)	(27,043)
Unsecured bank loan	NTD	3.500%~4.166%	—	(371,417)	(371,417)
Effects of foreign currency exchange					1,205,401
Balance at 30 June 2025					$12,437,445

____________

Note: As of June 30, 2025, among the guaranteed borrowings:

1.       USD 2,124,920 is secured by real estate.

2.       USD 2,217,819 is secured by redeposit of loan proceeds.

3.       USD 1,390,254 is secured by pledged time deposit certificates.

4.       USD 4,485,887 is guaranteed by the Credit Guarantee Fund (a public-interest foundation jointly funded by the Taiwan government and financial institutions).

5.       USD 285,441 is guaranteed by both the Credit Guarantee Fund and redeposit of loan proceeds.

6.       USD 145,519 are guaranteed by the Credit Guarantee Association (a Japanese governmental affiliate agency which supplements private companies with credit).

10.    Financial risk management and fair values of financial instruments

a)      Financial instruments

(a)     Financial instruments by category

	December 31, 2024	June 30, 2025
Financial assets
Financial assets at fair value through other comprehensive income
Designation of equity instruments	$148,925	$161,485
Financial assets at amortized cost
Cash and cash equivalents	3,646,756	1,614,272
Financial assets at amortized cost	591,457	968,611
Notes receivable	—	26,380
Accounts receivable	8,241,352	4,935,241
Other receivables	172,695	220,710
Refundable deposits	995,358	1,129,439
	$13,796,543	$9,056,138

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

	December 31, 2024	June 30, 2025
Financial liabilities
Financial liabilities at fair value through profit or loss
Financial liabilities designated as at fair value through profit or loss (including current portion)	$9,300,087	$5,330,158
Financial liabilities at amortized cost
Short-term borrowings	1,075,904	2,663,939
Financial liabilities at amortized cost	1,829,826	2,047,782
Notes payable	127,063	—
Accounts payable (including related parties)	4,898,806	3,268,584
Other payables (including related parties)	9,880,354	7,607,991
Long-term borrowings (including current portion)	9,031,195	9,773,506
Guarantee deposits	250,869	465,569
	$36,394,104	$31,157,529
Lease liabilities (including current portion)	$5,003,553	$4,922,136

(b)    Risk management policies

i)       The Group’s risk management objective is to manage the market risk, credit risk and liquidity risk related to its operating activities. The Group identifies, measures, and manages such risks by its policies and preferences.

ii)      Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

iii)    In order to minimize and manage financial risks, the Group’s overall risk management program focuses on analyzing, identifying, and evaluating financial risk factors that may potentially have adverse effects on the Group’s financial position, and provide feasible solutions to avoid those factors.

(c)     Significant financial risks and degrees of financial risks

i)       Market risk

The Group’s market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risks comprise foreign currency risk, interest rate risk, and other price risks.

In practice, the risk variable rarely changes individually, and the change of each risk variable is usually correlative. The following sensitivity analysis did not consider the interaction of each risk variable.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

Foreign exchange risk

1.      Group’s businesses involve some non-functional currency operations (the Groups’ functional currency: USD; the subsidiaries’ functional currencies: NTD, and JPY.). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected- by the exchange rate fluctuations is as follows:

	December 31, 2024
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
USD:NTD	$233,681	32.79	$233,681
JPY:NTD	200,039	0.2099	1,281
HKD:NTD	347	4.22	45
Financial liabilities
Monetary items
USD:NTD	$55,722	32.79	$55,722
USD:JPY	546,898	156.22	546,898
	June 30, 2025
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
USD:NTD	241,747	29.30	241,747
JPY:NTD	535,119	0.2034	3,715
HKD:NTD	347	3.732	44
Financial liabilities
Monetary items
USD:NTD	58,244	29.30	58,244
USD:JPY	873,117	144.05	873,117

2.      The total exchange gains (losses), including realized and unrealized gain (losses) arising from significant foreign exchange variations on monetary items held by the Group for the six months ended June 30, 2024 and 2025, amounted to ($137,836) and $117,842, respectively.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

3.      Analysis of foreign currency market risk arising from significant foreign exchange variations:

	Year ended December 31, 2024
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
USD:NTD	1%	$2,337	$—
JPY:NTD	1%	13	—
HKD:NTD	1%	—	—
Financial liabilities
Monetary items
USD:NTD	1%	$557	$—
USD:JPY	1%	5,469	—
	Six months ended June 30, 2025
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
USD:NTD	1%	$2,417	$—
JPY:NTD	1%	37	—
HKD:NTD	1%	—	—
Financial liabilities
Monetary items
USD:NTD	1%	$582	$—
USD:JPY	1%	8,731	—

Price risk

1.      The Group’s financial instruments, which are exposed to price risk, are the financial assets at fair value through other comprehensive income. To manage its price risk arising from investments in financial instruments, the Group diversifies its portfolio. Diversification of the portfolio is in accordance with the limits set by the Group.

2.      The Group invests in common shares, preferred shares, and stock acquisition rights issued by unlisted companies and the prices of equity securities would change due to change of the future value of investee companies. For the six months ended June 30, 2024 and 2025, it is estimated that the prices of equity securities increase or decrease by 1%, with all other variables held constant, would increase or decrease the Group’s profit before income tax by $307 and $8, respectively. For the six months ended June 30, 2024 and 2025, other components of equity would increase or decrease by $2,238 and $1,353, respectively, as a result of other comprehensive income classified as equity investment at fair value through other comprehensive income.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

Interest rate risk on cash flow and fair value

1.      Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s bank loans with floating interest rates. The Group manages its interest rate risk by having a balanced portfolio of fixed and variable rate loans. The Group reassesses the hedge management periodically to make sure it complies with the cost effectiveness.

2.      The sensitivity analysis depends on the exposure of interest rate risk at the end of the reporting period.

3.      Analysis of debt with floating interest rates is based on the assumption that the outstanding debt at the end of the reporting period is outstanding throughout the period. The degree of variation the Group used to report to internal management is increase or decrease of 1% in interest rates which is assessed as the reasonable degree of variation by the management.

4.      For the six months ended June 30, 2024 and 2025, it is estimated that a general increase or decrease of 1% in interest rates, with all other variables held constant, would decrease or increase the Group’s profit before income tax approximately by $125,822 and $124,374, respectively, mainly due to the Group’s floating rate on borrowings.

ii)      Credit risk

1.      Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss, mainly resulted from its operating activities (primarily notes and accounts receivable) and from its financing activities (primarily deposits with banks and financial instruments). The Group is exposed to credit risk arising from the carrying amount of the financial assets recognized in the consolidated statements of financial position.

2.      Each business unit performs ongoing credit evaluations of its debtors’ financial conditions according to the Group’s established policies, procedures and controls relating to customer credit risk management. The Group maintains an account for loss allowance based upon the available facts and circumstances, history of collection, forecast ability and write-off experiences of all trade and other receivables which consequently minimize the Group’s exposure to bad debts.

3.      The Group assumes that if the contract payments were past due over 90 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition; if past due over 270 days, a default has occurred.

4.      The following indicators are used to determine whether the credit impairment of debt instruments has occurred:

i)       It becomes probable that the issuer will enter bankruptcy or other financial reorganization due to their financial difficulties;

ii)      The disappearance of an active market for that financial asset because of financial difficulties;

iii)    Default or delinquency in interest or principal repayments;

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

5.      The Group categorized contract assets and accounts receivable by characteristics of credit risk and applied the simplified approach using loss rate methodology to estimate expected credit loss.

6.      The Group wrote-off the financial assets, which cannot be reasonably expected to be recovered, after initiating recourse procedures. However, the Group will continue executing the recourse procedures to secure their rights. On December 31, 2024 and June 30, 2025, the Group’s written-off financial assets that are still under recourse procedures amounted to $0 and $0, respectively.

7.      The Group referred to the forecastability of business monitoring indicators published by the National Development Council to adjust the loss rate which is based on historical and current information when assessing the future default possibility of accounts receivable. As of December 31, 2024 and June 30, 2025 the loss rate methodologies are as follows:

	December 31, 2024
	Contract assets	Accounts receivable
Expected loss rate	—	3.0%
Total carrying amount	$3,980,380	$8,241,352
Loss allowance	—	247,536
	June 30, 2025
	Contract assets	Accounts receivable
Expected loss rate	—	5.6%
Total carrying amount	$1,626,222	$4,935,241
Loss allowance	—	277,021

8.      Under the simplified approach, movements in relation to loss allowance for contract assets and accounts receivable are as follows:

	2024
	Contract assets	Accounts receivable
January 1	$—	$65,938
Impairment loss	—	67,291
Exchange difference	—	(4,627)
June 30	$—	$128,602
	2025
	Contract assets	Accounts receivable
January 1	$—	$247,536
Impairment loss	—	—
Exchange difference	—	29,485
June 30	$—	$277,021

9.      The loss amounts of contract assets allowance using simplified method were not significant, thus, the loss was not recognized as at December 31, 2024 and June 30, 2025.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

10.    The Group’s recorded financial assets at amortized cost include time deposits with contract period over 3 months, restricted bank deposits and other receivables. Because of the low credit risk, expected credit losses for the period are measured through a loss allowance at an amount equal to the 12-month expected credit losses. There is no significant provision for the losses.

iii)    Liquidity risk

1.      The Group manages and maintains adequate cash and cash equivalents to finance the Group’s operations and minimize the impact from cash flow fluctuations. The Group also monitors its debt financing arrangements under its loan agreements.

2.      The primary source of liquidity for the Group is from bank loans and issuance of convertible promissory notes.

3.      The contractual undiscounted cash flows of notes payable, accounts payable and other payables due within one year and is equivalent to its carrying amount. Except for the aforementioned, the table below summarizes the maturity profile of the Group’s non-derivative financial liabilities based on the earliest repayment dates and contractual undiscounted payments, including principal and interest. The Group does not consider the probability of early repayments requested by the banks.

	December 31, 2024
	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total
Non-derivative financial liabilities
Short-term borrowings	$1,075,904	$—	$—	$—	$1,075,904
Long-term borrowings	4,400,252	3,238,512	440,561	1,607,055	9,686,380
Lease liabilities	955,124	1,250,681	1,242,693	1,812,926	5,261,424
Guarantee deposits	250,869	—	—	—	250,869
Financial liabilities at amortized cost	27,438	1,017,978	866,718	—	1,912,134
	$6,709,587	$5,507,171	$2,549,972	$3,419,981	$18,186,711
	June 30, 2025
	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total
Non-derivative financial liabilities
Short-term borrowings	$2,663,939	$—	$—	$—	$2,663,939
Long-term borrowings	5,227,191	3,086,340	454,723	1,692,696	10,460,950
Lease liabilities	831,319	679,255	2,021,523	1,629,170	5,161,267
Guarantee deposits	465,569	—	—	—	465,569
Financial liabilities at amortized cost	303,255	1,131,129	690,288	—	2,124,672
	$9,491,273	$4,896,724	$3,166,534	$3,321,866	$20,876,397

The difference between the floating interest rates and estimated interest rates will affect the non-derivative financial liabilities stated above.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

b)      Fair value information

(a)     The different levels of inputs used in valuation techniques to measure fair value of financial and non-financial instruments are defined as follows:

Level 1:

Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date. An active market is a market in which trading for the asset or liability takes place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Inputs other than quoted prices from Level 1 that are observable information for the asset or liability, either directly or indirectly.
Level 3:	Unobservable inputs for the asset or liability. The fair value of the Group’s investment in equity investment without active market is included in Level 3.

(b)    The related information of financial and non-financial instruments measured at fair value by level based on the nature, characteristics and risks of the assets and liabilities are as follows:

i)       The related information of natures of the assets and liabilities are as follows:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Recurring fair value measurements
Financial assets at fair value through other comprehensive income
– Unlisted common stocks	$—	$6,401	$108,774	$115,175
– Unlisted preferred stocks	—	—	33,750	33,750
	$—	$6,401	$142,524	$148,925
Liabilities:
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
– Warrants	$(824,797)	$—	$—	$(824,797)
– Contingent considerations	—	(1,374,290)	—	(1,374,290)
– Convertible promissory note	—	—	(7,101,000)	(7,101,000)
	$(824,797)	$(1,374,290)	$(7,101,000)	$(9,300,087)
	June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Recurring fair value measurements
Financial assets at fair value through other comprehensive income
– Unlisted common stocks	$—	$6,942	$117,964	$124,906
– Unlisted preferred stocks	—	—	36,579	36,579
	$—	$6,942	$154,543	$161,485

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

	June 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
– Warrants	$(185,158)	$—	$—	$(185,158)
– Contingent considerations	—	—	—	—
– Convertible promissory note	—	—	(5,145,000)	(5,145,000)
	$(185,158)	$—	$(5,145,000)	$(5,330,158)

ii)      The methods and assumptions the Group used to measure fair value are as follows:

1.      The fair value of the contingent consideration for a business combination is estimated using the discounted cash flow method. The main assumption is the discounted present value estimated by the risk-adjusted discount rate.

2.      The fair value of the Group’s derivative instruments is measured by using valuation techniques including the discounted cash flow method and the binomial model calculated by applying market information available at the consolidated statement of financial position date.

3.      The Group’s financial instruments issued by foreign companies are measured by the market method, income method and cost method (Volatility, Discount for lack of marketability, Weighted average cost of capital).

4.      Fair value of the Company’s warrant liabilities categorized within level 1 are based on the market quotation price.

5.      The Group takes into account adjustments for credit risks to measure the fair value of financial and non-financial instruments to reflect credit risk of the counterparty and the Group’s credit quality.

iii)    The following table shows the movements of Level 3 for the six months ended June 30, 2024 and 2025:

	2024
	Debt instruments	Compound instruments	Equity instruments	Derivative instrument	Total
January 1	$(60,664)	$—	$109,630	$40,071	$89,037
Gains or losses recognized in profit or loss
Recorded as non-operating expenses	(4,146)	—	—	—	(4,146)
Issued convertible promissory note	(1,475,471)	—	—	—	(1,475,471)
Effect of exchange rate changes	2,281	—	(13,250)	(4,855)	(15,824)
June 30	$(1,538,000)	$—	$96,380	$35,216	$(1,406,404)

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

	2025
	Hybrid instruments	Equity instruments	Total
January 1	$(7,101,000)	$142,524	$(6,958,476)
Gains or losses recognized in profit or loss
Recorded as non-operating expenses	(421,615)	—	(421,615)
Issued convertible promissory note	(50,000)	—	(50,000)
Converted into ordinary stock	1,329,937	—	1,329,937
Settled in the period	1,097,678	—	1,097,678
Effect of exchange rate changes	—	12,019	12,019
June 30	$(5,145,000)	$154,543	$(4,990,457)

(c)     The Group performs the fair value measurements being categorized within Level 3 with assistance from specialist. Such assessment is to ensure the valuation results are reasonable by applying independent information to make results close to current market conditions, confirming the resource of information is independent, reliable and in line with other resources and represented as the exercisable price, and frequently calibrating valuation model, updating inputs used to the valuation model and making any other necessary adjustments to the fair value.

(d)    The following is the qualitative information and sensitivity analysis of changes in significant unobservable inputs under valuation model used in Level 3 fair value measurement:

	Fair value as of December 31, 2024	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Non-derivative equity instrument:
Unlisted common stocks	108,774	Market method	Volatility	39%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	32% – 39%	The higher the discount rate for lack of marketability, the lower the fair value
Unlisted Preferred stocks	3,845	Cost method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	26%	The higher the discount rate for lack of marketability, the lower the fair value
	29,905	Market method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	12% – 24%	The higher the discount rate for lack of marketability, the lower the fair value

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

	Fair value as of December 31, 2024	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Hybrid instrument:
Senior Secured Convertible Note	4,271,000	Convertible bond evaluation model	Discount rate	Conversion and redemption rights: 2.3%~6.3% Ordinary bonds: 9.0%~14.0%	The higher the discount rate, the lower the fair value
Promissory Note	2,830,000	Non-tradable shares valuation model	Volatility	60%	The higher the volatility, the lower the fair value
	Fair value as of June 30, 2025	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Non-derivative equity instrument:
Unlisted common stocks	117,964	Market method	Volatility	39%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	32% – 39%	The higher the discount rate for lack of marketability, the lower the fair value
Unlisted Preferred stocks	4,148	Cost method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	26%	The higher the discount rate for lack of marketability, the lower the fair value
	32,431	Market method, Income method	Volatility	35%	The higher the volatility, the lower the fair value
			Discount for lack of marketability	12% – 24%	The higher the discount rate for lack of marketability, the lower the fair value
Hybrid instrument:
Senior Secured Convertible Note	2,265,000	Convertible bond evaluation model	Discount rate	Conversion and redemption rights: 2.3%~6.3% Ordinary bonds: 9.0%~14.0%	The higher the discount rate, the lower the fair value
Promissory Note	2,880,000	Non-tradable shares valuation model	Volatility	60%	The higher the volatility, the lower the fair value

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

10.    Financial risk management and fair values of financial instruments (cont.)

a.      The Group has carefully assessed the valuation models and assumptions used to measure fair value. However, use of different valuation models or assumptions may result in different measurement. The following is the effect of profit or loss or of other comprehensive income from financial assets and liabilities categorized within Level 3 if the inputs used to valuation models have changed:

			December 31, 2024
			Recognized in profit or loss		Recognized in other comprehensive income
	Input	Change	Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial assets:
Unlisted common stocks	Volatility	±1%	$—	$—	$31	$28
	Discount for lack of marketability	±1%	—	—	782	782
Unlisted Preferred stocks	Volatility	±1%	—	—	112	115
	Discount for lack of marketability	±1%	—	—	403	403
			$—	$—	$1,328	$1,328
Financial liabilities:
Convertible promissory note	Discount rate	±1%	$25	$13	$—	$—
			$25	$13	$—	$—
			June 30, 2025
			Recognized in profit or loss		Recognized in other comprehensive income
	Input	Change	Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial assets:
Unlisted common stocks	Volatility	±1%	$—	$—	$31	$29
	Discount for lack of marketability	±1%	—	—	799	799
Unlisted Preferred stocks	Volatility	±1%	—	—	115	117
	Discount for lack of marketability	±1%	—	—	411	404
			$—	$—	$1,356	$1,349
Financial liabilities:
Convertible promissory note	Discount rate	±1%	$13	$3	$—	$—
			$13	$3	$—	$—

11.    Segment information

a)      General information

The Group is primarily engaged in digital advertising, integrated marketing, marketing survey, artificial intelligence technology, data analysis, content service platform and production of audio-visual programs.

b)      Measurement of segment information

The Group’s reportable segments are strategic business units which provide different products and services. The accounting policies adopted by the operating segments are the same as the accounting policies.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

11.    Segment information (cont.)

c)      Information about segment profit or loss

The segment information provided to the chief operating decision maker for the reportable segments is as follows:

	Six months ended June 30, 2024
	TNL Group (Note 1)	MG Group (Note 2)	Total
Revenue
External customers	$9,501,103	$11,104,322	$20,605,425
Inter-segment	—	—	—
Total revenue	$9,501,103	$11,104,322	$20,605,425
Operating profit (loss)	$(5,796,003)	$222,383	$(5,573,620)
Depreciation and Amortization	$(799,683)	$(809,383)	$(1,609,066)
Interest income	$8,771	$759	$9,530
Interest expense	$(132,719)	$(48,812)	$(181,531)
Purchase of property, plant and equipment	$39,388	$1,523	$40,911
Segment asset	$48,785,749	$62,244,032	$111,029,781
	Six months ended June 30, 2025
	TNL Group (Note 3)	MG Group (Note 2)	Total
Revenue
External customers	$9,144,410	$12,642,889	$21,787,299
Inter-segment	—	(2,295)	(2,295)
Total revenue	$9,144,410	$12,640,594	$21,785,004
Operating profit (loss)	$(2,213,969)	$(877,719)	$(3,091,688)
Depreciation and Amortization	$(770,148)	$(856,147)	$(1,626,295)
Interest income	$8,488	$1,123	$9,611
Interest expense	$(252,457)	$(33,346)	$(285,803)
Purchase of property, plant and equipment	$15,364	$19,459	$34,823
Segment asset	$46,990,615	$38,475,359	$85,465,974

____________

Note 1:    TNL Group includes The News Lens Co., Ltd and all its subsidiaries, Inside Co., Ltd, The News Lens Hong Kong Ltd. and TNL MG.

Note 2:    The Company acquired 100% of MG Group (including TNL Mediagene Japan Inc., Mediagene Inc. and INFOBAHN Inc.)

Note 3:    TNL Group includes The News Lens Co., Ltd and all its subsidiaries, Inside Co., Ltd, The News Lens Hong Kong Ltd., Green Quest holding Inc., Dragon Marketing Inc. and Bule Ocean Acquisition Corp.

Note 4:    From the fiscal year ended June 2025, as the scope of management services provided by TNL MG has been expanded to include the MG Group, TNL MG has been excluded from the TNL Group from that fiscal year, and the accounting treatment has been changed to adjust the related costs as other corporate expenses.

TNL MEDIAGENE AND SUBSIDIARIES Notes to the Unaudited Condensed Consolidated Interim Financial Statements

11.    Segment information (cont.)

d)      Reconciliation of reportable segment operating loss

	Six months ended June 30
	2024	2025
Total operating loss for reportable segments	($5,573,620)	($3,091,688)
Other corporate expenses (Note 4)	—	2,547,584
Consolidated operating loss	($5,573,620)	($5,639,272)

12.    Subsequent event

a)      Settlement of Convertible Bonds

Subsequent to the reporting period, a portion of the Company’s outstanding convertible bonds were settled through a combination of cash repayments and conversion into common shares.

During the subsequent event period, $437,795 of the convertible bonds was repaid in cash. Separately, the Company issued 399,999 (7,999,996 prior to 1 to 20 reverse stock split) common shares in satisfaction of $2,577,939 of convertible indebtedness.

b)      Issuance of Restricted Shares for Services

Subsequent to period end, the Company issued 17,662 (353,232 prior to 1 to 20 reverse stock split) restricted shares to non-employee service providers as consideration for services. In addition, the Board of Directors approved the allocation of 500,000 common shares to Computershare Inc. as consideration for services.

c)      Issuance of Common Shares under the Equity Line of Credit

Subsequent to period end, the Company has received gross proceeds of $1,919,058 for the issuance of 338,198 (6,763,952 prior to 1 to 20 reverse stock split) common shares in relation to the Equity Line of Credit.

d)      Issuance of Common Shares under the PIPE

Subsequent to the reporting period, the Company entered into PIPE agreements with several investors and completed equity financing transactions, resulting in gross proceeds of $2,155,630. In connection with the PIPE transactions, the Company issued 300,354 (6,007,052 prior to 1 to 20 reverse share split) common shares.

e)      Issuance of Senior Convertible Note

On December 8, 2025, the Company amended its existing Note Securities Purchase Agreement and pursuant to such amendment, issued a senior convertible note with a principal amount of $1,666,667, reflecting gross proceeds of $1,500,000 after a 10% original issue discount. In connection with the amendment, the Company also issued 1,401,880 warrants, each exercisable for one ordinary share at an exercise price of $0.3378 per share and expiring on December 8, 2030. Following the 1-for-20 reverse share split effected on December 22, 2025, the warrants were adjusted to 145,844 warrants with a corresponding exercise price of $3.2470 per share.

13.    Accounting standards issued but not yet effective

A number of new accounting standards and amendments to accounting standards are effective for annual reporting periods beginning after January 1, 2025 and earlier application is permitted. However, the Group has not early adopted any of the forthcoming new or amended accounting standards in preparing these unaudited condensed consolidated interim financial statements.